As filed with the Securities and Exchange Commission on December 31,2009

Registration Statement No. ______
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

CHANGDA INTERNATIONAL HOLDINGS, INC.
(Exact Name of Registrant in Its Charter)

Nevada	2870	98-0521484
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

10th Floor Chenhong Building
No. 301East Dong Feng Street
Weifang, Peoples Republic of China
Telephone: +86-536 8513228

 (Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Laughlin Associates, Inc.
2533 N. Carson Street
Carson City, Nevada  89706
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Richard A. Friedman, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway
New York, New York 10006
Tel: (212) 930-9700
Fax: (212) 930-9725

Approximate date of commencement of proposed sale to the public: from time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. 

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. 

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. 

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. 

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer 	Accelerated filer 	Non-accelerated filer 	Smaller reporting company 
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of
Securities to be Registered

	Proposed Maximum	Amount of
	Aggregate	Registration
	Offering Price(1)	Fee
Units, each consisting of one share of Common Stock, $.001 par value, and one Class A Warrant	$20,700,000	$1,475.91
Shares of Common Stock included as part of the Units	—	—	(2)
Class A Warrants included as part of the Units	—	—	(2)
Shares of Common Stock underlying the Class A Warrants included in the Units(3)	$10,350,000	$737.96
Total		$2,213.87

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) of the Securities Act of 1933, as amended.
(2)	No fee pursuant to Rule 457(g) of the Securities Act of 1933, as amended
(3)
Pursuant to Rule 416, there are also being registered such additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions as a result of the anti-dilution provisions contained in the Class A Warrants.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

This information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 31, 2009
PRELIMINARY PROSPECTUS

$

CHANGDA INTERNATIONAL HOLDINGS, INC.

[_____] Units

We are selling [_____] units, each unit consisting of one share of our common stock and one Class A warrant. Each Class A warrant entitles the holder to purchase one-half a share of our common stock at a price of $[_____], and will expire on [_____], 2015. The Class A warrants will be exercisable [_____] days after issuance.

There is presently no public market for our units or Class A warrants, and no market for the units will exist. Our common stock is currently quoted on the Over-the-Counter Bulletin Board under the symbol "CIHD.OB." On December 30, 2009, the last reported market price of our common stock on the Over-the-Counter Bulletin Board was $3.41.  We have applied to list our common shares on the NYSE Amex.  We cannot assure you, however, that our securities will be listed on the NYSE Amex on or before the date of this prospectus.

These are speculative securities. Investing in our securities involves significant risks. You should purchase these securities only if you can afford a complete loss of your investment. See “Risk Factors” beginning on page 7.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

		Underwriting	Proceeds to
	Price to	Discounts and	Converted
	Public	Commissions(1)	Organics

Per Unit	$	$	$
Total	$	$	$

(1)	This amount does not include a non-accountable expense allowance in the amount of __% of the gross proceeds, or $ ($ per unit) payable to _______________.

Delivery of the units will be made on or about          , 2010. We have granted the underwriters a __-day option to purchase up to [_____] additional units solely to cover over-allotments, if any.

In connection with this offering, we may also agree to sell to [_____] an option to purchase up to [_____] % of the units sold for $100. If the underwriter exercises this option, each unit may be purchased for $      per unit (     % of the price of the units sold in the offering).

The date of this prospectus is          , 2010

TABLE OF CONTENTS

Prospectus Summary	5
Risk Factors	9
Special Note Regarding Forward Looking Statement	21
Use of Proceeds	21
Determination of Offering Price	21
Capitalization	23
Dilution	23
Underwriting and Plan of Distribution	51
Business	33
Description of Property	44
Legal Proceedings	44
Market for Common Equity and Related Stockholder Matters	22
Management’s Discussion and Analysis of Financial Condition and Results of Operations	25
Changes in and Disagreements with Accountants on Accounting and Financial Disclosure	32
Quantitative and Qualitative Disclosures About Market Risk	48
Management	45
Executive Compensation	47
Security Ownership of Certain Beneficial Owners and Management	48
Transactions with Related Persons, Promoters and Certain Control Persons	50
Legal Matters	54
Experts	54
Disclosure of Commission Position of Indemnification for Securities Act Liabilities	54
Index to Financial Statements	F-1

You should rely only on the information contained or incorporated by reference to this prospectus in deciding whether to purchase our common stock. We have not authorized anyone to provide you with information different from that contained or incorporated by reference to this prospectus. Under no circumstances should the delivery to you of this prospectus or any sale made pursuant to this prospectus create any implication that the information contained in this prospectus is correct as of any time after the date of this prospectus. To the extent that any facts or events arising after the date of this prospectus, individually or in the aggregate, represent a fundamental change in the information presented in this prospectus, this prospectus will be updated to the extent required by law.

We obtained statistical data, market data and other industry data and forecasts used throughout this prospectus from market research, publicly available information and industry publications. Industry publications generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy and completeness of the information. Nevertheless, we are responsible for the accuracy and completeness of the historical information presented in this prospectus, as of the date of the prospectus.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. It does not contain all of the information that you should consider before investing in our securities. You should read the entire prospectus carefully, including the section entitled “Risk Factors” and our consolidated financial statements and the related notes. In this prospectus, we refer to Changda International Holdings, Inc. as “we” “our” or “Changda” which includes our wholly owned subsidiary, Changda International Ltd., which conducts its operations through its wholly owned subsidiaries, Weifang Changda Fertilizer Co., Ltd and Weifang Changda Chemical Col, Ltd., in the People’s Republic of China.

Corporate History

We produce chemical and microbial organic-inorganic compound fertilizers. Our chemical fertilizer products are classified into three types, namely complex fertilizers, compound fertilizers and slow- release compound fertilizers with more than 10 product lines sold under the “CHANGDA” and “FENGTAI WOSIDA” brands.

Compound fertilizer products are produced by initiating chemical reactions between the three key nitrogen, phosphorous and potassium nutrients during the production process; each granule contains a combination of these nutrients so as to provide balanced distribution capabilities.

Our principal compound fertilizers are sulfur-based compound fertilizer, ammoniated sulfur-based compound fertilizer and chloric-based compound fertilizer.

Slow-release compound fertilizer products allow the fertilizer nutrients to be released progressively, enabling plants to absorb most of the nutrients and enhance yield rate. Slow-release compound fertilizers are also more convenient, as they require less frequent applications. We have modified and developed controlled-release (which is a subset of slow-release) fertilizers.

Our microbial organic-inorganic compound fertilizer is a new type of fertilizer. In general, it helps plants to secure nitrogen from the air and to dissolve useful minerals such as phosphorus and potassium from soil thus facilitating absorption of these useful minerals by plants and enhancing their stress resistance. The organic and inorganic elements enhance soil fertility and crop yield respectively.

In recent years, with the increase in health awareness among consumers in the PRC, the production and sale in the PRC of green food and organic food products, or food products using organic fertilizers, has increased significantly.

We were incorporated on January 25, 2007, in the state of Nevada under the name Promodoeswork.com, Inc.   We subsequently changed our name to Changda International Holdings, Inc.  We have never declared bankruptcy, we have never been in receivership, and we have never been involved in any legal action or proceedings.

 On January 15, 2009, Darryl Mills, our major shareholder and affiliate consummated an Affiliate Stock Purchase Agreement with Allhomely International, Limited. Pursuant to such agreement, Allhomely International Limited acquired a total 2,000,000 restricted shares (pre-reverse split) of our common stock.   Also on January 15, 2009, John Spencer, Derrick Waldman, and Louis Waldman, shareholders and affiliates of the Company, consummated a Restricted Stock Purchase Agreement with Allhomely International Limited.  Pursuant to such agreement,  Allhomely International Limited acquired a total 2,200,000 restricted shares (pre-reverse split) of our common stock.  As the result, ,Allhomely International Limited acquired a total 4,200,000 shares (pre-reverse split)  of our common stock, resulting in a change of control.

Immediately prior to the closing of this transaction, Louis Waldman served as our President, and Derrick Waldman served as the our Secretary and Treasurer.   Immediately following the closing of the transaction Mr. Jan Pannemann was nominated and elected by the Board of Directors as our sole officer, to act as President and Chief Executive Officer and to serve until his successors shall be elected and qualified until the earlier of  death, resignation or removal in the manner provided for in our by-laws.

Also following the closing of the transaction Mr. Jan Pannemann was appointed as our sole Director to serve until his successors shall be elected and qualified on the earlier of death, resignation or removal in the manner provided for in the Company’s by-laws. Following the election and appointment of Mr. Jan Pannemann as officer and Director, Louis Waldman, Derrick Waldman, and John Spencer tendered their resignations as our officers and directors.

On February 13, 2009, we entered into a Share Exchange Agreement under which we issued Forty Seven Million Seven Hundred Twenty Nine Thousand Nine Hundred Sixty Four (47,729,964) shares of our common stock (pre-reverse split),  to the shareholders of  Changda International Limited in exchange for 100% of the issued and outstanding capital stock of Changda International Limited.  As a result of the Share Exchange Agreement Changda International Limited became our wholly-owned subsidiary.  As of the date of the Share Exchange Agreement, Changda International Limited held, directly or indirectly, the entire equity interest in Changda Chemical,   Shandong Fengtai,  Changda Fertilizer and Changda Heze.

Following our acquisition of Changda International Ltd., as set forth in the following diagram, Changda International Ltd. became our direct wholly-owned subsidiary and Changda International, directly or indirectly, holds the entire equity interest in Changda Fertilizer, Changda Chemical, Shandong Fengtai and Changda Heze.

Corporate Overview

Our current corporate structure is set forth below:

Organizational History of Changda International Limited

On December 1, 2000, Changda Chemical was formed, which is engaged in the production and sale of a snow melting agent. In view of the continuing expansion in the agricultural sector and supportive government policies, Changda Fertilizer was formed on April 24, 2003, which is engaged in the production and sale of various fertilizers, including chemical, organic and compound fertilizers. In March 2007, Changda Chemical began to set up production lines for thiophene and fire retardant agents, which were completed and put into production in September 2007 and July 2008 respectively. Changda Heze was established on September 3, 2007 to take advantage of the continued growth in demand for microbial organic-inorganic compound fertilizers and slow-release fertilizers. All of our current production lines of are located in Shandong Province, Peoples Republic of China, or PRC. Shandong Fengtai was established on May 17, 2004, jointly owned by Changda Fertilizer (75 percent) and Seiwa Fertilizer Co. Ltd , or Seiwa, a Japanese company (25 percent), to develop export sales to Japan. On June 13, 2008, we entered into an agreement with Seiwa whereby we acquired the remaining twenty-five percent interest in Shangdong Fengtai from Seiwa for a cash consideration of US$130,500.

Changda International Limited was incorporated on April 2, 2007 in the Republic of Marshall Islands as the holding company of our operating subsidiaries.  Changda International Limited holds, directly or indirectly, the entire equity interest in Changda Fertilizer, Changda Chemical, Shandong Fengtai and Changda Heze.

Our principal business office is located at 10th Floor, Chenhong Building, No. 301East Dong Feng Street, Weifang, Peoples Republic of China and our telephone number is +86 536 851 3228. Our website address is http://changdastock.com . Information contained on our website or any other website does not constitute part of this prospectus.

THE OFFERING

Securities Offered
[______] units, at $      per unit (plus [______] additional units if the representative of the underwriters exercise the over-allotment option), each unit consisting of
• One share of common stock; and
• One Class A warrant

Each Class A warrant is exercisable for one-half a share of common stock.  The Class A warrants will be exercisable __ days after issuance. The Class A warrants will expire at 5:00 p.m., New York City time, on ________, 2015.

Number of shares outstanding on the date of effectiveness of this registration statement	______ shares (1)

Number of shares outstanding on the date after the unitsoffered and registered are sold	______ shares (1)

Use of Proceeds	We intend to use the net proceeds of this offering for working capital, general corporate purposes and investments in production facilities and equipment.

OTC Bulletin Board symbol for Our Common Stock	CIHD.OB

Risk Factors
The securities offered by this prospectus are speculative and involve a high degree of risk and investors purchasing securities should not purchase the securities unless they can afford the loss of their entire investment. See “Risk Factors” beginning on page ___.

(1)	The number of shares of our common stock to be outstanding after this offering is based on the number of shares outstanding as of _____, 2009.

SUMMARY FINANCIAL INFORMATION

The following tables set forth our summary statement of operations data for the fiscal years ended December 31, 2008 and 2007, for the nine months ended September 30, 2009 and 2008, and our summary balance sheet as of September 30, 2009. Our statement of operations data for the fiscal years ended December 31, 2008 and 2007 were derived from our audited consolidated financial statements of Changda International Limited, our wholly-owned subsidiary, included elsewhere in this prospectus. Our statement of operations data for the nine months ended September 30, 2009 and 2008 and our balance sheet data as of September 30, 2009 were derived from our unaudited interim condensed consolidated financial statements included elsewhere in this prospectus. In the opinion of management the unaudited interim condensed consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and include all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of our operating results and financial position for those periods and as of such dates. The results for any interim period are not necessarily indicative of the results that may be expected for a full year.

The results indicated below and elsewhere in this prospectus are not necessarily indicative of our future performance. You should read this information together with “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our consolidated financial statements and related notes and our unaudited condensed consolidated financial statements and related notes included elsewhere in this prospectus.

	Changda International Holdings Inc. Nine Months Ended September 30,		Changda International Limited Fiscal Year Ended December 31,
	2009	2008	2008	2007
Statements of Operations Data	(Unaudited) US$’000		US$’000
Revenue	$51,978	$53,732	$80,958	$38,245
Cost of Sales	43,581	45,632	67,907	31,417
Gross Profit	8,397	8,100	13,051	6,828
Operating Expenses	3,811	3,225	6,122	3,034
Operating Income	4,586	4,875	6,929	3,794
Income before Income Taxes	4,415	4,601	6,576	3,753
Income Taxes	940	669	931	-
Net Income (Loss)	$3,475	$3,932	$5,645	$3,753
Other Comprehensive Income	50	784	1,025	285
Total Comprehensive Income	3,525	4,716	6,670	4,038
Earnings Per Common Share Data
Basic and Diluted	$0.0619	$0.0734
Weighted Average Number of Common Shares Outstanding	56,096,059	53,599,965

	Changda International Holdings, Inc. September 30, 2009 (Unaudited) US$’000	Changda International Limited December 31, 2008 US$’000
Balance Sheet Information:
Working capital	$8,553	$6,890
Total assets	39,532	35,114
Total liabilities	14,585	13,912
Retained earnings	15,602	12,573
Stockholders’ equity	24,947	21,202

RISK FACTORS

You should carefully consider the risks described below together with all of the other information included in this prospectus before making an investment decision with regard to our securities. The statements contained in or incorporated into this offering that are not historic facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. If any of the following risks actually occurs, our business, financial condition or results of operations could be harmed. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Associated with Our Business

RISKS RELATING TO OUR BUSINESS OPERATIONS

We are a newly formed company with no operating history and therefore investors are not able to assess our  prospects on the basis of past results

Although as a group, we have a history going back to 2000, Changda International Holdings, Inc. was incorporated on January 25, 2007 and has no significant trading, operating or financial history. It may be difficult, therefore, to evaluate our current or future prospects. In addition, new products such as microbial fertilizer and thiophene which were launched in 2007 cannot be construed as an indication of the future performance. We will also launch new types of fertilizer after completion of the new production plant in Heze, Shandong Province. Certain business segments are in an initial stage of operation, and may therefore incur additional business risk.

We rely on China Post Logistics to secure new distributors.
,
For each of the three years ended December 31, 2006, 2007 and 2008 , sales via China Post and its branch offices accounted for approximately 51 percent, 61 percent 70 percent, respectively, of our total turnover. For the nine months ended September 30, 2009, sales via China Post and its branch offices accounted for approximately 69% of our total turnover.  If there is any disruption in our business relationship with China Post and we fail to secure new distributors with a similar sales network in the PRC, our operation and profitability may be adversely affected.

We are dependent upon key personnel and the loss of key personnel, or the inability to hire or retain qualified personnel, could have an adverse effect on our business and operations

Our performance is to a significant extent dependent upon the continuing services and performance of key management personnel and in particular the co-founders, two of whom are also Executive Directors. Our future success will depend, in part, on our ability to attract and retain highly qualified management and technical personnel. There can be no assurance that we will be successful in hiring or retaining qualified personnel. The loss of key personnel, or the inability to hire or retain qualified personnel, could have an adverse effect on our business and operations.

We are subject to PRC laws allowing a required maximum of 30 days’ notice of termination by key management

Under the laws of the PRC, no employee can be required to give longer than 30 days’ notice of the termination of their employment. Although the key management personnel in the PRC have been hired on employment contracts with an initial fixed term of 3 to 5 years, there is a risk that any of the key management personnel could cease employment on 30 days’ notice at any time.

There is a risk of infringement of our intellectual property rights in the PRC

All our fertilizer and chemical products are sold under the “CHANGDA” and “FENGTAI WOSIDA” trademarks which are registered as trademarks in the PRC. In addition, two patent applications have been granted and eight patent applications are still pending. There can be no assurance that the existing legal protection in the PRC will effectively prevent unauthorized use of our “CHANGDA” and “FENGTAI WOSIDA” trademarks or the misappropriation by third parties of the technology associated with our applied/registered patents.

Policing unauthorized use of our trademarks and the proprietary technology may be difficult, costly and ineffective, and there can be no assurance that any steps taken by us will effectively prevent any such misappropriation or infringement from occurring. Unauthorized use of our trademarks and patented technology could adversely affect our performance and business reputation. Failure to renew our trademarks could also adversely affect our performance and business reputation.

In relation to the eight patent applications which are still pending, should we fail in our application for securing such patents, we may not be able to prevent the unauthorized use of our technology and methods as set out in the applications. In this event, unauthorized use of our production methods and technologies could adversely affect our performance.

We may be subject to claims of infringement of third-party intellectual property rights

From time to time, third parties may assert against us alleged patent, copyright, trademark, knowhow, or other intellectual property rights to technologies that are important to our business. In particular, we may be subject to intellectual property infringement claims relating to micro-organic compound fertilizers from a Mr. Jiu Shun Chen. Mr. Chen and one of the Co-founders, Mr. Qing Ran Zhu, who were co-applicants in relation to three patent applications relating to micro-organic compound fertilizers, but those patent applications, were rejected by the China Patent Office. Changda Fertilizer used the underlying technology as set out in the patent applications in manufacturing its products in 2006 and 2007, and the sales of those products made up a significant portion of Changda Fertilizer’s revenues in 2006 and 2007; however, the products related to the patents in question are no longer in production by us and are not anticipated to be produced by us in the future.

Any claims that our products or processes, whether in relation to the specific circumstances set out above or otherwise, infringe the intellectual property rights of others, regardless of the merit or resolution of such claims, could cause us to incur significant costs in responding to, defending, and resolving such claims, and may divert the efforts and attention of our management and technical personnel away from the business. As a result of such intellectual property infringement claims, we could be required or otherwise decide it is appropriate to pay third-party infringement claims; discontinue manufacturing, using, or selling particular products subject to infringement claims; discontinue using the technology or processes subject to infringement claims; develop other technology not subject to infringement claims, which could be time-consuming and costly or may not be possible; and/or license technology from the third-party claiming infringement, which license may not be available on commercially reasonable terms.

The occurrence of any of the foregoing could result in unexpected expenses or require us to recognize an impairment of our assets, which would reduce the value of the assets and increase expenses. In addition, if we alter or discontinue the production of affected items, our revenue could be negatively impacted.

We may fail to obtain statutory permits/certificates/approvals or to renew existing statutory permits/ certificates/ approvals

(a)	Fertilizer related permits and certificates

Industrial production permits and fertilizer registration certificates are statutory requirements for the production and/or distribution of certain fertilizers in the PRC. As at the date of this document, these permits and certificates in relation to all of our fertilizer products have been obtained. Failure to renew these industrial production permits and/or fertilizer registration certifications upon their respective expiry dates could adversely affect our operations.

(b)	Real estate approvals

We have not obtained formal title certificates to some of the properties we occupy and one landlord lacks the legal right to lease properties to us, which may materially and adversely affect our right to use such properties.

Changda Heze is constructing fertilizer manufacturing facilities on a parcel of land with an area of approximately 53,333 square meters in the Mudan Industrial Park, Heze City, Shandong Province.  Although we had entered into a letter of intent with the local government in Heze regarding the purchase of the land from the State, we are still in the process of obtaining the relevant land use right certificates and building ownership certificates for the land and the constructions being built thereon. Upon obtaining the relevant certificates for these properties, we will have the legal right to occupy, let, transfer and mortgage such properties. However, we may not be able to obtain all of the title certificates we currently lack, in which case our rights as owner or occupier of the land and the constructions may be adversely affected as a result of the absence of the formal title certificates as described above and we may be subject to lawsuits or other actions. Moreover, Changda Heze may also be subject to fines of 5 to 10 percent of the cost of constructions built by Changda Heze on the land without first obtaining construction approvals (construction costs were approximately RMB 20.1 million through September 30, 2009).

Changda Chemical leases a parcel of land with an area of approximately 22,500 square meters from Xinxing Village Villagers’ Committee (the “Committee”). Changda Chemical has built manufacturing facilities on the land. The Committee does not have the right to lease the land to Changda Chemical because the land is collectively-owned land for agricultural purposes and therefore is not permitted to be leased for industrial purposes. Although we have received written certifications from the local authority that Changda Chemical has attended to all relevant procedures using the land and that the land is, according to the municipal planning authority, intended for industrial purposes, the lease may be deemed invalid under PRC law. If the lease is terminated or invalidated, we may be forced to seek alternative premises, without entitlement to any compensation and incur additional costs relating to such relocations. Moreover, Changda Chemical may also be subject to fines of 5 to 10 percent of the cost of the constructions built by Changda Chemical on the land without first obtaining construction approvals (construction costs were approximately RMB 4.3m, approximately U.S.$629,000).

(c)	Safety and environmental approvals

We have obtained production safety approvals with respect to our manufacturing lines which are currently in use for our fertilizer and chemical business. Failure to renew these approvals upon their respective expiry dates could adversely affect our operations.

There are differences between PRC and U.S. Generally Accepted Accounting Principles

Our profits are derived from our subsidiaries established in the PRC. The profits available for distribution for companies established in the PRC are determined in accordance with PRC accounting standards, which may differ from the amount arrived at under the United States Generally Accepted Accounting Principles.  In the event that the amount of the profits determined under the PRC accounting standard in a given year is less than that determined under the US GAAP, we may not have funds to allow distribution of profits to our shareholders.

There is an untested market for thiophene and fire retardant chemical

It is possible that if and when our thiophene and fire retardant chemical products are launched into the market, the originally predicted market may have changed either due to an increase in the supply of such products or changes in the demand for such products. Therefore, there is no assurance that we will be able to sell any of our new products as planned, and failure to do so may have an adverse impact on our business, operations and financial condition.

There is no assurance that we will sustain the growth in our business

Our compound annual growth rate of sales revenue from 2006 to 2008 was approximately 47.73%, and our compound annual growth rate of net income was approximately 55.02% during this same period. Under the influence of raw materials price and economic circumstance, the sales revenue of the first three quarters of 2009 was $51,978,000 and the net income of the first three quarters of 2009 was $3,475,000, as compared to $53,732,000 of sale revenue and $3,932,000 of net income for the first three quarters of 2008.

There is no assurance that such growth rate can be sustained or that we can retain and attract qualified management, employees and customers. In the event that we are unable to maintain such attributes, we may have negative growth or stagnant growth, which in turn may impair our business operations and profitability.

There is no assurance that we will sustain increasing profit margin

Raw materials for fertilizer products have risen significantly in the last several years. We expect continued volatility and uncertainty in prices for raw materials. In addition, our operations, like those of other PRC fertilizer companies, are also subject to extensive regulation by the PRC Government authorities such as the Ministry of Agriculture, the State Development Planning Commission, the Ministry of Commerce, the State Bureau of Taxation and the local pricing bureaus, which exercise extensive control over various aspects of our operations: pricing mechanisms for our raw materials and main products; industry-specific taxes and fees; and import and export quotas and procedures. As a result, we may face significant constraints on our ability to implement our business strategies or to maximize our profitability. Any price increase in raw materials and any change to the regulation by the PRC Government authorities may adversely affect our fertilizer business and our profitability and financial results.

There is no assurance that we will be able to maintain a prolonged relationship with existing and ex-employees

We have a total of approximately182 employees and skilled labor working in our offices and production facilities in the PRC. Our directors are of the view that we have not experienced any labor disputes which could lead to material undesirable disruptions to our operations and business. However, there can be no assurance that we will be able to maintain a prolonged good relationship with our existing or ex-employees and that no labor disruptions will occur in the future. Should any industrial action or labor unrest occur, our business operations could be adversely affected.

We face competition from other fertilizer and chemical producers and sellers. Therefore, business and prospects may be adversely affected if we are not able to compete effectively.

We operate in markets where we compete with domestic chemical and organic fertilizer and chemical producers and sellers of similar or larger size and scale in the PRC. In addition, a number of foreign companies have established fertilizer and chemical manufacturing enterprises in the PRC, and other foreign manufacturers may do so in the future. We also operate in a very competitive international fertilizer market. Such domestic and foreign competitors may have greater access to financial resources, higher levels of vertical integration, better operating efficiency and longer operating histories. If  we are unable to improve product quality, performance and price competitiveness or if we are unable to anticipate and respond to changing market demand, maintain operating efficiency and economies of scale, and control costs in connection with the planned expansion, raw materials and energy, our business and prospects may be adversely affected and we may not be able to compete effectively.

Our business and operations require capital investment. Failure to raise sufficient capital in a timely manner may adversely affect business and results of operations

In accordance with our development plan, we intend to expand our operations in Heze, Shandong Province of the PRC. Management may from time to time have other business expansion plans that require further capital. If we are unable to obtain such additional funding, we may not be able to pay for the necessary capital expenditures needed for expansion, or to implement proposed business strategies or at all. Any of the above could impede the implementation of our business strategies or prevent us from entering into transactions that would otherwise benefit business on commercially reasonable terms or at all and adversely affect its financial condition and results of operations.

Product liability is not covered under our insurance policies

Any defects in our fertilizer and chemical products could result in economic loss, adverse customer reaction, negative publicity, and additional expenditure to rectify the problems and/or legal proceedings instituted against us. We have not maintained any insurance policy against losses that may arise from such claims. Any litigation relating to such liability may be expensive and time consuming, and successful claims against us could result in substantial monetary liability or damage to our business reputation and disruption to our business operations.

Our business is subject to operation risks beyond our control and could have a detrimental effect on our profitability

Our financial performance is at all times subject to operational risks which may include factors that are beyond our control. The production process could face unforeseen operating problems and therefore production could be delayed and financial performance would be adversely affected. Unanticipated additional maintenance of the plant would also impact upon production capacity and revenue projections. This potential downtime would impact upon our results.

Operations are subject to hazards and natural disasters that may not be fully covered by our insurance policies

We make substantial investments in complex manufacturing and production facilities and transportation equipment. Many of the production processes, raw materials and certain finished products are potentially destructive and dangerous in uncontrolled or catastrophic circumstances, including operating hazards, fires and explosions, and natural disasters such as typhoons, floods, earthquakes and major equipment failures for which insurance may not be obtainable at a reasonable cost or at all. Should an accident or natural disaster occur, it may cause significant property damage, disruption to operations and personal injuries and our insurance coverage may be inadequate to cover such loss. Should an uninsured loss or a loss in excess of insured limits occur, we could suffer from damage to our reputation or lose all or a portion of production capacity as well as future revenues anticipated to derive from the relevant facilities. Any material loss not covered by our insurance policies could materially and adversely affect our business, financial condition and operations.

Possible shortage in supply or price fluctuations of raw materials may have a detrimental effect on our profitability

We have not experienced any significant shortage of raw materials during the past few years. The purchase prices of major raw materials such as urea increased in 2008. We have managed to pass on the additional cost to our customers by raising the selling price of our major products; however, we have not entered into any long-term supply contracts with suppliers of major raw materials and cannot guarantee that we will be able to pass any future increases in raw material purchase prices on to consumers. In the event that there is a significant shortage or change in the purchase price of raw materials in the future and we are unable to transfer resulting cost increases to our customers, our business operations and profitability may be adversely affected.

Reliance on the PRC market

For the fiscal years ended December 31, 2006, 2007 and 2008, 84 percent, 92 percent and 94 percent of our sales were derived from the PRC market, respectively.  For the nine months ended September 30, 2009, 99 percent of our sales were derived from the PRC market. We expect that domestic sales will continue to account for a significant portion of our total turnover. If there is any material adverse change in political, economic or legal conditions in the PRC market, our sales and profitability may be adversely affected.

We may fail to achieve our outline business objectives

The future plans as set out in this document have been formulated on the basis of a number of assumptions in relation to future events, which by their nature are subject to changes and uncertainties and may not materialize. Although we will endeavor to execute such plans there is no assurance that our plans will materialize or be executed in accordance with the stated timeframe or that our objectives will be fully accomplished.

Moreover, we expect our business plans to be financed by the net proceeds from the Offering and cash generated from operations. In the event that these funds are insufficient to finance our business plans and we are unable to raise funds through other financing activities, our business plans may not materialize as described in this document.

Loss of or refusal of extension for preferential tax treatments

Changda Chemical enjoys a tax concession with fifteen percent exemption from enterprise income tax from 2009 to 2011. Shandong Fengtai Fertilizer enjoys a tax concession with full exemption from enterprise income tax from 2008 to 2009, and will have a fifty percent exemption from enterprise income tax from 2010 to 2012. All productions of fertilizer enjoy tax concession from value added tax. Accordingly, any loss or refusal of an extension for these preferential tax treatments could increase our tax expenditure in the future and could have an adverse effect on our business, operations or financial conditions.

Failure to make payments for the compulsory social insurance schemes may result in late charges or third party claims

Changda Fertilizer and Changda Chemical failed to make due payments for the compulsory social insurance schemes for their employees in accordance with the relevant PRC laws and the companies are subject to a late charge on the outstanding social insurance premiums. The employees also have the right to claim damages in connection with the non-payment of the social insurance. No claim, late charge nor penalty has been imposed on us as at December 2008. Although we have made provision for the outstanding premium, the late charges and the penalties, and the Co-founders have executed a deed of indemnity in favor of the Company against any costs and liabilities which may be suffered or incurred by us, our operations and financial results may be adversely affected if any such claim is made against us and the Co-founders are unable to comply with their indemnities obligations.

RISKS RELATING TO THE FERTILIZER AND CHEMICAL INDUSTRIES IN THE PRC

The cyclical nature of our business will expose us to potentially significant fluctuations in our financial condition

Our sales volumes and revenues are derived from two main product lines, fertilizer and chemical products. In the normal course of business, we are exposed to fluctuations in supply and demand and the prices of our products depend on a number of factors, including general economic conditions, cyclical trends in end-user markets, and supply and demand imbalances. In addition, prices of our fertilizer products also depend on weather conditions, which have a greater relevance because of the seasonal nature of fertilizer application. The domestic price of fertilizers is also affected by demand for agricultural products and affordability of fertilizers by farmers, PRC Government policies and other factors beyond our control. Changes in supply result from capacity additions or reductions and from changes in inventory levels. We cannot guarantee that its prices will remain at recent or current levels or that they will increase in the future.

We face significant challenges and changes in government policies, including changes to VAT policies, adjustments of export custom duties and accession to the WTO, which could affect the operational environment of our industry and thus our financial performance.

To ensure a sufficient supply of fertilizers to meet the domestic demand in the PRC, the PRC Government has historically adjusted its policies towards the export of fertilizers, in particular through the cancellation of VAT refunds and imposition of export tariffs. The PRC Government’s policies regarding export tariffs have historically encouraged or discouraged exports, and the PRC Government changed its tax regime for exports several times during the Track Record Period and thereafter. In addition, the PRC Government may from time to time change its VAT refund policies based on the level of supply or demand. While we previously enjoyed VAT refunds for exports of our fertilizer products, we are currently subjected to a seasonal export tariff ranging from 20 percent to 185 percent. Because of such changes in taxes and export tariffs payable on exports of fertilizer products, our sales are primarily domestically focused. We may in the future be subject to further changes in tax liabilities, which may further affect the mix of domestic and export sales and have an adverse impact on our business, results of operations and net profits.

As part of its WTO concession commitment, the PRC is obliged to open its domestic fertilizer market to foreign participation within five years of its accession to the WTO by allowing foreign participation in the trading and distribution of fertilizers in the PRC. Whereas domestic fertilizer prices are insulated from fluctuations of international market prices prior to the PRC’s World Trade Organization accession, we anticipate that international market prices will have an increasingly direct impact on our fertilizer prices as the PRC gradually relaxes its fertilizer trade restrictions.

Results of operations are subject to seasonality and could be negatively impacted by adverse weather conditions and seasonality

Sales of fertilizer and snow melting agent products to end-users are seasonal in nature. In general, we generate a greater amount of net sales and revenue during planting months such as March to April and September to October each year for its fertilizer business. For the snow melting agent business, net sales are higher during the winter season only. Accordingly, revenue and results of operations may be affected by seasonal variations in demand for our products.

Imposition of tariffs on export sale of fertilizer products could affect our overall operations and profitability

In order to ensure fertilizer supply in domestic market and the stable price of fertilizer, PRC Government will make coordination of export tariff at all times. If the export tariff imposed on fertilizer highly increase, the export will be affected and our export sales and income will be reduced accordingly.

RISKS RELATING TO DOING BUSINESS IN CHINA

Adverse changes in economic and political policies of the Chinese government could have a material adverse effect on the overall economic growth of China, which could adversely affect our business.

Substantially all of our business operations are conducted in China. Accordingly, our results of operations, financial condition and prospects are subject to a significant degree to economic, political and legal developments in China. China’s economy differs from the economies of most developed countries in many respects, including with respect to the amount of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. While the Chinese economy has experienced significant growth in the past 20 years, growth has been uneven across different regions and among various economic sectors of China. The Chinese government has implemented various measures to encourage economic development and guide the allocation of resources. Some of these measures benefit the overall Chinese economy, but may also have a negative effect on us. For example, our financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations that are applicable to us. Since early 2004, the Chinese government has implemented certain measures to control the pace of economic growth. Such measures may cause a decrease in the level of economic activity in China, which in turn could adversely affect our results of operations and financial condition.

Any deterioration of political relations between the United States and the PRC could impair our operations.

The relationship between the United States and the PRC is subject to sudden fluctuation and periodic tension. Changes in political conditions in the PRC and changes in the state of Sino-U.S. relations are difficult to predict and could adversely affect our operations or cause potential acquisition candidates or their goods and services to become less attractive. Such a change could lead to a decline in our profitability. Any weakening of relations between the United States and the PRC could have a material adverse effect on our operations.

Changes in foreign exchange regulations and future movements in the exchange rate of RMB may adversely affect our financial condition and results of operations and our ability to pay dividends

The exchange rate of the RMB depends to a large extent on economic and political developments in the PRC and around the world. Currently, the RMB is freely exchangeable in current account transactions, but government-controlled in capital accounts. Our principal accounting records and domestic sales are in RMB, but our revenue derived from export sales is denominated in foreign currencies. As a result, our operations are exposed to fluctuations in the exchange rate of the RMB against these foreign currencies. Any appreciation of the RMB would increase our cost of production and may have an adverse impact on our export sales. We will be able to pay dividends in foreign currencies without prior approval from the PRC’s State Administration of Foreign Exchange by complying with certain procedural requirements. However, there is no assurance that these foreign exchange policies regarding payment of dividends in foreign currencies will continue in the future. Fluctuations in the exchange rate of the RMB may cause uncertainty to our financial condition and adversely affect our operating results.

The Chinese economy may experience inflationary pressure, which may lead to an increase in interest rates and a slowdown in economic growth.

In response to concerns regarding the PRC’s high rate of growth, the PRC Government has taken measures to slow down economic growth to a more manageable level. Among the measures that the PRC Government has taken are restrictions on bank loans in certain sectors. These measures have contributed to a slowdown in economic growth in the PRC and a reduction in demand for consumer goods. Consequently, these measures and any additional measures, including a possible increase in interest rates, could contribute to a further slowdown in the Chinese economy, which in turn could adversely affect the future demand of the our products and our operating results.

Restrictions on receipt of dividends from, and transfer of funds to, our Chinese operating subsidiaries may be imposed

Changda International Ltd is incorporated in the Republic of the Marshall Islands and is the holding company of our operating subsidiaries. At present, Changda Fertilizer, Changda Chemical, Changda Heze and Shangdong Fengtai are the only subsidiaries. The ability of Changda Fertilizer, Changda Chemical, Changda Heze and Shangdong Fengtai and any future subsidiaries which are Wholly Foreign Owned Enterprises, or WFOEs, to declare dividends and other payments to Changda International Ltd may be restricted by factors that include changes in applicable foreign exchange and other laws and regulations in the PRC and in the Marshall Islands.

In particular, under PRC law, profit available for distribution from the PRC operating subsidiaries is determined in accordance with generally accepted accounting principles in the PRC. This calculation may differ from the one performed in accordance with IFRS. As a result of the potential difference in profit calculation, there is a risk that the PRC subsidiaries may not have sufficient profit to distribute so as to allow distributions to the shareholders in the future. In addition, distributions by our subsidiaries other than as dividends may be subject to governmental approval and taxation.

Any transfer of funds to our PRC subsidiaries, either as a shareholder loan or as an increase in registered capital, is subject to registration or approval of certain PRC governmental authorities, including the relevant administration of foreign exchange and/or the relevant examining and approval authority. Further, it is not permitted under PRC law for our PRC subsidiaries to lend money to each other/another member. Therefore, it is difficult to change our capital expenditure plans once the relevant funds have been remitted to our PRC subsidiaries. These limitations on the free flow of funds between our companies and our PRC subsidiaries could restrict our ability to act in response to changing market conditions and to reallocate funds from one PRC subsidiary to another in a timely manner.

Uncertainties with respect to the Chinese legal system could adversely affect us.

Our operations in China are governed by Chinese laws and regulations. We are generally subject to laws and regulations applicable to foreign investments in China and, in particular, laws applicable to wholly foreign-owned enterprises. The Chinese legal system is based on written statutes. Prior court decisions may be cited for reference but have limited precedential value.

Since 1979, Chinese legislation and regulations have significantly enhanced the protections afforded to various forms of foreign investments in China. However, China has not developed a fully integrated legal system and recently enacted laws and regulations may not sufficiently cover all aspects of economic activities in China. In particular, because these laws and regulations are relatively new, and because of the limited volume of published decisions and their nonbinding nature, the interpretation and enforcement of these laws and regulations involve uncertainties. In addition, the Chinese legal system is based in part on government policies and internal rules (some of which are not published on a timely basis or at all) that may have a retroactive effect. As a result, we may not be aware of our violation of these policies and rules until some time after the violation. In addition, any litigation in China may be protracted and result in substantial costs and diversion of resources and management attention.

You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing original actions in China based on United States or other foreign laws against us or our management.

We are a holding company and do not have any assets or conduct any business operations other than the contractual arrangements. In addition, all of our assets are located in, and other than our chief financial officer, all of our other senior executive officers reside within, China. As a result, it may not be possible to effect service of process within the United States or elsewhere outside China upon our senior executive officers and directors not residing in the United States, including with respect to matters arising under U.S. federal securities laws or applicable state securities laws. Moreover, our Chinese counsel has advised us that China does not have treaties with the United States or many other countries providing for the reciprocal recognition and enforcement of judgment of courts. As a result, our public shareholders may have substantial difficulty in protecting their interests through actions against our management or directors than would shareholders of a corporation with assets and management members located in the United States
.
Governmental control of currency conversion may affect the value of your investment.

The Chinese government imposes controls on the convertibility of RMB into foreign currencies and, in certain cases, the remittance of currency out of China. We receive substantially all of our revenues in RMB. Shortages in the availability of foreign currency may restrict the ability of our Chinese subsidiaries and our affiliated entity to remit sufficient foreign currency to pay dividends or other payments to us, or otherwise satisfy their foreign currency denominated obligations. Under existing Chinese foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from trade-related transactions, can be made in foreign currencies without prior approval from China State Administration of Foreign Exchange by complying with certain procedural requirements. However, approval from appropriate government authorities is required where RMB is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of bank loans denominated in foreign currencies. The Chinese government may also at its discretion restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currency to satisfy our currency demands, we may not be able to pay dividends in foreign currencies to our stockholders.

Failure to comply with the United States Foreign Corrupt Practices Act could subject us to penalties and other adverse consequences.

We are subject to the United States Foreign Corrupt Practices Act, which generally prohibits United States companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Foreign companies, including some that may compete with us, are not subject to these prohibitions. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices occur from time-to-time in the PRC. We can make no assurance, however, that our employees or other agents will not engage in such conduct for which we might be held responsible. If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties and other consequences that may have a material adverse effect on our business, financial condition and results of operations.

Exchange controls that exist in the PRC may limit our ability to utilize our cash flow effectively.

We are subject to the PRC’s rules and regulations affecting currency conversion. Any restrictions on currency exchanges may limit our ability to use our cash flow for the distribution of dividends to our stockholders or to fund operations we may have outside of the PRC. Conversion of RMB, the currency of the PRC, for capital account items, including direct investment and loans, is subject to governmental approval in the PRC, and companies are required to open and maintain separate foreign exchange accounts for capital account items. We cannot be certain that the regulatory authorities of the PRC will not impose more stringent restrictions on the convertibility of the RMB, especially with respect to foreign exchange transactions. Because a significant component for many of our customized pressure containers, the steel vessels, is manufactured outside of the PRC, our inability to pay our foreign manufacturer may impair our ability to manufacture our products.

Fluctuations in the exchange rate could have a material adverse effect upon our business.

We conduct our business in RMB. To the extent our future revenue are denominated in currencies other the United States dollars, we would be subject to increased risks relating to foreign currency exchange rate fluctuations which could have a material adverse affect on our financial condition and operating results since our operating results are reported in United States dollars and significant changes in the exchange rate could materially impact our reported earnings.

Due to the nature of our business, we are subject to certain environmental regulation.

Our operations are subject to environmental and safety regulation in the PRC. Such regulation covers a wide variety of matters, including, without limitation, prevention of waste, pollution and protection of the environment, labor regulations and worker safety. We may also be subject, under such regulations, to clean up costs and liability for toxic and hazardous substances which may exist on or under any of our properties or which may be produced as a result of our operations. In particular, the acceptable level of pollution and the potential clean up costs and obligations and liability for toxic or hazardous substances for which we may become liable as a result of our activities may be impossible to assess against the current legal framework and current enforcement practices of the PRC. In addition, environmental legislation and permit regime are likely to evolve in a manner which will require stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects and heightened degree of responsibility for companies and their directors and employees.

The downturn in the economy of the PRC may slow our growth and profitability

The development of the countryside and agricultural sector is linked China’s overall economic growth. There can be no assurance that a downturn will not have a negative effect on our business, especially if it results in either a decreased use of our products or in pressure on us to lower our prices.  Our fertilizer business is dependent on the ability of the Chinese farmers to afford our products, thus any significant disruptions in the food/ agricultural products market might adversely affect our business. Our chemical business is dependent the further development of Chinese consumer safety standards, increased demand for standardized drugs and further creation as well as extension of useable during winter time of infrastructures. Any trends that might lead to lowering of consumer safety standards, decrease spending on pharmacy, lower demand on infrastructure use during winter time or climatic effects leading to warmer winters, might affect our business in a negative way.

We may be subject in the future to new M&A Regulations.

We have not obtained the approval of the China Securities Regulatory Commission, or CSRC, in connection with Admission under the Provisional Regulations on the Merger and Acquisitions of Domestic Enterprises by Foreign Investors, or New M&A Regulations. In the event that such an approval is subsequently deemed to be required, our business, financial results and prospects may be adversely affected. The New M&A Regulations also establish more complex procedures for acquisitions conducted by foreign investors which could make it more difficult to pursue growth through acquisitions.

On August 6, 2006, six PRC regulatory authorities, including the CSRC, promulgated the New M&A Regulations which came into effective on September 8, 2006. The New M&A Regulations purport, among other things, to require an offshore special purpose vehicle or SPV, formed for overseas listing purposes through acquisitions of PRC domestic companies and controlled directly or indirectly by PRC domestic companies or individuals, to obtain the approval of various authorities, including the CSRC, prior to the listing and trading of such SPV’s securities on an overseas stock exchange. On September 21, 2006, the CSRC published procedures specifying documents and materials required to be submitted to it by the SPVs seeking CSRC approval for their overseas listings. However, the application of this PRC regulation remains unclear and there is currently no consensus among PRC law firms regarding the scope and applicability of the CSRC approval requirement.

In accordance with the New M&A Regulations, a SPV is an offshore company directly or indirectly controlled by a PRC domestic company or a PRC individual for the purpose of realizing an offshore listing of the interests owned by it/him in a PRC domestic company.

Our PRC legal counsel has advised that we are not considered to be a SPV for the purposes of the New M&A Regulations as we are not directly or indirectly controlled by PRC domestic companies or PRC individuals. Accordingly, the New M&A Regulations are not applicable to us and it is not necessary to obtain the CSRC approval for the Admission.

However, if the CSRC or other PRC regulatory authorities subsequently determines that we are required to obtain the CSRC’s written approval for the Admission, we may face regulatory actions or other sanctions from the CSRC or other PRC regulatory authorities. In such an event, these regulatory authorities may impose fines and penalties on our operations in the PRC, limit our operating privileges in the PRC, or take other actions that could have a material adverse effect on our business, financial conditions, results of operations, reputations and prospects, as well as on the trading price of the Shares.

The New M&A Regulations also established additional procedures and requirements that could make merger and acquisition activities by foreign investors more time-consuming and complex, including requirements in some instances that the Ministry of Commerce, or MOC, be notified in advance of any change-of-control transactions in which a foreign investor takes control of a PRC domestic company. In the future, we may grow our business in part by acquiring other businesses, although currently we do not have any plans to do so. Complying with the requirements of the New M&A Regulations could be time-consuming, and any required approval processes, including obtaining approval from the MOC, may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share.

PRC regulations relating to the establishment of offshore special purpose companies by PRC residents.

The State Administration of Foreign Exchange in the PRC or SAFE, issued a public notice in October 2005 requiring PRC residents and non-PRC residents who habitually reside in the PRC for economic reasons, or PRC Residents, to register with the local SAFE branch before establishing or controlling any company outside of China for the purpose of capital financing with assets or equities of PRC companies (referred to in the SAFE notice as an “offshore special purpose company”). PRC Residents that are shareholders of offshore special purpose companies established before November 1, 2005 were required to register with the local SAFE branch before March 31, 2006. According to an Administrative Measure promulgated by SAFE in November 2006, any ongoing or subsequent foreign exchange activity conducted by PRC individuals must be registered with the local SAFE branch.

Pursuant to the foregoing regulations, the failure of PRC resident shareholders to register with the local SAFE branch on receiving foreign currency or making investments with foreign currency, or to amend their SAFE registrations pursuant to the SAFE notice, or the failure of future shareholders of the Company who are PRC Residents to comply with the registration procedures set forth in the SAFE notice, may subject such beneficial owners to fines and legal sanctions and may also limit our ability to contribute additional capital into the PRC subsidiaries, limit the ability of the PRC subsidiaries to distribute dividends to the Company or otherwise adversely affect the business.

Our PRC legal counsel has advised that we are an overseas company established and controlled by foreign companies and foreign individuals and hence, do not fall within the definition of “offshore special purpose company” for the purposes of the SAFE notice. Accordingly, the aforesaid registration requirements are not applicable to us and our PRC resident shareholders. If SAFE or other PRC regulatory authorities subsequently determines that SAFE registration is required for the establishment of the Company, we may suffer in the manner described above.

Insurance.

We have taken out a basic asset insurance policy with China Continent Property & Casualty Insurance Company Ltd. However, we do not have business disruption insurance, as we have determined that the risks of disruption and the cost of insurance are such that we do not require it at this time. Any business disruption, litigation or natural disaster may result in substantial costs and diversion of resources. Should any of these events occur they may have a material adverse risk on our business and financial results.

Industry restrictions.

Foreign investment in the PRC is subject to industry-specific restrictions and/or prohibitions set forth in a Catalogue Guiding Foreign Investment in Industry (the “Catalogue”). Local governments in the PRC may maintain further industry-specific restrictions or prohibitions. The Catalogue distinguishes between different industries in terms of whether foreign investment is “encouraged”, “restricted”, “prohibited” or “permitted” in such industries. The different categories generally indicate the disposition of the MOC and other PRC regulatory authorities to approve foreign investment in a given industry, as well as having certain tax and other implications. Investments in the encouraged and permitted categories are generally eligible for approval with relatively few restrictions. Investment in the “restricted” category is often subject to limitations on the amount of equity that a foreign investor can hold and to other restrictions. Moreover, government approval of investments in the “restricted” category is generally perceived to be harder to secure. Foreign investment in the “prohibited” category is barred altogether. Such restrictions on the nature and terms of the Company’s potential investments in the PRC may limit the opportunities available to us in the PRC.

RISKS RELATING TO AN INVESTMENT IN OUR SECURITIES

You will experience immediate dilution in the book value per share of the common stock you purchase as part of the units.

Because the price per share of the common stock included in the units being offered is substantially higher than the book value per share of our common stock, you will suffer substantial dilution in the net tangible book value of the common stock that you purchase in this offering. See the section entitled “Dilution” below for a more detailed discussion of the dilution you will incur if you purchase the units.

If we do not maintain an effective registration statement or comply with applicable state securities laws, you may not be able to exercise the Class A warrants.

For you to be able to exercise the Class A warrants, the shares of our common stock to be issued to you upon exercise of the Class A warrants must be covered by an effective and current registration statement and be qualified or exempt under the securities laws of the state or other jurisdiction in which you reside. We cannot assure you that we will continue to maintain a current registration statement relating to the shares of our common stock underlying the Class A warrants. As such, you may encounter circumstances in which you will be unable to exercise the Class A warrants. Consequently, there is a possibility that you will never be able to exercise the Class A warrants, and that you will never receive shares or payment of cash in settlement of the warrants. This potential inability to exercise the Class A warrants may have an adverse effect on demand for such warrants and the prices that can be obtained from reselling them.

Our management might not use the proceeds of this offering effectively.

Our management has broad discretion over the use of proceeds of this offering. In addition, our management has not designated a specific use for a substantial portion of the proceeds of this offering. Accordingly, it is possible that our management may allocate the proceeds in ways that do not improve our operating results. In addition, cash proceeds received in the offering may be temporarily used to purchase short-term, low-risk investments, and such investments might not be invested to yield a favorable rate of return.

Our common shares have historically been thinly traded and you may be unable to sell at or near ask prices or at all if you desire to liquidate your shares.

Our common shares are currently traded on the Over-the-Counter Bulletin Board.  The market price for our common stock is particularly volatile given our status as a relatively small company with a small and thinly traded “float” that could lead to wide fluctuations in our share price. The price at which you purchase our common stock may not be indicative of the price that will prevail in the trading market. You may be unable to sell your common stock at or above your purchase price if at all, which may result in substantial losses to you.

The market for our common shares is characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future. The volatility in our share price is attributable to a number of factors. First, as noted above, our common shares have historically been sporadically and/or thinly traded. As a consequence of this lack of liquidity, the trading of relatively small quantities of shares by our stockholders may disproportionately influence the price of those shares in either direction. The price for our shares could, for example, decline precipitously in the event that a large number of our common shares are sold on the market without commensurate demand, as compared to a seasoned issuer which could better absorb those sales without adverse impact on its share price. Secondly, we are a speculative or “risky” investment due to our fluctuating level of revenues or profits to date and uncertainty of future market acceptance for our current and potential products. As a consequence of this enhanced risk, more risk-averse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the stock of a seasoned issuer. The following factors may add to the volatility in the price of our common shares: actual or anticipated variations in our quarterly or annual operating results; adverse outcomes; and additions or departures of our key personnel, as well as other items discussed under this “Risk Factors” section, as well as elsewhere in this registration statement. Many of these factors are beyond our control and may decrease the market price of our common shares, regardless of our operating performance. We cannot make any predictions or projections as to what the prevailing market price for our common shares will be at any time, including as to whether our common shares will sustain their current market prices, or as to what effect that the sale of shares or the availability of common shares for sale at any time will have on the prevailing market price.

The elimination of monetary liability against our directors and officers under Nevada law and the existence of indemnification rights to our directors and officers may result in substantial expenditures by our company and may discourage lawsuits against our directors and officers.

Pursuant to our articles of incorporation, we are obligated to indemnify our directors and officers for monetary damages to our company and our stockholders to the extent provided by Nevada law. We also have contractual indemnification obligations under our employment agreements with our chief executive officer and chief financial officer. The foregoing indemnification obligations could result in our company incurring substantial expenditures to cover the cost of settlement or damage awards against directors and officers, which we may be unable to recoup. These provisions and resultant costs may also discourage our company from bringing a lawsuit against directors and officers for breaches of their fiduciary duties, and may similarly discourage the filing of derivative litigation by our stockholders against our directors and officers even though such actions, if successful, might otherwise benefit our company and stockholders.

The market price for our common stock may be volatile.

The market price for our common stock is likely to be highly volatile and subject to wide fluctuations in response to factors including the following:

-	actual or anticipated fluctuations in our quarterly operating results,

-	announcements of new products by us or our competitors,

-	changes in financial estimates by securities analysts,

-	changes in the economic performance or market valuations of other companies involved in the same industry,

-	announcements by our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments,

-	additions or departures of key personnel,

-	potential litigation, or

-	conditions in the market.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are not related to the operating performance of particular companies.   These market fluctuations may also materially and adversely affect the market price of our common stock.

We may need additional capital, and the sale of additional shares or other equity securities could result in additional dilution to our stockholders.

We believe that our current cash and cash equivalents, anticipated cash flow from operations and the net proceeds from this offering will be sufficient to meet our anticipated cash needs for the foreseeable future. We may, however, require additional cash resources due to changed business conditions or other future developments, including any investments or acquisitions we may decide to pursue. If our resources are insufficient to satisfy our cash requirements, we may seek to sell additional equity or debt securities or obtain a credit facility. The sale of additional equity securities could result in additional dilution to our stockholders. The incurrence of indebtedness would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations. We cannot assure you that financing will be available in amounts or on terms acceptable to us, if at all.

We have no present intention to pay dividends.

We have never paid dividends or make other cash distributions on our common stock, and we do not expect to declare or pay any dividends in the foreseeable future. We intend to retain any future earnings for working capital and to finance current operations and expansion of our business.

Our corporate actions are substantially influenced by our principal stockholders and affiliated entities.

As of December 30, 2009, our management members and their affiliated entities own or have the beneficial ownership right to approximately 2,168,335 shares of our common stock, representing approximately 11.43% of our voting power. These stockholders, acting individually or as a group, could exert substantial influence over matters such as electing directors and approving mergers or other business combination transactions. In addition, because of the percentage of ownership and voting concentration in these principal stockholders and their affiliated entities, elections of our board of directors will generally be within the control of these stockholders and their affiliated entities. While all of our stockholders are entitled to vote on matters submitted to our stockholders for approval, the concentration of shares and voting control presently lies with these principal stockholders and their affiliated entities. As such, it would be difficult for stockholders to propose and have approved proposals not supported by management. There can be no assurances that matters voted upon by our officers and directors in their capacity as stockholders will be viewed favorably by all stockholders of the company.

If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud.

We are subject to reporting obligations under the U.S. securities laws. The SEC, as required by Section 404 of the Sarbanes-Oxley Act of 2002, adopted rules requiring every public company to include a management report on such company’s internal controls over financial reporting in its annual report, which contains management’s assessment of the effectiveness of our internal controls over financial reporting.

Our reporting obligations as a public company will place a significant strain on our management, operational and financial resources and systems for the foreseeable future. Effective internal controls, particularly those related to revenue recognition, are necessary for us to produce reliable financial reports and are important to help prevent fraud. As a result, our failure to achieve and maintain effective internal controls over financial reporting could result in the loss of investor confidence in the reliability of our financial statements, which in turn could harm our business and negatively impact the trading price of our stock. Furthermore, we anticipate that we will incur considerable costs and use significant management time and other resources in an effort to comply with Section 404 and other requirements of the Sarbanes-Oxley Act.

Shares eligible for future sale may adversely affect the market.

From time to time, certain of our stockholders may be eligible to sell all or some of their shares of common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144, promulgated under the Securities Act, subject to certain limitations. Any substantial sale of our common stock pursuant to Rule 144 or pursuant to any resale prospectus (including sales by investors of securities acquired in connection with this offering) may have a material adverse effect on the market price of our common stock.

We may be subject to "penny stock" regulations.

The Securities and Exchange Commission, or SEC, has adopted rules that regulate broker-dealer practices in connection with transactions in "penny stocks." Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the SEC, which specifies information about penny stocks and the nature and significance of risks of the penny stock market. A broker-dealer must also provide the customer with bid and offer quotations for the penny stock, the compensation of the broker-dealer, and our sales person in the transaction, and monthly account statements indicating the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that, prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for stock that becomes subject to those penny stock rules. These additional sales practice and disclosure requirements could impede the sale of our securities. Whenever any of our securities become subject to the penny stock rules, holders of those securities may have difficulty in selling those securities.

Changda International Ltd is subject to the Republic of the Marshall Islands company law.

Changda International Ltd is a business company incorporated in the Republic of the Marshall Islands on April 2, 2007 under the Business Corporations Act. There are a number of differences between the corporate structures of the Company and that of a public limited company incorporated in England under the Act.

We cannot guarantee the accuracy of the forward-looking statements.

This document contains forward-looking statements, including, without limitation, statements containing the words “believe’’, “anticipate’’, “expect’’ and similar expressions. Such forward-looking statements involve unknown risks, uncertainties and other factors which may cause our actual results, financial condition, performance or achievements, or industry results generally to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Given these uncertainties, prospective investors are cautioned not to place any undue reliance on such forward-looking statements. To the extent lawfully permitted, we disclaim any obligations to update any such forward-looking statements in this document to reflect future events or developments.

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

This prospectus contains forward-looking statements. Such forward-looking statements include statements regarding, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans, and (e) our anticipated needs for working capital. Forward-looking statements, which involve assumptions and describe our future plans, strategies, and expectations, are generally identifiable by use of the words “may,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” or “project” or the negative of these words or other variations on these words or comparable terminology. This information may involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from the future results, performance, or achievements expressed or implied by any forward-looking statements. These statements may be found under “Prospectus Summary”, “Management's Discussion and Analysis of Financial Condition and Results of Operations” and “Description of Business,” as well as in this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this prospectus generally. This prospectus may contain market data related to our business, which may have been included in articles published by independent industry sources. We are responsible for the accuracy and completeness of the historical information contained in this market data as of the date of this prospectus. However, this market data also includes projections that are based on a number of assumptions. If any one or more of these assumptions turns out to be incorrect, actual results may differ materially from the projections based on these assumptions. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur. In addition to the information expressly required to be included in this filing, we will provide such further material information, if any, as may be necessary to make the required statements, in light of the circumstances under which they are made, not misleading.

Each forward-looking statement should be read in context with, and with an understanding of, the various other disclosures concerning our company and our business made elsewhere in this prospectus as well as other pubic reports which may be filed with the United States Securities and Exchange Commission. You should not place undue reliance on any forward-looking statement as a prediction of actual results or developments. We are not obligated to update or revise any forward-looking statement contained in this prospectus to reflect new events or circumstances, unless and to the extent required by applicable law. Neither the Private Securities Litigation Reform Act of 1995 nor Section 27A of the Securities Act of 1933, as amended, provides any protection for statements made in this prospectus.

USE OF PROCEEDS

We estimate the gross proceeds from the offering, prior to deducting underwriting discounts and commissions and the estimated offering expenses payable by us, will be approximately ________. This estimate is based on an assumed offering price of $___ (the closing share price on _____).  We intend to use the net proceeds of this offering for working capital, general corporate purposes and investments in production facilities and equipment.  We have no definitive agreements or commitments with respect to the use of the proceeds from this offering. Our management may decide to change the use of the net proceeds from this offering if opportunities or needs arise. Such opportunities and needs could include payment of certain contractual obligations, the need to make increased capital or operating expenditures if we change our business plan, or payment of an unexpected liability. The actual use of the proceeds may vary significantly and will depend on a number of factors, including our future revenue and cash generated by operations and the other factors described in the section entitled “Risk Factors” appearing elsewhere in this prospectus. Accordingly, our management will have broad discretion in applying the net proceeds of this offering.

DETERMINATION OF OFFERING PRICE

Our common stock has been quoted on the Over-the-Counter Bulletin Board under the symbol “CIHD” since June 23, 2008. Trading of a security on the Over-the-Counter Bulletin Board is made through a market maker. Our lead underwriter, [________], however, is not obligated to make a market in our securities, and even after making a market, can discontinue market making at any time without notice. Neither we nor the underwriters can provide any assurance that an active and liquid trading market in our securities will develop or, if developed, that the market will continue.

The public offering price of the shares offered by this prospectus has been determined by negotiation between us and the underwriters. Among the factors considered in determining the public offering price of the shares were:

•	our history and our prospects;

•	the industry in which we operate;

•	the status and development prospects for our products;

•	our past and present operating results;

•	the previous experience of our executive officers; and

•	the general condition of the securities markets at the time of this offering.
The offering price stated on the cover page of this prospectus should not be considered an indication of the actual value of the shares. That price is subject to change as a result of market conditions and other factors, and we cannot assure you that the shares can be resold at or above the public offering price.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock began quoting on the OTC Bulletin Board on July 24, 2008 under the symbol “PDWK.OB”  In February 2009, our symbol was changed to “CIHI.OB” in connection with our name change.  On November 17, 2009, our symbol was changed to “CIHD.OB” when our 3 for 1 reverse stock split became effective.   The prices, as presented below, represent the highest and lowest intra-day prices for our common stock as quoted on the OTC Bulletin Board which take into account the 1 for 3 reverse stock split. Such over-the-counter market quotations may reflect inter-dealer prices, without markup, markdown or commissions and may not necessarily represent actual transactions.

Quarter Ended	High ($)	Low ($)
Third Quarter (Beginning 7/24/08)	.06	.06
Fourth Quarter 2008	.06	.06
First Quarter 2009	1,500.015	.06
Second Quarter 2009	6.00	3.27
Third Quarter 2009	5.70	1.65
Fourth Quarter (through December 30, 2009)	6.00	2.26

The closing price of our common stock on the OTC Bulletin Board on December 30, 2009 was $3.41.

Number of Stockholders

As of December 30, 2009, there were approximately 300 holders of record of our common stock.

Dividend Policy

Holders of our Common Stock are entitled to receive dividends if and when declared by our Board of Directors out of funds legally available for distribution. Any such dividends may be paid in cash, property or shares of our common stock.

We have not paid any dividends since its inception, and it is not likely that any dividends on its Common Stock will be declared in the foreseeable future. Any dividends will be subject to the discretion of our Board of Directors, and will depend upon, among other things, our operating and financial condition and our capital requirements and general business conditions.

Securities Authorized for Issuance under Equity Compensation Plans

As of the date hereof, there are no awards granted under any option or other incentive plan.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2009:

•	on an actual basis giving effect to a 1-for-3 reverse stock split our common stock;

•
on an adjusted basis to reflect the sale of [______] common stock at the assumed initial public offering price of $[___] per share, less the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

You should read this information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes appearing elsewhere in this prospectus.

	Actual	As Adjusted
	(audited)	(unaudited)
Current and long-term obligations	$	$

Shareholders’ equity (deficit):

Common Stock, $0.001 par value: 300,000,000 shares authorized (actual); [_______] shares issued and outstanding (actual); unlimited number of shares authorized (as adjusted): [________] shares issued and outstanding (as adjusted)

Additional paid-in capital
Accumulated deficit

Total shareholders’ equity (deficit)

Total capitalization		$

This table assumes no exercise by the representative of the underwriters of their option to purchase up to an additional [_____] units from us to cover over-allotments.

This table should be considered in conjunction with the sections of this prospectus captioned “Use of Proceeds” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as the financial statements and related notes included elsewhere in this prospectus.

DILUTION

The net tangible book value of our common shares on September 30, 2009 was $[____] or $[____] per common share. The net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by the number of common shares outstanding.

After giving effect to our sale of [_____] common stock in this offering at an assumed public offering price of $[___] per share (excluding the underwriter’s over-allotment option), and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, our as adjusted net tangible book value would be approximately $[____], or approximately $[____] per share. This represents an immediate increase in net tangible book value of $[____] per share to existing shareholders and an immediate dilution in pro forma net tangible book value of $[____] per share to new investors purchasing our common shares in this offering.

The following table illustrates the per share dilution:

Assumed public offering price per share	$
Net tangible book value per share as of September 30, 2009	$
Increase in net tangible book value per share attributable to this offering	$

Net tangible book value per share as adjusted after this offering	$

Dilution per share to new investors	$

If the underwriters over-allotment option is exercised in full, there will be an increase in as adjusted net tangible book value to $[___] per share to existing shareholders and an immediate dilution in as adjusted net tangible book value of $[___] per share to new investors in this offering.

The following table sets forth, on the pro forma basis discussed above as of September 30, 2009, the differences between the number of common stock purchased from us (excluding the underwriter’s over-allotment option), the total price and average price per share paid by our existing shareholders and by the new investors, before deducting the underwriting discounts and commissions and estimated offering expenses payable by us, using the estimated public offering price of $[___] per share.

	Shares Purchased	Total Consideration		Average Price Per Share
Our existing shareholders	%		%	$
New investors

Total	%	$	%

If the underwriters exercise their over-allotment option in full to purchase [_______] additional common shares in this offering, the pro forma net tangible book value per share after the offering would be $[___] per share, the increase in pro forma net tangible book value per share to existing shareholders would be $[___] per share and the dilution to new investors purchasing shares in this offering would be $[___] per share.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the consolidated financial statements and related notes to the consolidated financial statements included elsewhere in this prospectus. This discussion contains forward-looking statements that relate to future events or our future financial performance. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These forward-looking statements are based largely on our current expectations and are subject to a number of uncertainties and risks including those set forth in the “Risk Factors” section above. Actual results could differ materially from these forward-looking statements.  Actual results may differ materially from current expectations. Additional information relating to the Company, including our previous Report on Form 8-K, can be found on SEDAR at www.sedar.com and on EDGAR at www.sec.gov/edgar.shtml.

Overview

We are, through our wholly-owned subsidiary, Changda International Ltd. (“Changda International”) and its wholly-owned subsidiaries in the People’s Republic of China (“PRC”), Weifang Changda Fertilizer Co., Ltd. and Weifang Changda Chemical Co., Ltd., engaged in the fertilizer and chemical businesses.

Weifang Changda Fertilizer Co., Ltd. (“Changda Fertilizer”) and Weifang Changda Chemical Co., Ltd. (“Changda Chemical”) are legally registered and operated enterprises in PRC. Changda Fertilizer is a pioneer and supplier of advanced fertilizer in PRC, while Changda Chemical is one of the biggest manufacturers and exporters of environmentally friendly snow melting agent in PRC. Our industrial chemical products include snow-melting agent, thiophene, flame retardant, calcium chloride, and magnesium chloride.

Our annual production capacities are:

Various fertilizers	300,000 tons
Snow melting agents	300,000 tons
Thiophene	500 tons
Flame retardant	1,000 tons

During the quarter ended September 30, 2009, we produced a total of approximately 39,184 tons of various fertilizers, 40 tons of snow melting agent, 53 tons of thiophene, and 4,561 tons of other chemicals, of which  approximately 31,498 tons, 38 tons, 47 tons, and 3,338 tons, respectively, were sold. The sales value of various fertilizers, snow melting agent, thiophene, and other chemical products amounted to approximately $9,443,028, $2,819, $194,994, and $535,763, which respectively accounted for 92.79%, 0.03%, 1.92%, and 5.26% of our total sales revenue for the quarter ended September 30, 2009.

During the year ended December 31, 2008, we produced a total of approximately 187,614 tons of various fertilizers, 31,824 tons of snow melting agent, 282 tons of thiophene, and 36,999 tons of other chemical products, of which 189,434 tons, 32,924 tons,  308 tons, and 31,918 tons, respectively, were sold. The sales value of various fertilizers, snow melting agents, thiophene, and other chemical products amounted to approximately $72,857,138, $2,820,115, $2,130,322, and $3,150,826, which accounted for approximately 90.0%, 3.5%, 2.6%, and 3.9%, respectively, of our total sales revenue for the year ended December 31, 2008.

The following table shows the breakdown of volume and sales amount by product categories for the quarters ended September 30, 2009 and 2008.

Product	Sales volume (tons) Quarter ended September 30, 2009	Sales revenue (US$ ‘000) (%) Quarter ended September 30, 2009	Sales volume (tons) Quarter ended September 30, 2008	Sales revenue (US$ ‘000) (%) Quarter ended September 30, 2008
Fertilizers	31,498	9,443 (92.79)	22,238	8,153 (90.09)
Thiophene	47	195 (1.92)	90	696 (7.69)
Snow Melting Agents	38	3 (0.03)	175	23 (0.25)
Other Chemical Products	3,338	536(5.26)	1,144	178 (1.97)
Total	34,921	10,177 (100.00)	23,647	9,050 (100.00)

The following table shows the breakdown of volume and sales amount by product categories for the years ended December 31, 2008 and 2007.

Product	Sales volume (tons) Year ended December 31, 2008	Sales revenue (US$ ‘000) Year ended December 31, 2008	Sales volume (tons) Year ended December 31, 2007	Sales revenue (US$ ‘000) Year ended December 31, 2007
Fertilizers	189,434	72,857	139,175	34,495
Snow Melting Agents	32,924	2,820	46,068	2,621
Thiophene	308	2,130	60	458
Other Chemical Products	31,918	3,151	20,053	671
Total	254,584	80,958	205,356	38,245

Our key raw materials include potassium chloride, potassium sulphate, urea, ammonium phosphate, and sulphur. Since the second half of 2007, we have seen marked volatility in the prices of those raw materials, mostly due to the increasing processing cost of the raw materials caused by higher international market price of sulphur and non-renewable resources such as petroleum and coal. In 2008, with the booming domestic demand for fertilizers in China, we experienced worsening shortage and climbing price of potassium chloride.  In order to maintain a comparatively stable fertilizer price, the Chinese government continually promulgated a number of supportive and preferential policies to ensure fertilizer supply and to improve the purchasing power of farmers, consequently ensuring the food safety in PRC.  We believe these government policies will help boost our fertilizer sales.

 The $586 billion government stimulus announced in November 2008 has sustained the development of rural infrastructure and water supply projects in rural areas, among other projects.  Infrastructure construction, an important pillar of China’s economic progress, will contribute to the growth of the agriculture industry and the demand for our products.  Two other major factors that we envisage will promote the essential need for our fertilizers are: 1) the increasing domestic consumption and export demand for China’s agricultural products, and 2) the decreasing availability of arable farm lands.

 The rapid economic growth in China over the past two decades has led to income growth that elevated millions of consumers from poverty, resulting in dramatic improvements of standards of living and diet diversification to more protein based. As the world’s largest agricultural economy, China produces and consumes a wide range of agricultural products, from traditional staple grains such as wheat and rice, to more varieties of fruits, vegetables, livestock, poultry and fish, as the demand by a wealthier domestic consumer base and export market dictates. The use of our microbial organic and slow-release fertilizers are essential to augment agricultural production to meet the food needs of a large population with demand for high quality produce, vegetables and fruits that are organic and pollution-free. Even the production of grain for feed given to livestock utilizes fertilizers.

China’s agricultural production comes almost entirely from small-scale operations. According to China’s 2007 agricultural census, the country has 200 million farm households and an estimated 122 million hectares (494 million acres) of cultivated land—an average of 0.6 hectare (1.5 acres) per household. These small land holdings are typically divided into several parcels that are not adjacent to each other.  Industrial and urban growth further decreased the agricultural land base.  To coax production out of such small plots, farm households engage in intensive agricultural practices, including high levels of fertilizer application and raising two or three crops per year on a single plot.

With the growing global and domestic demand for pharmaceutical base product, we are confident about the sales growth of our chemical products as well.  We have aligned ourselves with large corporate and government clients for the distribution of these products.  Our snow melting agent had gained a 10% market share in Japan.  We are focused in increasing our product variety and strengthening our presence in the market.

We believe that research and development, quality control and production capacity are key factors to maintaining and improving our competitive position and enhance our long term growth potential. As a result, we continually place emphasis on:

1.           Research and development of new products;
2.           Product quality control;
3.           Improvement of operating efficiency and employee competence;
4.           Expansion of production capacity;
5.           Further exposure to bigger markets and diversified customers.

 Our newly developed fertilizer product, microbial semi-organic slow release fertilizer, has been tested by our customers and received a good response. Functional fertilizer will be the emphasis in our future research and development activities.

Our company obtained its ISO 9001 and ISO 14001 certifications in July 25, 2007. Our qualified output rate of the products certified for ISO reached 100% compliance. This helped us not only in increasing productivity, but also in acquiring a growing number of loyal customers.

We adopt multi-brand and multi-channel sales strategy and constantly strive to broaden our customer base. We believe a broader customer base will mitigate the potential operational risk for us. We also believe that a broad market for our products can increase demand for our products, reduce the threat of negative market changes, and provide additional opportunities for our growth.

Results of Operations

Three months ended September 30, 2009 compared to the three months ended September 30, 2008

The following table shows our operating results for the three months ended September 30, 2009 and 2008 and nine months ended September 30, 2009 and 2008.

Changda International Holdings, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED - Presented in $'000 except share data)

	Nine months	Nine months	Three months	Three months
	ended	ended	ended	ended
	September 30, 2009	September 30, 2008	September 30, 2009	September 30, 2008

INCOME
Operating revenues	51,978	53,732	10,177	9,050

COST OF SALES
Cost of sales	43,581	45,632	8,530	7,893

GROSS PROFIT	8,397	8,100	1,647	1,157
OPERATING EXPENSES
Administrative expenses	3,811	3,225	1,093	598
Financial costs	212	346	66	111
Other expenses (income)	(41)	(72)	(5)	(10)
Taxation	940	669	169	94
Total Operating Expenses	4,922	4,168	1,323	793

NET PROFIT	3,475	3,932	324	364

EARNINGS PER BASIC AND DILUTED
COMMON SHARE ($)	.0619	.0734	.0057	.0068

WEIGHTED AVERAGE NUMBER OF
COMMON SHARES OUTSTANDING	56,096,059	53,599,965	56,611,853	53,599,965

Operating Revenues

    Revenues for the three months ended September 30, 2009 of approximately $10,177,000 compared to the net sales of approximately $9,050,000 for the three months ended September 30, 2008 represents an increase of approximately $1,127,000 or 12.45%. The increase in sales revenue was mostly due to the increase in the volume of fertilizer sales, offsetting the decrease in the average sales price of fertilizers.

Cost of Sales

Cost of sales for the three months ended September 30, 2009 was approximately $8,530,000, or 83.8% of net sales.  Cost of sales for the three months ended  September 30, 2008 was approximately $7,893,000 or 87.2% of net sales.  The decrease in cost of sales resulted from the decreasing production cost caused by lower raw material price for fertilizers and chemical products.

Gross Profit

Total gross profit for the three months ended September 30, 2009 was approximately $1,647,000 or 16.2% of net sales compared to approximately $1,157,000 or 12.8% of net sales for the three months ended September 30, 2008. The increase in gross profit was mostly due to the decrease of production cost stemming from lower raw material price.

Operating Expenses

Operating expenses consist primarily of transportation expenses, commission, promotion and advertising expenses, freight charges and general and administrative expenses. Operating expenses amounted to approximately $1,093,000, or 10.74% of net sales for the three months ended September 30, 2009 as compared to approximately $598,000 or 6.61 % of net sales for the three months ended September 30, 2008.

Income Taxes

The PRC Subsidiaries having been wholly owned foreign subsidiaries of CIHD are subject to effective tax rates of 34% and 21% for the quarters ended September 30, 2009 and 2008, respectively, as a result of tax grants by the local government of economic development. The income tax paid was approximately $169,000 for the three months ended  September 30, 2009 and $94,000 for same period in 2008 .

Net Income

Our net income was approximately $324,000 for the three months ended September 30, 2009 and approximately $364,000 for the three months ended September 30, 2008. The decrease in net income was largely due to the increase in operating expenses, and income taxes. Net income as a percentage of total net sales approximated 3.18% and 4.02% for the three months ended September 30, 2009 and 2008, respectively.

Fiscal year ended December 31, 2008 compared to fiscal year ended December 31, 2007

The following table shows our operating results for the years ended December 31, 2008 and 2007 ($000).

	Changda International Limited Fiscal Year Ended December 31,	Changda International Limited Fiscal Year Ended December 31,
	2008	2007

INCOME
Operating revenues	80,958	38,245
COST OF SALES
Cost of sales	67,907	31,417

GROSS PROFIT	13,051	6,828
OPERATING EXPENSES
Administrative expenses	6,122	3,034
Financial costs	449	176
Other expenses (income)	(96)	(135)
Taxation	931	-
Total Operating Expenses	7,406	3,075

NET PROFIT	5,645	3,753
EARNINGS PER BASIC AND DILUTED
COMMON SHARE ($)	0.11	0.07
WEIGHTED AVERAGE NUMBER OF
COMMON SHARES OUTSTANDING (BASIC AND DILUTED)	53,599,964	53,599,964

Operating Revenues

Revenues for the year ended December 31, 2008 of approximately $80,958,000 compared to the net sales of approximately $38,245,000 for the year ended December 31, 2007 represents an increase of approximately $42,713,000 or 111.68%. The substantial increase in sales revenue was basically due to the boost in production resulting from the expansion of the plant facilities.

Cost of Sales

Cost of sales for the year ended December 31, 2008 amounted to approximately $67,907,000, representing approximately 83.88% of net sales.  Cost of sales for the corresponding period in 2007 amounted to approximately $31,417,000, representing approximately 82.15% of net sales.  The increase in the percentage of cost of sales in relation to net sales by approximately 1.73% resulted from the increase in raw material price, specifically the cost of potassium chloride.

Gross Profit

Total gross profit for the year ended December 31, 2008 amounted to approximately $13,051,000, representing approximately 16.12% of net sales. Gross profit for the corresponding period in 2007 amounted to approximately $6,828,000, representing approximately 17.85% of net sales. The decrease in the percentage gross profit percentage by approximately 1.73% resulted from the increase in raw material price, specifically the cost of potassium chloride.

Operating Expenses

Operating expenses consist primarily of transportation expenses, commission, promotion and advertising expenses, freight charges and general and administrative expenses. Operating expenses amounted to approximately $6,122,000, or approximately 7.56% of net sales for the year ended December 31, 2008 as compared to approximately $3,034,000, or approximately 7.93 % of net sales for the year ended December 31, 2007.

Income Taxes

The PRC Subsidiaries having been wholly owned foreign subsidiaries of CIHD are subject to effective tax rates of 14% for the year ended December 31, 2008, as a result of tax grants by the local government for economic development. The income tax paid was approximately $931,000.  No income tax was paid for the year ended December 31, 2007.

Net Income

Our net income was approximately $5,645,000, representing approximately 6.97% of net sales for the year ended December 31, 2008, compared to approximately $3,753,000, representing approximately 9.81% of net sales for the year ended December 31, 2007. The decrease in net income was mainly attributed to the increases in cost of sales, interest expense, and income tax paid for 2008.

Liquidity and Capital Resources

Operating Activities

Net cash provided by operating activities for the nine months ended September 30, 2009 amounted to approximately $20,000 while net cash used in operating activities for the nine months ended September 30, 2008 amounted to approximately $638,000.   The increase of approximately $658,000 was primarily due to the decrease in outstanding accounts receivable and increase in trade and other payables.

Net cash provided by operating activities for the years ended December 31, 2008 and 2007 were approximately $1,889,000 and $4,046,000, respectively, or a decrease of approximately $2,157,000.  The decrease was mainly due to increase in inventories and receivables.

Investing Activities

Net cash used in investment activities for the nine months ended September 30, 2009 and September 30, 2008 amounted to approximately $172,000 and $1,678,000 respectively. This represents a decrease of approximately $1,506,000  which was mainly due to the decrease  in acquisition of property, plant and equipment.

Net cash used for investing activities for the years ended December 31, 2008 and 2007 were approximately $2,901,000, and $9,326,000, respectively, or a decrease of approximately $6,425,000. The decrease was primarily due to the decline in new investments in property, plant and equipment.

Financing Activities

Net cash used in financing activities for the nine months ended September 30, 2009 amounted to $98,000 while net cash from financing activities for the nine months ended September 30, 2008 amounted to approximately $1,368,000.  This represents a decrease of approximately $1,466,000 which was primarily due to the decrease in new bank and other loans issued.

Net cash provided by financing activities for the years ended December 31, 2008 and 2007 were approximately $544,000 and $5,494,000, respectively, or a decrease of approximately $4,950,000.  The proceeds of the 2008 long-term borrowing of approximately $ 7,845,000 was offset by payments of short-term borrowings amounting to approximately $7,266,000, resulting in reduced cash inflow compared to 2007.  Further, in 2008 there was no increase in paid-in capital, unlike the increase of approximately $3,148,000 that occurred in 2007.

Future cash commitments

In order to improve our performance and competitiveness, we are constructing our Heze fertilizer plant and are preparing to rebuild our second chemical plant. We have already invested a total of $4,136,681 into our Heze plant. However, an additional $19,700,000 for construction is expected to be incurred and $11,500,000 for matching working capital will be required. These amounts will be financed primarily through self-financing and fund raising from third party lenders or investors.

 Critical Accounting Policies and Estimates

Management's discussion and analysis of its financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance generally accepted accounting principles in the United States of America. Our financial statements reflect the selection application of accounting policies which require management to make significant estimates and judgments.

We have disclosed in the notes to our financial statements those accounting policies that we consider to be significant in determining our results of operations and our financial position which we are incorporating by reference herein. We believe that the following reflect the more critical accounting policies that currently affect our financial condition and results of operations.

Use of Estimates

The preparation of the consolidated financial statements in conformity with USGAAP requires the management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reported periods. The management evaluates these estimates and judgments on an ongoing basis and bases their estimates on experience, current and expected future conditions, third-party evaluations and various other assumptions that they believe are reasonable under the circumstances. The results of these estimates form the basis for making judgments about the carrying values of assets and liabilities as well as identifying and assessing the accounting treatment with respect to commitments and contingencies.

Actual amounts could differ from those estimates. Estimates are used for, but not limited to, the accounting for certain items such as allowance for doubtful accounts, depreciation and amortization, inventory allowance, taxes and contingencies.

Recognition of Revenue

Revenue is recognized when it is probable that the economic benefits will flow to the Group and when the revenue and costs, if applicable, can be measured reliably and on the following basis.

Sale of goods is recognized on transfer of risks and rewards of ownership, which generally coincides with the time when the goods are delivered to customers and the title is passed.

Accounts Receivable

Accounts receivables are stated based on the amounts invoiced to customers. We review our accounts receivable on a regular basis and a provision for bad debts is determined and recorded in the accounts based on age analysis of the balances.

A valuation allowance for amounts anticipated to be uncollected is recorded as needed.  A considerable amount of judgement is required in assessing the ultimate realization of these receivables, including the current creditworthiness and the past collection history of each debtor.  If the financial conditions of these debtors were to deteriorate, resulting in an impairment of their ability to make payments, additional allowance will be required.

Property, plant and equipment

Property, plant and equipment, other than construction in progress, are stated at cost less accumulated depreciation and accumulated impairment losses.

The cost of an item of property, plant and equipment comprises its purchase price and any directly attributable costs of brining the asset to its working condition and location for its intended use.  Repairs and maintenance are charged to the income statement during the period in which they are incurred.

Depreciation is provided to write off the cost less accumulated impairment losses of property, plant and equipment, other than construction in progress, over their estimated useful lives from the date on which they are available for use and after taking into account of their estimated residual values, using the straight-line method.  Where parts of an item of property, plant and equipment have different useful lives, the cost or valuation of the item is allocated on a reasonable basis and depreciated separately.

Foreign currency translation

Items included in the Company’s consolidated financial statements are measured using the currency of the primary economic environment in which the Group operates (“functional currency”).

Foreign currency transactions are translated into the functional currency using the exchange rates prevailing at the dates of the transactions. Foreign currency transaction gains and losses are recognized in current operations, whilst translation adjustments are recognized in other comprehensive income, which in a separate component of stockholders’ equity.

The presentational currency is the United States Dollars.

Off Balance Sheet Arrangements

The Company does not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on the Company's financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURES

On February 17, 2009, we dismissed Moore & Associates, Chartered, or Moore & Associates, as our independent registered public accounting firm, effective immediately.  The decision to change accountants was recommended and approved by the Board of Directors on February 17, 2009.

The report of Moore & Associates on the financial statements for the two fiscal years ended June 30, 2008 and 2007 did not contain an adverse opinion or disclaimer of opinion, or was modified as to uncertainty, audit scope, or accounting principal.  There were no disagreements with Moore & Associates during the two most recent fiscal years and subsequent interim period through February 17, 2009.

On March 12, 2009, Moore & Associates furnish a letter addressed to the Commission stating whether or not Moore & Associates agrees with the statements noted above and is incorporated by reference herein as Exhibit 16.1.

On January 22, 2009, we engaged Mazars LLP, Certified Public Accountants, as our independent registered public accounting firm.

On December 3, 2009, our Board of Directors approved the dismissal of Mazars LLP, or Mazars UK, as our independent auditors.

Since Mazars UK did not issue a report on our financial statements for the fiscal years ended December 31, 2008 and 2007 or any other relevant period, no report of Mazars UK on our financial statements contained an adverse opinion or disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope or accounting principles.

From the date of Mazars UK’s engagement, January 22, 2009,  through December 3, 2009: (i) there have been no disagreements with Mazars UK on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Mazars UK, would have caused it to make reference to the subject matter of the disagreement in connection with its reports and (ii) Mazars UK did not advise us of any of the events requiring reporting in this Current Report on Form 8-K under Item 304(a)(1) of Regulation S-K.

On December 3, 2009, Mazars UK furnish a letter addressed to the Commission stating whether or not Mazars agrees with the statements noted above and is incorporated by reference herein as Exhibit 16.2.

On December 3, 2009, our Board of Directors ratified and approved our engagement of Mazars CPA Limited, or Mazars HK, as our independent auditors.

During the years ended December 31, 2008 and 2007 and through December 3, 2009, neither the Company nor anyone on its behalf consulted Mazars HK regarding (i) the application of accounting principles to a specific completed or contemplated transaction, (ii) the type of audit opinion that might be rendered on our financial statements, or (iii) any matter that was the subject of a disagreement or event identified in response to Item 304(a)(1) of Regulation S-K (there being none).

BUSINESS

 We were incorporated on January 25, 2007, in the state of Nevada under the name Promodoeswork.com, Inc.   We subsequently changed our name to Changda International Holdings, Inc.  We have never declared bankruptcy, we have never been in receivership, and we have never been involved in any legal action or proceedings.

  On January 15, 2009, Darryl Mills, our major shareholder and affiliate consummated an Affiliate Stock Purchase Agreement with Allhomely International, Limited. Pursuant to such agreement, Allhomely International Limited acquired a total 2,000,000 restricted shares (pre-reverse split) of our common stock.   Also on January 15, 2009, John Spencer, Derrick Waldman, and Louis Waldman, shareholders and affiliates of the Company, consummated a Restricted Stock Purchase Agreement with Allhomely International Limited.  Pursuant to such agreement,  Allhomely International Limited acquired a total 2,200,000 restricted shares (pre-reverse split) of our common stock.As the result, ,Allhomely International Limited acquired a total 4,200,000 shares (pre-reverse split) of our common stock, resulting in a change of control.

Immediately prior to the closing of the above transaction, Louis Waldman served as our President, and Derrick Waldman served as the our Secretary and Treasurer.   Immediately following the closing of the transaction Mr. Jan Pannemann was nominated and elected by the Board of Directors as our sole officer, to act as President and Chief Executive Officer and to serve until his successors shall be elected and qualified until the earlier of  death, resignation or removal in the manner provided for in our by-laws.

Also following the closing of the transaction Mr. Jan Pannemann was appointed as our sole Director to serve until his successors shall be elected and qualified on the earlier of death, resignation or removal in the manner provided for in the Company’s by-laws. Following the election and appointment of Mr. Jan Pannemann as officer and Director, Louis Waldman, Derrick Waldman, and John Spencer tendered their resignations as our officers and directors.

On February 13, 2009, we entered into a Share Exchange Agreement under which we issued Forty Seven Million Seven Hundred Twenty Nine Thousand Nine Hundred Sixty Four (47,729,964) shares (pre-reverse split) of our common stock,  to the shareholders of  Changda International Ltd. in exchange for 100% of the issued and outstanding capital stock of Changda International Ltd..  As a result of the Share Exchange Agreement Changda International Ltd. became our wholly-owned subsidiary.  As of the date of the Share Exchange Agreement, Changda International Ltd. held, directly or indirectly, the entire equity interest in Changda Chemical, Shangdong Fengtai, Changda Fertilizer and Changda Heze.

Following our acquisition of Changda International Ltd., as set forth in the following diagram, Changda International Ltd. became our direct wholly-owned subsidiary and Changda International, directly or indirectly, holds the entire equity interest in Changda Fertilizer, Changda Chemical, Shandong Fengtai and Changda Heze.

Our Corporate Structure

Our current corporate structure is set forth below:

Organizational History of Changda International Limited

Changda Chemical was formed on December 1, 2000, to engage in the production and sale of a snow melting agent. In view of the continuing expansion in the agricultural sector and supportive government policies, the Changda Fertilizer was established on April 24, 2003, which is engaged in the production and sale of various fertilizers, including chemical, organic and compound fertilizers. In March 2007, Changda Chemical began to set up production lines for thiophene and fire retardant agents, which were completed and put into production in September 2007 and July 2008 respectively. Changda Heze was established on September 3, 2007 to take advantage of the continued growth in demand for microbial organic-inorganic compound fertilizers and slow-release fertilizers. All current production lines of the Company are located in Shandong Province, Peoples Republic of China (“PRC”). Shandong Fengtai was established on May 17, 2004, jointly owned by Changda Fertilizer (75 percent) and Seiwa Fertilizer Co. Ltd (“Seiwa”), a Japanese company (25 percent), to develop export sales to Japan. On June 13, 2008, the Company and Seiwa entered into an agreement whereby the Company acquired the remaining twenty-five percent interest in Shangdong Fengtai from Seiwa for a cash consideration of US$130,500. The equity transfer is closed.

Changda International Ltd. was incorporated on April 2, 2007 in the Republic of Marshall Islands as the holding company of our operating subsidiaries.  Changda International Ltd. holds, directly or indirectly, the entire equity interest in Changda Fertilizer, Changda Chemical, Shangdong Fengtai and Changda Heze.

Overview of the Business

We are principally engaged in the research and development, manufacture and sale of fertilizer and chemical products in the PRC. During the years ended December 31, 2005, 2006 and 2007, our sales revenue from fertilizers accounted for approximately 77.4 percent, 81.2 percent, 90.0 percent and 94.2 percent of the total aggregate revenue in 2005, 2006, 2007 and the six months ended on June 30, 2008 respectively. Fertilizers we manufacture can be broadly classified into chemical compound fertilizers and microbial organic and inorganic compound fertilizers. The chemical products manufactured by the Company consist of snow melting agents and various other industrial chemicals.

Primary Products

We produce chemical and microbial organic-inorganic compound fertilizers. Our chemical fertilizer products are classified into three types, namely complex fertilizers, compound fertilizers and slow- release compound fertilizers with more than 10 product lines sold under the “CHANGDA” and “FENGTAI WOSIDA” brands.

Compound fertilizer products are produced by initiating chemical reactions between the three key nitrogen, phosphorous and potassium nutrients during the production process; each granule contains a combination of these nutrients so as to provide balanced distribution capabilities.

Our principal compound fertilizers are sulfur-based compound fertilizer, ammoniated sulfur-based compound fertilizer and chloric-based compound fertilizer.

Slow-release compound fertilizer products allow the fertilizer nutrients to be released progressively, enabling plants to absorb most of the nutrients and enhance yield rate. Slow-release compound fertilizers are also more convenient, as they require less frequent applications. We have modified and developed controlled-release (which is a subset of slow-release) fertilizers.

Our microbial organic-inorganic compound fertilizer is a new type of fertilizer. In general, it helps plants to secure nitrogen from the air and to dissolve useful minerals such as phosphorus and potassium from soil thus facilitating absorption of these useful minerals by plants and enhancing their stress resistance. The organic and inorganic elements enhance soil fertility and crop yield respectively.

In recent years, with the increase in health awareness among consumers in the PRC, the production and sale in the PRC of green food and organic food products, or food products using organic fertilizers, has increased significantly.

 Customers, sales and distribution

We distribute some of our fertilizer products to farmers through China Post Logistics (Shandong) Limited; a subsidiary of the China Postal Service (“China Post”), which provides postal services in the PRC. Other distribution channels used by the Company include five exclusive distributions centers. We also distribute fertilizer products overseas to Seiwa in Japan. The Directors believe these distribution channels minimize our promotion costs by taking advantage of China Post and Seiwa’s sales channels and goodwill to penetrate target markets, and also minimize transportation costs as products are distributed primarily to China Post and Seiwa rather than directly to end-users.

In 2008, approximately 97 percent of our fertilizer products were sold within Shandong Province in the PRC, while approximately 3 percent of our fertilizer sales were made to Japan. Domestic sales are settled in RMB while export sales are settled in USD. Terms of sale are usually cash on delivery or cash in advance of delivery and a credit period is not normally granted to customers. Fertilizer sales are subject to seasonality, being comparatively higher during planting months such as March to April and September to October each year.

Distribution Agreement with China Post

On December 28, 2007, Weifang Changda Fertilizer Co., Ltd. entered into a distribution agreement with China Post Logistics(Shangdong) Co., Ltd., which authorized China Post Logistic(Shangdong) Co., Ltd to be the exclusive distributor of Fengtaiwosida Series of fertilizer in the area of Shangdong Province. The distribution agreement expires on December 27, 2012.

On December 25, 2008, Changda Fertilizer entered into a Sales Agency Agreement with China Post (Shandong), Dongying Branch, or China Post-Dongying Branch. Pursuant to such agreement, Changda Fertilizer authorized China Post-Dongying Branch to be the Sales agent for its Fengtaiwosida Brand compound fertilizers in Dongying area. Each order made by China Post-Dongying Branch shall be within the scope of 5% of 30,000 tons. The authorization is valid from January 1, 2009 through December 31, 2009.

On December 25, 2008, Changda Fertilizer entered into a Sales Agency Agreement with China Post (Shandong), Weifang Branch, or China Post-Weifang Branch. Pursuant to this agreement, Changda Fertilizer authorized China Post-Weifang Branch to be the Sales agent for its Fengtaiwosida Brand compound fertilizers in Weifang area. Each order made by Weifang Branch shall be within the scope of 5% of 40,000 tons. The authorization is valid from January 1, 2009 through December 31, 2009.

Materials, production process and facilities

The key raw materials we use in the production of our fertilizers are urea, potassium sulphate, potassium chloride, ammonium sulphate, ammonium phosphate and potash. Our chemical fertilizer products are manufactured through chemical reactions occurring between different inorganic fertilizer materials so as to provide a balanced proportion of all nutrients. Our microbial organic-inorganic compound fertilizer products are manufactured from bacteria combined with inorganic and organic elements. Most of the raw materials are sourced domestically in the PRC and are paid for in RMB. Our payout terms with its suppliers vary from a credit period of up to 60 days to cash payments in advance.

Our fertilizer production facilities are located in Weifang and Heze, Shandong Province in the PRC, consisting of land parcels with a total site area of approximately 151,164 square meters. There are two production lines for the manufacture of chemical fertilizers, and two production lines for the manufacture of the microbial organic-inorganic compound fertilizers and slow-release compound fertilizers, with an aggregate annual capacity of 300,000 tonnes in 2008.

Chemical Business

Products

Our principal chemical products are snow melting agents and various other industrial chemicals.  Snow melting agents are de-icing salt, consisting of a combination of sodium chloride, calcium chloride, magnesium chloride and additives in varying levels for different customer segments and uses. The products are a white, odorless and soluble solid compound and are used primarily to de-ice airports, roads and golf courses in the winter seasons, spread by winter service vehicles.

Our industrial chemical products range includes thiophene, calcium chloride and magnesium chloride. Thiophene is a colourless and transparent liquid which is primarily used in the pharmaceutical raw materials industry as a medicine chemical auxiliary, and for the synthesisation of anti-bacterial fungus. Calcium chloride and magnesium chloride are used for dust control on roads and also as essential product inputs for a wide range of industrial usage such as in cement production.

Customers, sales and distribution

We mainly sell and distribute our snow melting agents and thiophene to industrial end-users through its sales team. Most of our snow melting agent products are sold to Japanese customers and in total made up 11 percent, 6.5 percent and 5.3 percent of our sales in 2006, 2007 and 2008 respectively. Changda Chemical supplied 10 percent of snow melting agent demanded in Japan in 2007.

Thiophene was commercialized in the first half of 2008 and sales were not material. Domestic sales are settled in RMB while sales to Japan are settled in USD. Payment terms are usually by cash payment for sales to Japan. Payment terms for domestic sales are usually cash in advance of delivery, although a credit period of up to 60 days may be granted to repeat customers. Snow melting agent sales are subject to seasonality, being comparatively higher during October to February each year.

Materials, production process and facilities

The principal raw materials in the chemical products include sodium chloride, calcium chloride, magnesium chloride and additives. For each of the three years ended December 31, 2006, 2007 and 2008, consumption of sodium chloride, calcium chloride and magnesium chloride accounted for approximately 16 percent, 13 percent and 21 percent of the Company’s total cost of sales, respectively and approximately 13 percent, 11 percent and 19 percent of its turnover respectively. De-icing agents are manufactured by granulisation and drying of various chlorides and additives. Thiophenes are manufactured from the catalisation and distillation of butadiene and sulphur.

At present, we purchase most of our principal raw materials locally. All of our suppliers are paid in RMB. Most of our suppliers do not allow a credit period.

Our chemical production facilities are located in Shandong Province in the PRC and occupy a total site area of 69,278 square meters. Three production lines are utilized for the manufacture of snow melting agent products, while one production line is operated to produce thiophene and one production line is operated to produce fire retardant agent. Total annual production capacity in 2008 was 301,500 tonnes (tonnes is a metric measure of weight equivalent to 1,000 kilograms).

The PRC Chemical Industry

Like all other sectors the chemical industry in China also has been affected by global economic crisis. Nevertheless the industry now shows signs of recovery- according to China Chemical Industry News (CCIN) the overall production increased by 1.1% in the first 8 months of 2009 compared to the same period in the previous year.  Specialty Chemicals (+10.6%) and Rubber Related Chemicals (+10.4%) gained particularly strong.  In 2006, global sales of chemical products amounted to just under 2 180 billion Euros, reflecting a growth rate of almost 8 percent against 2005. Europe and Asia have roughly equal positions as the major chemical manufacturers, closely followed by North America. China ranks second only to the United States, its chemical industry outgrow Germany in 2005 and Japan in 2006 with 205 billion Euros worth in sales.

Investment in the chemical sector is still growing strongly.  Investment undertaken by the Chinese chemical Industry (Billion RMBs compared to previous year period)

Sector	1st Half. 2008	1st Half. 2009	Change
Petrochem	77,4	83,2	7,5%
Base Chemicals	192,8	248,9	29,1%
Pharmacy	43,1	60,8	41,1%
Fibres	13,0	11,5	-11,5%
Rubber Products	21,8	28,5	30,7%
Plastic Products	45,8	59,8	30,6%
Total	393,9	492,7	25,1%

(Source: Germany Trade and Invest (GovOrg) & China Chemical Industry News (Industry Federation Publication), National Bureau of Statistics, German Chemical Industry Federation VCI )

Information on the Industry

Classification and Function of Fertilizers

Fertilizers are used to provide, maintain and improve plant nutrition and enhance the performance of the soil in which plants grow, with the aim of increasing agricultural output, improving the quality of agricultural products and increasing plants’ resistance to disease. As set out below, fertilizers come in both organic and inorganic forms.

Chemical Fertilizers (Inorganic Fertilizers)

Chemical fertilizers are manufactured using inorganic material of wholly or partially synthetic origin, and are added to the soil to sustain plant growth. Chemical fertilizers generally contain one or more of the following nutrients, which are essential to plant growth:

• Nitrogen

Nitrogen plays an important role during plant growth. It is a component of amino acids in plants, which are the building blocks of protein. Nitrogen also helps the crop yield. It not only increases the output of agricultural products, but also improves their quality.

• Potassium

Potassium is essential in its ionic form for metabolism. Potassium encourages crops to use nitrogen more efficiently, increases production, improves crop quality and increases crop resistance.

• Phosphorous

Phosphorus is the component of cell protoplasm in the plant. It plays an important role in cell growth and proliferation. It also assists in photosynthesis, and accelerates root growth of seedlings and the growth of plump-eared grain.

In accordance with their mineral nutrient content, chemical fertilizers can be divided into four types, namely nitrogen, phosphate, potash and compound fertilizers.

Organic Fertilizers

Organic fertilizer is made up of materials of natural origin (primarily derived from plants and/or animals) that release nutrients into the soil as its constituent parts are broken down by micro-organisms.

Organic fertilizers promote the growth and reproduction of micro-organisms in the soil, improve the physical, chemical and biological characteristics of the soil, and increase the soil’s capacity to hold water and nutrients, thus creating a favorable environment for plant growth.

GLOBAL DEMAND AND SUPPLY OF FERTILIZER

The steady growth of the global population and of the world economy has contributed to increased demand for agricultural products. Other factors, including the development of bio-energy (partly in response to rising oil prices) and the implementation of favorable agricultural policies in certain countries, have also promoted agricultural growth, which in turn has led to growth in demand for fertilizers.

Like other commodities, fertilizers have been affected by the economic downturn in 2008. Aggregate world fertilizer demand in 2008/09 is seen as down 5.1% compared with the previous year, from 168.1 to 159.6 Mt nutrients. Drops in consumption are registered in all the regions except South Asia and Eastern Europe and Central Asia. (Source IFA June 2009)

Global Fertilizer Consumption (million metric tons nutrients)

Year	N	P	K	Total
06/07	97.4	38.1	26.9	162.4
07/08	101.0	38.8	28.3	168.1
08/09 (estimated)	99.4	36.0	24.3	159.7
09/10 (forecast)	102.0	38.1	25.3	165.4
13/14 (forecast)	111.1	44.3	31.4	186.8

Source: IFA, June 2009

An International Fertilizer Association (“IFA”) report indicates that, in response to relatively high agricultural commodity prices in 2007, as well as to policies promoting fertilizer use in many Asian countries and favorable weather conditions in the northern hemisphere, global fertilizer demand in 2007 was at 168.7 million metric (Mt) tons of nutrients. At the regional level, the bulk of the increase in demand is forecast to come from Asia and, to a lesser extent, from Latin America. South Asia and East Asia together are forecast to account for 62% of the total global growth. If Latin America is added, the three regions together are forecast to account for three-fourth of the increase in global demand in the next five years. The IFA report projects an average global growth of the fertilizer consumption of 2.8% to the year 2013 with a then global consumption of 186.8 million tons.

GROWING AGRICULTURAL INDUSTRY IN THE PRC

The PRC is one of the fastest growing economies in the world and primary industry (farming, forestry, animal husbandry, sideline production and fishery) accounts for over 10 percent of the PRC’s total gross domestic product.

The PRC has a huge population of 1.3 billion. In contrast, the country’s farmland is relatively limited, with approximately 122 million hectares of arable land. Per capita arable land is less than 0.1 hectares.

 Accordingly, the PRC Government attaches great importance to the PRC’s issues concerning “countryside, farmers and agriculture”. It has promulgated a series of agricultural measures in favor of farmers since 2004, such as agricultural tax relief, adopting agricultural subsidies and controlling arable area, so as to promote the continued growth of agricultural production and farmers’ income. The net income per capita of China's rural residents in the first half of 2009 year increased 8.1% year-on-year. The net income per capita of China's rural residents in the first half of 2009 year increased 8.1% year-on-year. In 2008, farmers' net income per capita was 4,761 yuan, a growth of 8%over the previous year, according to a survey released by the Chinese Academy of Social Sciences, the country's government think tank in April. According to the Chinese Ministry of Agriculture the central fiscal has so far allocated 123 billion yuan in subsidizing farmers' purchase of seed, diesel, fertilizers and other production materials this year, rising 19.4 percent over the previous year. (National Bureau of Statistics).The PRC’s total grain output reached 528.5 million tonnes in 2008.

OVERVIEW OF THE PRC FERTILIZER INDUSTRY

The PRC’s chemical fertilizer industry plays an important role in the world fertilizer industry. The PRC is one of the largest fertilizer producers and it accounts for 34 percent of global consumption (168.7 million tonnes – by effective component) in 2007.

In order to encourage investment in the fertilizer industry, the PRC Government has promulgated a number of preferential policies, including zero rate VAT for fertilizer products, preferential electricity prices and cheaper railway transportation.

The PRC’s continuous economic growth, agricultural development, growing demand for fertilizers and preferential fertilizer industry policies combine to promote the development of the fertilizer industry.  According to the National Bureau of Statistics, the PRC’s output of chemical fertilizers grew from 37.9 million tonnes (by effective component) in 2002 to 57.9 million tonnes (by effective component) in
2007, with an average annual growth rate of 8.8 percent. After a slowdown in 2008 in the wake of the international economic crisis, the China National Bureau of Statistics reported a 9.5% year-on-year increase in chemical fertilizer production in the first half of 2009.

Development trend of Chinese fertilizers

1.	Continuous development of chemical fertilizers

The pressure to use a decreasing area of land to feed a growing population has resulted in a consistent upward trend in the output of chemical fertilizers in the PRC. The use of compound fertilizers in particular has grown continuously in recent years.

2.	Development opportunity for slow/controlled release fertilizers

The PRC Government’s 11th Five-Year Technology Development Planning and the National Mid/Long- Term Science and Technology Development Planning Framework of 2006 indicated the direction for the development of technology of Chinese fertilizers, focusing on research and development of environmentally-friendly fertilizers’ key technologies and developing compound slow release and controlled-release fertilizers. The development and increased usage of slow release and controlled release fertilizers should serve to reduce agricultural pollution, and also to save non-renewable resources.

COMPOUND FERTILIZERS IN THE PRC

Compound fertilizers have become increasingly popular over the past decade and the consumption of them has been growing at the fastest rate among the categories listed. The consumption of compound fertilizers in the PRC has grown from approximately 6,708,000 tonnes in 1995 to approximately 13,032,000 tonnes in 2005, representing a CAGR of approximately 7.66 percent The Directors believe that the increasing popularity of compound fertilizers in the PRC derives from their greater nutrient content compared with that of single-fertilizer mixtures, and the fact that they can be adapted to give crops a variety of different nutrients to cater for different conditions and times of application.

EMERGENCE OF ORGANIC FERTILIZERS

Chemical fertilizers provide plants with immediately available nutrients to sustain plant growth and have been widely used in traditional PRC agricultural production for decades. Prolonged usage of chemical fertilizers will reduce the soil’s beneficial organism population and harden the soil. More and more countries are therefore shifting gradually towards the use of organic fertilizers.

Organic fertilizer has been listed as one of the key development products in the 11th Five-Year Plan for Ecology Protection, promulgated in October 2006. The PRC Government also indicated that it would increase spending on research and development on organic fertilizer products and technologies in the next five to ten years. These new policies will help the farmers to realize the advantages of using organic fertilizers, especially for farmland with poor soil structure and fertility after prolonged inappropriate use of chemical fertilizers. Accordingly, the Directors believe that demand for organic fertilizers will remain strong in the coming years.

PRC GOVERNMENT SUPPORT FOR THE FERTILIZER INDUSTRY

According to the PRC National Bureau of Statistics, the PRC is currently the largest fertilizer market in the world whereby fertilizer production and consumption account for 34.3 percent of the global market and the annual average growth rate in fertilizer application for 2002-2007 was 8.8 percent with demand growth higher than the world average level. The Directors expect that the steady growth of the PRC’s population and rising income will lead to demand for a diet with higher protein such as meat, which requires grain as feedstock. The PRC’s urbanization and industrialization will result in a continued decline in available arable farm land, thus making it essential for the PRC to raise its agricultural products yield to ensure adequate food supply. At the same time, the Directors believe that economic reform in the PRC will lead to a growth in consumer demand for cash crops such as vegetables and fruits, which generally require the application of higher volumes of fertilizers than traditional farm crops. The PRC Government has mandated that farmers increase crop yields in order to decrease the nation’s dependence on food imports; the growing consensus on the need to use environmentally friendly fertilizers has also been a factor in the growth of the business of the Company. The Directors believe that as a result of these factors, the demand for and the usage of fertilizers in the PRC will increase and that, as one of the fast-growing and competitive fertilizer producers in the PRC, the Company will benefit from the growth of the Chinese fertilizer market.

As fertilizer usage is key to increasing grain production yields, the PRC Government has been encouraging fertilizer application and hence production. Fertilizer production enterprises are given a number of benefits by the PRC Government in terms of electricity supply and transportation. Since 2004, the PRC Government has introduced several preferential VAT policies directly for the benefit of fertilizer production enterprises; for instance, 50 percent of the VAT collected from urea producers is refundable to these producers. To further support the industry, from 1 July 2005, urea producers were temporarily exempted from paying VAT, pursuant to a joint announcement made in May 2005 by the Ministry of Finance and State Administration of Taxation. The purpose of these preferential tax policies, and other supportive policies from the Government, is to promote domestic fertilizer supply and stable fertilizer prices.

In addition, the 11th Five-Year Plan for National Agricultural & Rural Economic Development, promulgated in August 2006, establishes a goal of an annual 0.65 percent increase in comprehensive grain productive capacity over five years, assuming an annual 0.18 percent decrease in planted grain acreage. The allowance for the agricultural industry reached RMB 63.8 billion in 2008, representing an increase of 131 percent over 2007. The PRC Government has recently declared that it will strive to double the income of Chinese farmers by 2020 from the 2008 level and elevate the nation’s agricultural productivity to a higher level. The 11th Five-Year Plan for Fertilizer Industry, issued by the PRC’s National Development and Reform Commission in October 2006, urges that the nation’s fertilizer production should reach 60 million tonnes by 2010, which represents an approximately 25 percent growth above the production in 2004. The Directors believe that these policies will lead to a sustained demand for each type of fertilizer.

OVERVIEW OF THE PRC CHEMICAL INDUSTRY

The chemical industry is the third largest in the PRC and accounted for 10 percent of the country’s GDP in 2006 according to the PRC National Bureau of Statistics. Chinese consumption constituted 35 percent to 40 percent of global demand growth for chemicals. The growth in domestic demand for chemicals alone in 2005 and 2006 was 7 percent to 8 percent, according to the PRC National Bureau of Statistics.

Despite this growth however, the PRC has a net chemical trade deficit and remains heavily dependent on imported raw materials, which have over recent years been affected by upward price trends in the world market caused by heavy global demand for raw materials, petroleum and other input.

Operations and Employees

Our major production facilities and sales offices are located in Weifang, Shandong Province in the PRC. At the date of this document, we have approximately 182 employees, including the Executive Directors. Most of the employees work in Shandong Province.
The breakdown of the employees by function is as follows:

	Changda Fertilizer	Changda Chemical	Changda International	Total
Directors	-	-	5	5
Management and administration	9	6	3	18
Finance and Accounting	13	5	-	18
Sales and marketing	15	6	-	21
Product Development	6	7	-	13
Production	49	46	-	95
Quality Control	6	6	-	12
Total	98	76	8	182

Intellectual Property

All of our fertilizer products are sold under the “CHANGDA” trade mark, which was granted by the PRC authorities on October 14, 2008, other than those sold through China Post, which are sold under the “FENGTAI WOSIDA” trade mark, which was granted by the PRC authorities on October 7, 2008. The “CHANGDA” trade mark covers a wide range of fertilizer products, including agricultural fertilizers, animal fertilizers, compound fertilizers and plant fertilizers.

All the Company’s chemical products are also sold under the “CHANGDA” trade mark. The trademark “CHANGDA” for the chemical products was applied for in June 2006 and June 2007. The registered trademark “Changda” has been granted by National Bureau of Intelligence Property on May 28, 2009 and September 7, 2009, respectively.

A total of eight patent applications have been filed in the PRC in relation to the various production methods and technology currently employed by us for our fertilizer business. In addition, we have, together with Mr. Qing Ran Zhu filed two patent applications in the PRC in relation to its snow melting agent product and thiophene production methods and technology for its chemical business segment. A summary of our patents is set out below:

Company Business	Patent Description	Patent registration No.	Status	Date of patent filed/issued
Fertilizer	High silicon compound fertilizer product and its Production Process	200710110812.1	Filed	June 11, 2007
	Sprout and Article Formation Production Process for Compound Fertilizer	200610043439.8	Granted	December 12, 2007
	An Organic-Compound Fertilizer and its Production Process	200810007504.0	Filed	February 26, 2008
	Intelligent Sulfur Film Coating for Large Granular Urea or Granular Compound Fertilizers	200710195664.8	Filed	December 5, 2007
	A Soil Conditioner Containing Nitrogen and Phosphor	200810007850.9	Filed	February 26, 2008
	A Social Conditioner and its Production Process	200810007503.6	Filed	February 26, 2008
	Resin capsule fertilizer and technology 1	200810126410.5	Filed	June 26, 2008
	Resin capsule fertilizer coating	200810126411.X	Filed	June 26, 2008
Chemical	Treatment method of a Sulphur contained Tar Waste produced in Manufacture Process for Thiophene 1	200710195665.2	Filed	December 5, 2007
	Anti Freeze Combination and its Production Process	200610043440.0	Granted	December 25, 2007

1 Patent applications were filed in the name of Mr. Qing Ran Zhu, who has signed an instrument stating that he will assign the patents to Changda Chemical and Changda fertilizer (wherever applicable) free of consideration after the patents are granted.

Currently, two patent applications have been granted to our PRC subsidiaries and eight applications are still pending. Upon completion of the registration as the owner of the filed patents, we will be able to enjoy all rights and benefits in those patents.

Insurance

We have taken out a basic asset insurance policy with China Continent Property & Casualty Insurance Company Ltd. However, we do not have business disruption insurance, as we have determined that the risks of disruption and the cost of insurance are such that it does not required it at this time. Any business disruption, litigation or natural disaster may result in substantial costs and diversion of resources. Should any of these events occur they may have a material adverse risk on our business and financial results.

Research and Development

We devote considerable effort and resources in improving the quality of its existing products and accelerating the development of new products. We have a research and development team comprising 14 staff. Most members of the research and development team have either bachelors or master’s degrees in related fields. They have considerable experience in soil studies, plant nutrition and fertilizers and chemistry. The main functions of the research and development team are to:

i.	conduct research and technical feasibility studies on the formulae, manufacturing processes, quality and stability of the Company’s products;
ii.	keep the Company abreast of the latest developments in both the global and domestic chemical fertilizer markets; and
iii.	formulate and evaluate the strategic policies for the Company’s products to enhance their marketability.

In addition to research and development into new products and production processes, our research and development centre also provides after-sales support and training to its distributors and customers. Such services not only help to build and strengthen customer relationships, but also allow us to receive feedback on its products for continuous development and improvement.

Our Competitors

Given the relatively high cost of transporting fertilizers and the poor transport links across parts of rural China, the major competitors to the Company’s fertilizer business are companies located in Shandong Province or nearby, many of which are small family-run operations. The Company also faces some competition from larger quasi-national companies, in particular:

● Shandong Hualu-Hengsheng Chemical Co., which operates various fertilizer production lines, including those for urea and ammonia, in Dezhou, Shandong Province;

● China Blue Chemical Ltd, which supplies an extensive range of fertilizers. It operates in the main agricultural regions of China, including Shandong Province;

● Hubei Yihua Chemical Industry Co., which supplies the domestic market with a range of chemical fertilizers. It is based in Hubei Province in Eastern China;

● Qinghai Salt Lake Potash, a leading fertilizer company which specializes in the production of potassium chloride, a product that it sells throughout China;

● Sinofert Holdings Ltd. (“Sinofert”) is an investment company with shareholdings in various undertakings which operate in the Chinese fertilizer market. Sinofert’s two main business streams – sources and distribution – operate nationwide. Sinofert produces all three nutrient-based fertilizers – nitrogen, phosphate and potash – as well as a range of compound products: potash is its leading profit generator.

In terms of its specialty chemicals business, competition for the Company is less clear-cut. In particular, contracts for its snow melting products normally follow the submission of tenders, both in mainland China and in overseas markets; in the latter case, the Company will normally be competing against local suppliers.

Competitive Strengths

The Directors believe that, compared with other PRC fertilizer manufacturers, the following principal competitive strengths contribute to our historical success and future prospects:

Experienced management team

The management team has average industry experience of over 10 years in production, financial and business management. The Directors believe the management team possesses the leadership, vision and in depth industry knowledge to anticipate and take advantage of market opportunities, to formulate sound business strategies, and to execute the strategies in an effective manner to maximize the benefit to Shareholders. Senior management has been able to achieve cost-efficient, organic and acquisitive growth of the Company’s business as well as effective integration of management and operations. A corporate management system, business philosophy and corporate culture have contributed to the success of our historical growth.

Strong distribution channel anchored by an exclusive distribution agreement with China Post

Our sales are primarily in Shandong Province, one of the major agricultural provinces in the PRC, and overseas to Japan. We supplied 10 percent of snow melting agents demanded in Japan in 2007. We have established a broad distribution network, including five exclusive distribution centers in Shandong Province, and an exclusive distribution agreement with China Post, which has a broad network of 80,000 distribution centers in 18 cities in Shandong Province. We have a large corporate and government client base. We are able to obtain information on the identity of end-users, so as to establish on-going and direct business relationships with them, providing technical training and after-sales services. Training seminars are also conducted on a regular basis for end-users, to familiarize them with our products and promote brand presence and enhance market value.

We review the strengths of potential distributors, including their financial soundness, market coverage and reputation, to evaluate potential candidates before appointing them as distributors.

A developer of next generation microbial organic-inorganic compound fertilizers and slow-release compound fertilizers

Prolonged application of synthetic chemical additives to soil leads to deterioration of soil condition and water pollution. Unlike inorganic fertilizers, our microbial organic-inorganic compound fertilizer products may facilitate the preservation of soil fertility and the prevention of some plant diseases. In 1998, the State Council of the PRC launched the “Rich Soil Project” in the PRC, with the objective of improving the deteriorating arable soil condition by promoting the usage of organic fertilizers. Our microbial organic-inorganic compound fertilizer products are consistent with this government policy, and the Directors believe they will contribute to the protection of the environment.

Excellent growth in turnover and asset scale compared to peers in the PRC

Between 2006 and 2008, the Company achieved a CAGR of 48 percent in turnover and 52 percent in net income. This is significantly greater than the growth rates exhibited by the Company’s listed peers. The Directors believe that the use of the proceeds of the offering to fund the new plant in Heze, the expansion of new chemical lines and the advancement of research and development shall help the Company to continue on this strong growth trajectory.

Full scale research and development support with patent coverage over both the fertilizer and chemical key products

Our product range of fertilizers and chemical products are covered by two granted patents and eight patents which are pending. We have a strong focus on research and development to ensure that the quality of its products is continuously improved and to accelerate the development of new products.  The Directors are confident that our capabilities in developing new products and production processes will allow the Company’s products to remain at the forefront of those available in our target markets.

Strong brand with national awards and accreditations

Our brands are well known in the Shandong province of the PRC, which is our key target market. The products offered are associated with high quality fertilizer products.

Fertilizer sector receives significant support from the PRC government

The PRC Government has expressed strong support for the agricultural industry, declaring that farmers’ incomes should double from the 2008 level by 2020 and that agricultural productivity should increase. The PRC Government has also expressed support for the fertilizer industry in particular, stating that annual fertilizer production should reach 60m tonnes by 2010, representing a 25 percent increase over the 2004 level. The Directors believe that these policies will lead to a sustained demand for each type of fertilizer.

Our internal processes and environmental procedures are ISO9001/ISO 14000 certified

The internal processes and environmental procedures we adopted ensure that quality control, efficiency and environmental awareness are of the highest level. This has been recognized by the attaining of the internationally recognized ISO 9001 and ISO 14000 certifications.

Quality Control Standards and Procedures

Stringent quality control measures are implemented throughout the fertilizer and chemical products’ production process in accordance with national standards. Each of the plants has a quality control team in place to ensure product quality meets the standards set by the PRC Government.

The quality management and control system of the production facilities encompasses the following features:

• Process control – well-trained management and operating personnel to optimize operations, stabilize production and ensure product quality.

• Packaging and storage – systematic package and storage procedures are in place to ensure proper packaging and to avoid any damage to the products during storage in the Company’s warehouses.

• Testing and Inspection – testing appliances are installed. Quality inspection teams undertake random tests of both intermediate and finished products on a sample basis to ensure the products comply with the required standards. Testing processes include checking physical appearance and composition of nutrients.

• Machinery and equipment management – engineers and other personnel conduct regular checks and repairs to maintain production.

Legal Proceedings

Currently we are not involved in any pending litigation or legal proceeding.

PROPERTY

In China, there is no private ownership of land. Rather, all real property is owned by the government. The government issues a certificate of property right, which is transferable, generally has a term of 50 years and permits the holder to use the property.  All of our properties are suitable and adequate for the purposes for which they are used in our business.

	Address	Size (square meters)	Size (square feet)	Term
Land use right owned by Weifang Changda Fertilzer Co., Ltd	South of Mengjia Village, East of Changda Road, Binhai Economic Development Zone, Weifang	104,370	1,123,429	October 18,2006 through September 10, 2056
Land use right owned by Weifang Changda Chemicals Co., Ltd.	Lingang Industrial Zone, Binhai Economic Development Zone, Weifang	46,778	503,514	March 27, 2007 through December 27, 2056

We hold a building permit in the name of Heze Changda Fertilizer Co., Ltd. for 47,794 sq. meters (503,686 sq. feet) of space at South of Beihuan Road, North of Zhouzhuang, Heze.  We are currently in the process of applying for a land use permit for this property.

We are also party to a land rental agreement, dated January 1, 2008 by and between Weifang Changda Chemical Co., Ltd. and Weifang Binhai Economic Development Zone, Dajiawa St. Xinxing Village Committee for 22,500 sq. meters (242,188 sq. feet) of space located at East Xinxing Village, Binhai Economic Development Zone, Weifang pursuant to which have agreed to rent the property for 50 year term at a price of RMB 800 per year.

LEGAL PROCEEDINGS

From time to time we may become a party to certain legal actions arising out of the normal course of its business. In management’s opinion, none of these actions will have a material effect on our operations, financial condition or liquidity. No form of proceedings has been brought, instigated or is known to be contemplated against us by any governmental agency.

MANAGEMENT

Directors and Executive Officers

The following table sets forth the names and ages of the members of our Board of Directors and our executive officers and the positions held by each.  Each member of the Board of Directors serves for a term of one year, or until his or her successor has been duly elected and has been qualified. Each of our officers serve until they are replaced by the Board of Directors.

Name	Age	Position
QingRan Zhu	48	Chief Executive Officer and Director
Leodegario Quinto Camacho	57	Chief Financial Officer
Jan Pannemann	36	Executive Vice President
HuaRan Zhu	55	Director
Carsten Aschoff	39	Director
David Cohen	68	Director
Craig Marshak	50	Director

The following information with respect to the principal occupation or employment of each nominee for director, the principal business of the corporation or other organization in which such occupation or employment is carried on, and such nominee’s business experience during the past five years, has been furnished to the Company by the respective directors:

Qing Ran Zhu, Chief Executive Officer and Executive Director (age 48)

Mr. Zhu has over 20 years of experience working in the sales and marketing of feed products in the PRC agricultural industry. Before co-founding Changda Fertilizer and Changda Chemical, Mr. Zhu was the Vice General Manager of Weifang Legang Food Company and obtained extensive knowledge about food production, and consequently food and health regulations in the domestic market. Mr. Zhu graduated from Weifang Vocational College with where he majored  in Economics Administration.

Leodegario Quinto Camacho, Chief Financial Officer (age 57)

Mr. Camacho has over 34 years of experience as a financial controller in both public and private companies in the United States and the Philippines. As a professional Certified Public Accountant for 33 years, he is a member of the American Institute of Certified Public Accountants, New Jersey Society of Certified Public Accountants and Association of Filipino-American Accountants. Mr. Camacho is currently serving in a CPA firm Camacho & Camacho LLP in New Jersey.

Hua Ran Zhu, Director (age 55)

Mr. Zhu has over 20 years of experience working in the chemical industry. Before co-founding Changda Fertilizer and Changda Chemical, Mr. Zhu was in charge of the production workshop and machinery safety department in Shandong Haihua Group, thereby building years of expertise and experience in the production and safety of chemical products. Mr. Zhu graduated from the University of Shandong Government Official Distance-Learning.

Jan Pannemann , Executive Vice President (age 36)

Mr. Pannemann has six years of experience as a project manager and independent business advisor in the City of London. Mr. Pannemann is also a co-founder of Qingdao China Partners Investment Advisory, a PRC centric strategic management advisory company, which was successfully merged in 2007 with now PLUS Markets quoted Geo Genesis Group Ltd. Mr Pannemann currently lives and works in the PRC.

Carsten Aschoff, Director (age 39)

Mr. Aschoff has over 10 years’ management experience with various technology companies in both Germany and the PRC. Mr. Aschoff is currently the director of Siger Trading Ltd and Siger Technologies GmbH in Germany since March 2006 and August 2006 respectively. From July 2005 to March 2006, Mr.Aschoff was involved in freelance consulting work in the PRC. Between 2002 and June 2005, Mr. Aschoff was the general manager for Shandong Linuo Paradigma Co. Ltd. in Jinan, China. He was responsible for business development, production and distribution of solar thermal systems. From 1998 to 2003, Mr. Aschoff was the lecturer at the University of Applied Science HFT in Stuttgart, Faculty of Architecture – “technical development” and “sustainable building”. Between 1996 and 2001, Mr. Aschoff was working in the product management in Paradigma Energie-und Umwelttechnik GmbH & Co. KG, Karlsbad, Germany.

 David Cohen, Director (age 68)

Mr. Cohen is a licensed attorney who has been a Member of the New York State Bar Association for the last 25 years. For the last 5 years he has been a sole practitioner with a general business law practice with a specialty in litigation and creditors’ issues.  Previously, David managed the bankruptcy practice at Herzfeld & Rubin, P.C. and prior to that was a partner at Cohen & Lippman, LLP a law firm with primarily a business law practice. Mr. Cohen is a Graduate of New York Law School.From 2001 to 2004, David Cohen has served as an independent Director of Laidlaw Global Corporation, a Financial Holding company with multiple subsidiaries while the Company was listed on the American Stock Exchange and for a time on the OTC Bulletin-Board. In that function, he served as an independent Director and Member of the Audit Committee and the Compensation Committee. Prior to becoming a lawyer, Mr. Cohen served in the United States military in a communication unit based in Germany and was a Senior Executive for an Aviation company headquartered in Vienna, Austria with worldwide charter operations.

 Craig Marshak, Director (age 50)

Mr. Marshak has extensive experience in the area of corporate finance, having co-founded Trafalgar Capital Advisors, and the Trafalgar Capital Specialized Investment Fund, registered in Luxembourg. Mr. Marshak has served as Head of Investment Banking and Partner since its launch in January 2007. During this period, Mr. Marshak advised on the $45 million capital raising for Wits Basins acquisition of  the Xiaonanshan Iron Ore Project in the Anhui Province in Eastern China, (west of Shanghai), where London Capital PLC was introduced as a Strategic Partner.   Prior to that, Mr. Marshak served as Co-Head of the Nomura Technology and Growth Capital Principal Investment Fund and Corporate Finance group from February 1998 to January 2001. Among the projects Mr. Marshak advised on during his time at Nomura was the first round institutional investment into Shopping.com and its predecessor DealTime, later sold to Ebay for $600 million. Thereafter, Mr. Marshak was active in Israel related Venture Capital having served on the Board of Directors of Arbel Capital, a Technology Investment Bank headquartered in Tel Aviv, where he served as head of International Investment Banking, and  advised on the pre-IPO and Listing of Medgenics on the London Stock Exchange AIM Market.  During this time, Mr. Marshak acted as Senior Advisor to ARM Corporate Finance, a London headquartered investment banking firm now part of Religare Hitchens Harrison.

Mr. Marshak commenced his career at Wertheim Schroders New York offices, where he focused on mergers and acquisitions and corporate finance advisory work and subsequently moved to Schroders offices in London where he held a senior position in the International Finance Group, focusing on cross border transactions and international companies raising capital on the London Stock Exchange. Mr. Marshak was active in leading large global offerings for companies in Turkey, Greece, and Israel, where his experience in Chemicals included advising the Israel government on the $300 million privatization of Israel Chemicals.Mr. Marshak graduated with a bachelors degree, summa cum laude, in Economics and Political Science from Duke University, Durham, North Carolina, and during that time received a one year Roger Alan Opel Scholarship to attend the London School of Economics. He also received a J.D. degree from the Harvard Law School.

Neither Mr. QingRan Zhu, Mr. HuaRan Zhu, Mr. Aschoff, Mr. Cohen nor Mr. Marshak have been involved in any of the following proceeding during the past five years:

1.	any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

2.	any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

3.
being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

4.
being found by a court of competent jurisdiction (in a civil action), the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

Committees of the Board

Our business, property and affairs are managed by or under the direction of the board of directors. Members of the board are kept informed of our business through discussion with the chief executive and financial officers and other officers, by reviewing materials provided to them and by participating at meetings of the board and its committees.

Our board of directors has had three committees - the audit committee, the compensation committee and the corporate governance/nominating committee. The audit committee is comprised of David Cohen, Craig Marshak and Carsten Aschoff, with Mr. Marshak as chairman. The compensation committee is comprised of David Cohen, Craig Marshak and Carsten Aschoff, with Mr. Cohen as chairman. The nomination committee is comprised of David Cohen, Craig Marshak and Carsten Aschoff, with Mr. Aschoff as chairman.

Audit Committee and Audit Committee Financial Expert

Our audit committee consists of three independent directors: David Cohen, Craig Marshak and Carsten Aschoff. Our board of directors has determined, based on information furnished by Mr. Marshak and other available information, that he meets the requirements of an “audit committee financial expert” as such term is defined in the rules promulgated under the Securities Act of 1933 and the Exchange Act of 1934, as amended. On September 30, 2009, Craig Marshak was appointed to serve as chairman of the audit committee, and to serve as our audit committee financial expert.

The responsibilities of our audit committee will include:

•
assist the Board of Directors in fulfilling its responsibilities by reviewing (i) the financial reports provided by the Company to the Securities and Exchange Commission, the Corporation's stockholders or to the general public, and (ii) the Corporation's internal financial and accounting controls,

•	oversee the appointment, compensation, retention and oversight of the work performed by any independent public accountants engaged by the Corporation
•	recommend, establish and monitor procedures designed to improve the quality and reliability of the disclosure of the Corporation's financial condition and results of operations
•
recommend, establish and monitor procedures designed to facilitate (i) the receipt, retention and treatment of complaints relating to accounting, internal accounting controls or auditing matters and (ii) the receipt of confidential, anonymous submissions by employees of concerns regarding questionable accounting or auditing matters,

•	engage advisors as necessary, and
•	determine the funding from the Corporation that is necessary or appropriate to carry out the Committee's duties.

Compensation Committee

Our compensation committee consists of three independent directors: David Cohen, Craig Marshak and Carsten Aschoff. On October 8, 2009, David Cohen was appointed to serve as chairman of the compensation committee. Our compensation committee will provide assistance to the Board of Directors in discharging the Board of Directors' responsibilities relating to management organization, performance, compensation and succession.

Nominating Committee

Our nominating committee consists of three independent directors: David Cohen, Craig Marshak and Carsten Aschoff. On October 8, 2009, Carsten Aschoff was appointed to serve as chairman of the nominating committee.  The nomination committee will be involved evaluating the desirability of and recommending to the board any changes in the size and composition of the board, evaluation of and successor planning for the chief executive officer and other executive officers.

Code of Ethics

 We have adopted a code of ethics that applies to our officers, directors and employees, including our chief executive officer, senior executive officers, principal accounting officer, and other senior financial officers. A copy of our code of ethics will also be provided to any person without charge, upon written request sent to us at our offices located at 10th Floor Chenhong Building, No. 301East Dong Feng Street, Weifang, Peoples Republic of China.
.

Director Independence

Three of our directors, Craig Marshak, David Cohen and Carsten Aschoff, are independent directors, using the Nasdaq definition of independence.  These three directors comprise the audit, compensation and nominating committee.

Compliance With Section 16(A) Of The Exchange Act.

Section 16(a) of the Securities Exchange Act of 1934, requires our directors, executive officers and persons who own more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other of our equity securities. During the fiscal year ended December 31, 2009, all of our officers, directors and 10% shareholders were late in the filing of their Form 3s.

EXECUTIVE COMPENSATION

 Summary Compensation Table

The following summary compensation table indicates the cash and non-cash compensation earned during the fiscal years ended December 31, 2008 and 2007 by the Chief Executive Officer and each of our other two highest paid executives whose total compensation exceeded $100,000 during the fiscal years ended December 31, 2008 and 2007 (if any).

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	All Other Compensation ($)	Total ($)
QingRan Zhu	2008	$35,050	-	-	-	-	$35,050
	2007	$27,740	-	-	-	-	$27,740

Outstanding Equity Awards at Fiscal Year-End

There were no unexercised options, unvested stock awards or equity incentive plan awards for any of our executive officers outstanding as of December 31, 2008.

Employment Agreements, Termination of Employment and Change-in-Control Arrangements

Except as described below, we currently have no employment agreements with any of our executive officers, nor any compensatory plans or arrangements resulting from the resignation, retirement or any other termination of any of our executive officers, from a change-in-control, or from a change in any executive officer’s responsibilities following a change-in-control.

On December 8, 2008, our wholly-owned subsidiary, Weifang Changda Fertilizer Co., Ltd., entered into a three-year employment contract with QingRan Zhu, our Chairman and Chief Executive Officer. Pursuant to the Agreement, Mr. Zhu will act as general manager of the Company with a base salary of $120,000 per annum. On the three year anniversary of the agreement, the agreement will automatically renew for another three years from the anniversary date. In addition, Mr. Zhu is entitled to participate in any and all benefit plans, from time to time, in effect for employees, along with vacation, sick and holiday pay in accordance with policies established and in effect from time to time. Mr. Zhu is also entitled to receive an annual bonus at the discretion of Weifang based on its performance.  The Company may terminate Mr. Zhu with or without cause at its sole discretion.  Upon termination of Mr. Zhu’s employment not for cause, he shall be entitled to 50% of his average monthly regular salary for the preceding twelve months from the date of termination for an additional twelve months.  During the term of his employment and for a period of two years thereafter, Mr. Zhu will be subject to non-competition and non-solicitation provisions, subject to standard exceptions.

On December 8, 2008, our wholly-owned subsidiary, Weifang Changda Chemical Co., Ltd., entered into a three-year employment contract with HuaRan Zhu, our Director. Pursuant to the Agreement, Mr. Zhu will act as general manager of the Company with a base salary of $120,000 per annum. On the three year anniversary of the agreement, the agreement will automatically renew for another three years from the anniversary date. In addition, Mr. Zhu is entitled to participate in any and all benefit plans, from time to time, in effect for employees, along with vacation, sick and holiday pay in accordance with policies established and in effect from time to time. Mr. Zhu is also entitled to receive an annual bonus at the discretion of Weifang based on its performance.  The Company may terminate Mr. Zhu with or without cause at its sole discretion.  Upon termination of Mr. Zhu’s employment not for cause, he shall be entitled to 50% of his average monthly regular salary for the preceding twelve months from the date of termination for an additional twelve months.  During the term of his employment and for a period of two years thereafter, Mr. Zhu will be subject to non-competition and non-solicitation provisions, subject to standard exceptions.

DIRECTOR COMPENSATION

None of our other directors receive any compensation from us for services rendered as directors during the fiscal year ended December 31, 2008.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of December 30, 2009, with respect to the beneficial ownership of the outstanding common stock by (i) any holder of more than five (5%) percent; (ii) each of the Company's executive officers and directors; and (iii) the Company's directors and executive officers as a group. Except as otherwise indicated, each of the stockholders listed below has sole voting and investment power over the shares beneficially owned.

Title of Class	Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)	Percentage of Common Stock (2)
5% Stockholder
Common Stock	Hudson International Limited (3) c/o Weifang Changda Fertilizer Co. Limited 10thFloor, Chenhong Building No. 301 East Dong Feng Street Weifong, Shangdong, PRC, 261041	2,144,000	11.3%
Common Stock	Exceed International Limited (4) c/o Weifang Changda Fertilizer Co. Limited 10thFloor, Chenhong Building No. 301 East Dong Feng Street Weifong, Shangdong, PRC, 261041	3,877,334	20.45%
Common Stock	AllHomely International Limited (5)(6) c/o Weifang Changda Fertilizer Co. Limited 10thFloor, Chenhong Building No. 301 East Dong Feng Street Weifong, Shangdong, PRC, 261041	7,378,658	38.9%

Executive Officers and Directors
Common Stock	Qingran Zhu (5)(6) Chief Executive Officer and Director	0	*
Common Stock	Leodegario Quinto Camacho Chief Financial Officer and Director	3,334	*
Common Stock	Huaran Zhu (3)(7) Executive Director	2,144,000	11.3%
Common Stock	Carsten Aschoff (8) Director Lindenstr. 10 D-91580 Petersaurach Germany	6,667	*
Common Stock	David Cohen (9) Director	6,000	*
Common Stock	Craig Marshak Director	8,334	*
All Directors and Executive Officers as a Group (6 Persons)		2,168,335	11.43%

*  less than 1%.

(1)
Unless otherwise indicated, the address of each beneficial owner is c/o Changda International Holdings, Inc., 10th Floor Chenhong Building, No. 301 East Dong Feng Street, Weifang, Shandong, People’s Republic of China 261041.

(2)
In determining beneficial ownership of our Common Stock as of a given date, the number of shares shown includes shares of Common Stock which may be acquired on exercise of warrants or options or conversion of convertible securities within 60 days of that date. In determining the percent of Common Stock owned by a person or entity on December 30, 2009, (a) the numerator is the number of shares of the class beneficially owned by such person or entity, including shares which may be acquired within 60 days on exercise of warrants or options and conversion of convertible securities, and (b) the denominator is the sum of (i) the total shares of common stock outstanding on December 30, 2009, which was 18,964,025, and (ii) the total number of shares that the beneficial owner may acquire upon exercise of any warrants, options and conversion of any convertible securities. Unless otherwise stated, each beneficial owner has sole power to vote and dispose of its shares.

(3)
Hudson International Limited (“Hudson”) is owned by our director, Huaran Zhu, and Wen Jun Wang, who own 79% and 21% of the interest in Hudson, respectively.  Huaran Zhu is the sole officer and director of Hudson. Huaran Zhu, the majority shareholder of Hudson, has voting and dispositive control over the shares of Common Stock owned by Hudson.

(4)
Fen Ran Zhu, the sister of Qingran and Huaran Zhu, owns 42% of Exceed International Limited (“Exceed”). Gang Zhang and Tao Wang own 31% and 27% of Exceed International Limited, respectively. Ms. Zhu is the sole officer and director of Exceed.  Ms. Zhu, Ms. Zhang, and Ms. Wang are deemed to beneficially own the shares of Common Stock held by Exceed in proportion to their interest in Exceed.

(5)
AllHomely International Limited (“AllHomely”) is owned by our chief executive officer Qingran Zhu and our executive vice president Jan Pannemann. Mr. Zhu and Mr. Pannemann are the sole officers and directors of AllHomely and own 23% and 77% of the interest in AllHomely, respectively.  Mr. Pannemann, the majority shareholder of AllHomely, has voting and dispositive control over the shares of Common Stock owned by AllHomely.

(6)
Qingran Zhu, our Chief Executive Officer and director, is an officer and director of AllHomely, but does not hold voting or dispositive control over the Common Stock owned by AllHomely.  Accordingly, Mr. Zhu disclaims beneficial ownership of these shares.

(7)
Huaran Zhu, a director, holds 79% of the interest in Hudson and has voting and dispositive control over the shares of Common Stock held by Hudson.  Accordingly, Mr. Zhu’s total ownership includes all of the shares of Common Stock held by Hudson.  Huaran Zhu is the sole officer and director of Hudson.

(8)	As partial payment for services as director, the Company granted Carsten Aschoff a two-year warrant to purchase up to 6,667 shares of Common Stock at $1.60 per share.

(9)
As partial payment for services as director, the Company granted David Cohen 3,000 shares of common stock of the Company, par value $0.001 per share, and two-year warrants to purchase 3,000 shares of common stock with an exercise price of $1.50 per share.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On August 21, 2008, Shangdong Fengtai Fertilizer Co., Ltd. entered into a loan contract with Agricultural Bank of China, Shouguang Branch, for a loan in the amount of RMB 4,500,000. The loan is due and payable on the maturity date of August 21, 2009. The interest rate should be 30% more than the Benchmark Lending Rate issued by the China Central Bank and should be adjusted every month, with the executed interest rate as 9.711%. Interests should be paid monthly. Interest rate for late payments is 40% more than the executed interest rate. In the case that the loan is used for unauthorized purposes, interest rate for the portion used without authorization should be 100% more than the executed interest rate. The loan is secured by the real property of Weifang Changda Chemicals Co., Ltd.

On November 21, 2007, Weifang Changda Fertilizer Co., Ltd. entered into a loan agreement with Bank of East Asia (China), Dalian Branch, for a loan in the amount of RMB 15,000,000. The loan is due and payable on the maturity date of January 18, 2010. The loan is subject to an annual interest rate that is 10% more than the 2-year Benchmark Lending Rate issued by China Central Bank on the date that the loan is received, which is to be adjusted every 6 months. The loan is secured by Weifang Changda Fertilizer Co., Ltd.’s land use rights and the real property on it, and guaranteed by Qingran Zhu.

On December 20, 2006, Changda Fertilizer entered into a Sales Agency Agreement with Weifang Moda International Trading Co., Ltd., or Moda. Pursuant to this agreement, Changda Fertilizer authorized Moda to be the Sales agent for its Changda Brand compound fertilizers in Shandong Province. Each order made by Moda shall be 5,000 tons, with a 5% margin up or down. The authorization is valid from January 1, 2007 through December 31, 2007.  QingRan Zhu and HuaRan Zhu , our chief executive officer and director, respectively, owned 40% and 30% of the outstanding capital stock of Moda, respectively

 On December 25, 2006, Changda Fertilizer entered into a Purchase Agreement with Changle Hengrui Trading Co., Ltd., or Changle . Pursuant to this agreement, Changda Fertilizer purchased from Changle 2,100 tons of monoammonium phosphate at the price of RMB 1780 per ton and 520 tons of potassium sulphate at the price of RMB 520 per ton, totaling RMB 4,830,000 and the orders shall be delivered in two installments in February 2007 and March 2007.   On August 10, 2007, Changda Fertilizer entered into a Purchase Agreement with Changle. Pursuant to this agreement, Changda Fertilizer purchased from Changle 1,000 tons of ammonium hydrogen carbonate at the price of RMB 700 per ton and 800 tons of ammonium chloride at the price of RMB 650 per ton, totaling RMB 1,220,000. The ammonium hydrogen carbonate shall be delivered in four installments and the ammonium chloride in two installments.  On February 18, 2008, Changda Fertilizer entered into a Purchase Agreement with Changle. Pursuant to this agreement, Changda Fertilizer purchased from Changle 200 tons of slow-released urea at the price of RMB 2,860 per ton and 100 tons of light-burnt magnesium powder at the price of RMB 500 per ton, totaling RMB 622,000 and the orders shall be delivered in March 2008. Lijiang Wang, Tao Wang and Cairan Zhu owned 40%, 30% and 30% of the outstanding capital stock of Changle, respectively.  Lijiang Wang and Tao Wang are our employees.  Cairan Zhu is related to QingRan Zhu and HuaRan Zhu , our chief executive officer and director, respectively.

On September 3, 2009, Changda Fertilizer entered into a Credit Facility Agreement with the China Merchants Bank, Weifang Branch, for a credit facility in the amount of RMB 10,000,000. The loan is due and payable on the maturity date of September 2, 2010. The interest rate is to be determined on application of loans under the credit facility agreement. The maximum amount under the credit facility agreement is guaranteed by Changda Chemicals and Qingran Zhu through separate Maximum Irrevocable Guarantee Agreements, effective September 3, 2009. Pursuant to the Maximum Irrevocable Guarantee Agreements, Changda Chemicals and Qingran Zhu are jointly and severally liable for any unpaid loans, interests, or fees arising under the agreement. Pursuant to the Credit Facility Agreement, on September 3, 2009, Changda Fertilizer applied for a loan in the amount of RMB 5,000,000. The loan is due and payable on the maturity date of September 2, 2010. The loan is subject to a fixed annual interest rate that is 20% more than the 12-month Benchmark Lending Rate issued by China Central Bank on the date that the loan is received. In the case of late payment, the annual interest rate is 50% more than the 12-month Benchmark Lending Rate issued by China Central Bank on the due date of payment. In the case of unauthorized use of the loan, the annual interest rate is 100% more than the 12-month Benchmark Lending Rate issued by China Central Bank on the date of unauthorized use.

On January 12, 2009, Huaran Zhu entered into a personal Loan Contract with Shandong Shouguang Rural Cooperative Bank for a loan in the amount of RMB 1,400,000. The loan is subject to a monthly interest rate of 40% more than the Benchmark Interest Rate. The interest is due and payable on the 20th of each month and the principal on the maturity date of January 5, 2010. The loan is guaranteed by Fenran Zhu and Xueran Zhu through a separate Guarantee Contract, effective January 12, 2009, pursuant to which Fenran Zhu and Xueran Zhu are jointly and severally liable for the loan. The loan is also secured by a mortgage of a real property owned by Weifang Xinli Architectural Decoration Co., Ltd.

On July 5, 2007, Changda Chemicals entered into a loan agreement with Huaran Zhu for an unsecured loan in the amount of RMB 1,000,000. The loan is not subject to any interest. Huaran Zhu may request for part or all payment in 7 days notice to Changda Chemicals. The loan is payable in case of emergency use. On September 8, 2007, Changda Chemicals entered into a loan agreement with Huaran Zhu for an unsecured loan in the amount of RMB 1,000,000. The loan is not subject to any interest. Huaran Zhu may request for part or all payment in 7 days notice to Changda Chemicals. The loan is payable in case of emergency use. On November 2, 2007, Changda Chemicals entered into a loan agreement with Huaran Zhu for an unsecured loan in the amount of RMB 500,000. The loan is not subject to any interest. Huaran Zhu may request for part or all payment in 7 days notice to Changda Chemicals. The loan is payable in case of emergency use.   On June 10, 2008, Changda Chemicals entered into an agreement with Huaran Zhu for an unsecured loan in the amount of RMB 10,258,000. The loan is not subject to any interest.  Huaran Zhu is a director of the Company.

On June 4, 2008, Changda Fertilizer entered into a loan agreement with Qingran Zhu for an unsecured loan in the amount of RMB 6,883,000. The loan is not subject to any interest. The loan is due and payable two years after the date that the loan is received.

On September 3, 2008, Changda Chemicals entered into an agreement with Xueran Zhu. Pursuant to such agreement, Changda Chemicals authorized Xueran Zhu to make a personal loan of RMB 2,800,000 from Agricultural Bank of China for the benefit of Changda Chemicals, and is responsible for the repayment and any debt arising from the loan.  Xueran Zhu is the brother of QingRan Zhu and HuaRan Zhu , our chief executive officer and director, respectively.

 UNDERWRITING

We and the underwriters named below have entered into an underwriting agreement with respect to the units being offered. Subject to certain conditions, each underwriter is severally committed to purchase all of the units offered hereby in the respective amounts indicated in the following table, other than those units covered by the over-allotment option described below. [________] is the representative of the underwriters.

Number of
Underwriters	Units

Units sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus. Any units sold by the underwriters to securities dealers may be sold at a discount of up to $[________] per unit from the public offering price. If all the units are not sold at the public offering price, the underwriters may change the offering price and the other selling terms.

We have granted to the underwriters an over-allotment option to purchase up to [________] additional units from us at the same price to the public, less underwriting discounts. The underwriters may exercise this option any time during the __-day period after the date of this prospectus, but only to cover over-allotments, if any.

We may agree to sell to the representative of the underwriters, for $100, an option to purchase up to a total of           units ([____]% of the units sold). The units issuable upon exercise of this option are identical to those offered by this prospectus. This option is exercisable at $[____] per share (([____]% of the price of the shares sold in the offering), commencing on a date which is one year from the effective date of the registration statement and expiring five years from the effective date of the registration statement. The option may not be transferred for one year from the effective date of the registration statement.

We estimate that the total fees and expenses payable by us, excluding underwriting discounts and commissions, will be approximately $[____]. The following table shows the underwriting fees to be paid to the underwriters by us in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ over-allotment option.

	No Exercise	Full Exercise

Per share paid by us
Total

We have agreed to indemnify the underwriters against certain liabilities, including civil liabilities under the Securities Act, or to contribute to payments that the underwriters may be required to make in respect of those liabilities.

We and each of our directors, executive officers and beneficial holders of greater than 5% of our common stock have agreed to certain restrictions on the ability to sell additional shares of our common stock for a period ending 180 days after the date of this prospectus, subject to extension as described below. We and they have agreed not to directly or indirectly offer for sale, sell, contract to sell, grant any option for the sale of, or otherwise issue or dispose of, any shares of common stock, options or warrants to acquire shares of common stock, or any related security or instrument, without the prior written consent of [____]on behalf of the underwriters, subject to certain exceptions.

The lock-up period described in the preceding paragraph will be extended if (1) during the last 17 days of the lock-up period we issue an earnings release or material news or a material event relating to us occurs or (2) prior to the expiration of the lock-up period we announce that we will release earnings results during the 16-day period beginning on the last day of the lock-up period, in which case the lock-up period will be extended until the expiration of the 18-day period beginning on the date of issuance of the earnings release or the occurrence of the material news or material event.

To facilitate the offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock during and after the offering. Specifically, the underwriters may over-  allot or otherwise create a short position in the common stock for their own account by selling more shares of common stock than have been sold to them by us. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in this offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ over-allotment option to purchase additional shares in this offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. “Naked” short sales are sales in excess of this option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in this offering.

In addition, the underwriters may stabilize or maintain the price of the common stock by bidding for or purchasing shares of common stock in the open market and may impose penalty bids. If penalty bids are imposed, selling concessions allowed to syndicate members or other broker dealers participating in the offering are reclaimed if shares of common stock previously distributed in the offering are repurchased, whether in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the common stock at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also effect the price of the common stock to the extent that it discourages resales of the common stock. The magnitude or effect of any stabilization or other transactions is uncertain. These transactions may be effected on The NASDAQ Capital Market or otherwise and, if commenced, may be discontinued at any time.

From time to time in the ordinary course of their respective business, certain of the underwriters and their affiliates may also in the future engage in commercial banking or investment banking transactions with us and our affiliates.

DESCRIPTION OF CAPITAL STOCK

The following information describes our capital stock as well as certain provisions of our certificate of incorporation and bylaws. This description is only a summary. You should also refer to our certificate of incorporation and bylaws, which have been filed as exhibits to the registration statement of which this prospectus is a part.

Our authorized capital stock consists of 100,000,000 shares of common stock, $0.001 par value per share. As of November 13, 2009, we had 18,964,025 shares of common stock outstanding.

Common Stock

Each outstanding share of common stock has one vote on all matters requiring a vote of the stockholders. There is no right to cumulative voting; thus, the holders of 50% or more of the shares outstanding can, if they choose to do so, elect all of the directors. In the event of a voluntary or involuntary liquidation, all stockholders are entitled to a pro rata distribution after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the common stock. The holders of the common stock have no preemptive rights with respect to future offerings of shares of common stock.

Dividend Policy

We have not declared or paid any cash dividends and do not intend to pay any cash dividends in the foreseeable future. We intend to retain any future earnings for use in the operation and expansion of our business. Any future decision to pay cash dividends on common stock will be at the discretion of our board of directors and will depend upon our financial condition, results of operation, capital requirements and other factors our board of directors may deem relevant. Holders of common stock are entitled to dividends if, as and when declared by the Board out of the funds legally available therefor. It is our present intention to retain earnings, if any, for use in our business. The payment of cash dividends on the common stock included in the units is unlikely in the foreseeable future.

Class A Warrants

Each Class A warrant entitles the holder to purchase one share of our common stock at a price of $      per share, subject to adjustment as discussed below, at any time commencing 60 days after issuance. The Class A warrants will expire on ______, 2015 at 5:00 p.m., New York City time. The Class A warrants are not redeemable.

The exercise price and number of shares of common stock issuable on exercise of the Class A warrants may be adjusted in certain circumstances including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation. However, the Class A warrants will not be adjusted for issuances of common stock, preferred stock or other securities at a price below their respective exercise prices.

The Class A warrants may be exercised upon surrender of the warrant on or prior to the expiration date at the offices, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified check payable to us, for the number of Class A warrants being exercised. The Class A warrantholders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their Class A warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the Class A warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No Class A warrants will be exercisable unless at the time of exercise a prospectus relating to common stock issuable upon exercise of the Class A warrants is current and the common stock has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the Class A warrants. We will use our reasonable efforts to maintain a current prospectus relating to common stock issuable upon exercise of the Class A warrants until the expiration of the Class A warrants. However, we cannot assure you that we will be able to do so. The Class A warrants may be deprived of any value and the market for the Class A warrants may be limited if the prospectus relating to the common stock issuable upon the exercise of the Class A warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the Class A warrants reside.

No fractional shares will be issued upon exercise of the Class A warrants. However, we will pay to the Class A warrantholder, in lieu of the issuance of any fractional share that is otherwise issuable to the Class A warrantholder, an amount in cash based on the market value of the common stock on the last trading day prior to the exercise date.

Purchase Option

We have agreed to sell to the representative of the underwriters an option to purchase up to a total of           units at a per-unit price of $     . For a more complete description of the purchase option, including the terms of the units underlying the option, see the section of this prospectus entitled “Underwriting.”

LEGAL MATTERS

The validity of the shares sold by us under this prospectus will be passed upon for us by Sichenzia Ross Friedman Ference LLP in New York, New York.

EXPERTS

The financial statements of Changda International Limited as of and for the years ended December 31, 2008 and 2007 included in this prospectus have been audited by Mazars CPA Limited, independent certified public accountants to the extent and for the periods set forth in their report appearing elsewhere herein and are included in reliance upon such report given upon the authority of that firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to informational filing requirements of the U.S. Securities Exchange Act of 1934, as amended, and its rules and regulations. This means that we will file reports and other information with the U.S. Securities and Exchange Commission. You can inspect and copy this information at the Public Reference Facility maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can receive additional information about the operation of the SEC's Public Reference Facilities by calling the SEC at 1-800-SEC-0330. The SEC maintains a Web site that will contain the reports and other information that we file electronically with the Commission and the address of that website is http://www.sec.gov ..

This prospectus is part of a registration statement we filed with the SEC.  We have not authorized anyone to provide you with any information other than that provided in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

Changda International Holdings, Inc.

Index to Consolidated Financial Statements

Page

Changda International Limited
Report of Independent Registered Public Accounting Firm	F-2
Consolidated Statements of Operations for the years ended December 31, 2008 and 2007	F-3
Consolidated Balance Sheets at December 31, 2008 and 2007	F-4
Consolidated Statements of Changes in Stockholders Equity for the years ended December 31, 2008 and 2007	F-5
Consolidated Statements of Cash Flows for the years ended December 31, 2008 and 2007	F-6
Notes to Consolidated Financial Statements	F-7 - F-26

Changda International Holdings, Inc.
Consolidated Balance Sheets at September 30, 2009 (unaudited) and December 31, 2008 (unaudited)	F-27
Consolidated Statements of Operations for the three and nine month periods ended September 30, 2009 and 2008 (unaudited)	F-28
Consolidated Statements of Cash Flows for the nine month periods ended September 30, 2009 and 2008 (unaudited)	F-29
Notes to Consolidated Interim Financial Statements (unaudited)	F-30 - F-39

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of
Changda International Limited

We have audited the accompanying consolidated balance sheets of Changda International Limited ("Changda International") and its subsidiaries (together with Changda International, collectively referred to as the "Company") as of December 31, 2008 and 2007, and the related consolidated statements of operations and comprehensive income, stockholders' equity and cash flows for each of the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing auditing procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. Our audits also included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2008 and 2007, and the results of its operations and its cash flows for each of the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Mazars CPA Limited

Mazars CPA Limited
Certified Public Accountants
Hong Kong
Date: October 12, 2009

Changda International Limited

Consolidated Statements of Operations and
Other Comprehensive Income
For the years ended December 31, 2008 and 2007

		Years ended December 31,
		2008	2007
	Note	US$’000	US$’000

Operating Revenues		80,958	38,245

Cost of sales		(67,907)	(31,417)

Gross profit		13,051	6,828

Operating expenses
Depreciation of property, plant & equipment		(250)	(204)
Amortization of prepaid lease expenses		(33)	(33)
Selling, general and administrative expenses		(5,839)	(2,797)

Operating income		6,929	3,794

Interest income		16	4
Other income		80	131
Interest expense		(449)	(176)

Income before income taxes		6,576	3,753

Income taxes	4	(931)	-

Net income		5,645	3,753

Attributable to
Owners of the Company		5,645	3,777
Minority interest		-	(24)

		5,645	3,753

Net income		5,645	3,753

Other comprehensive income
Foreign currency translation adjustment		1,025	285

Comprehensive income		6,670	4,038

The financial statements should be read in conjunction with the accompanying notes.

Changda International Limited
Consolidated Balance Sheets
As of December 31, 2008 and 2007

		As of December 31,
		2008	2007
ASSETS	Note	US$ '000	US$ '000
Current assets
Cash and cash equivalents		575	979
Restricted bank balances			315
Trade and other receivables, net	5	9,098	5,402
Government grant receivable in respect of taxation	4	2,713	1,888
Inventories	6	4,158	1,600
Current portion of prepaid lease payments, net	7	37	34
Total current assets		16,581	10,218
Non-current assets
Property, plant and equipment, net	8	16,809	14,207
Prepaid lease payments less current portion, net	7	1,720	1,646
Intangible assets, net		4	4
		18,533	15,857
Total assets		35,114	26,075
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Trade and other payables	9	3,147	2,836
Short-term interest-bearing borrowings	10	1,940	3,438
Other short-term borrowings	13 (c)	1,629	2,573
Dividend payable		-	33
Income tax payables		2,975	1,888
Total current liabilities		9,691	10,768
Non-current liabilities
Deferred government grants	11	809	775
Long-term interest-bearing borrowings	10	2,408	-
Other long-term borrowing	13 (c)	1,004	-
		4,221	775
Total liabilities		13,912	11,543
Commitments and contingencies	14
Stockholders' equity
Common stock, US$0.0001 per value each:
300,000,000 shares authorized 53,599,964 shares issued and outstanding	1	5	5
Additional paid-in capital		5,050	5,050
Statutory reserves	12	2,264	1,323
Accumulated other comprehensive income		1,310	285
Retained earnings		12,573	7,869
Total stockholders' equity		21,202	14,532
Total liabilities and stockholders' equity		35,114	26,075

The financial statements should be read in conjunction with the accompanying notes.

Changda International Limited

Consolidated Statements of Stockholders’ Equity
For the years ended December 31, 2008 and 2007

	Common stock issued
	Number of shares	Amount	Additional paid-in capital	Statutory reserves	Accumulated other comprehensive income	Retained earnings	Minority interests	Total stockholders' equity
		US$’000	US$’000	US$’000	US$’000	US$’000	US$’000	US$’000

Balance as of January 1, 2007	53,599,964	5	5,050	702	-	4,713	-	10,470

Capital contribution from minority stockholders	-	-	-	-	-	-	32	32
Disposal of a subsidiary	-	-	-	-	-	-	(8)	(8)
Net income	-	-	-	-	-	3,777	(24)	3,753
Transfer to statutory reserves	-	-	-	621	-	(621)	-	-
Foreign currency translation adjustment	-	-	-	-	285	-	-	285

Balance as of December 31, 2007	53,599,964	5	5,050	1,323	285	7,869	-	14,532

Net income	-	-	-	-	-	5,645	-	5,645
Transfer to statutory reserves	-	-	-	941	-	(941)	-	-
Foreign currency translation adjustment	-	-	-	-	1,025	-	-	1,025

Balance as of December 31, 2008	53,599,964	5	5,050	2,264	1,310	12,573	-	21,202

The financial statements should be read in conjunction with the accompanying notes.

Changda International Limited
Consolidated Statements of Cash Flows
For the years ended December 31, 2008 and 2007

	Year ended December 31,
CASH FLOWS FROM OPERATING ACTIVITIES	2008 US$'000	2007 US$ '000
Net income	5,645	3,753
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation of property, plant and equipment	1,568	971
Amortization of prepaid lease payments	33	33
Gain on disposal of interest in a subsidiary	-	(35)
Exchange differences	72	143
Government grants recognized	(17)	(16)
Provision for doubtful debts	75	-
Gain on disposal of property, plant and equipment	(1)	-
Changes in operating assets and liabilities:
Inventories	(2,454)	(299)
Government grant receivable in respect of taxation	(702)	(1,648)
Trade and other receivables, net	(3,419)	(1,283)
Trade and other payables	125	779
Income tax payables	964	1,648
Net cash provided by operating activities	1,889	4,046
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property, plant and equipment	(3,279)	(7,021)
Acquisition of intangible assets	-	(4)
Deposit paid for acquisition of land use right	-	(855)
Deposit paid for acquisition of property, plant and equipment	-	(1,123)
Proceeds from disposal of property, plant and equipment	43	-
Additions of land lease prepayments	-	(16)
Net cash from disposal of subsidiary	-	8
Release of (Investment in) restricted bank balances	335	(315)
Net cash used in investing activities	(2,901)	(9,326)
CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of bank and other loans	(7,266)	(1,233)
New bank and other loans raised	7,845	3,587
Capital injection	-	3,116
Capital contribution from minority stockholders	-	32
Dividend paid	(35)	(8)
Net cash provided by financing activities	544	5,494
Net (decrease) increase in cash and cash equivalents	(468)	214
Cash and cash equivalents at beginning of year	979	715
Effect on exchange rate changes	64	50
Cash and cash equivalents at end of year	575	979
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
INFORMATION
Cash paid during the year for:
Interest	449	176
Income taxes	673	-
Major non-cash transaction:
Construction in progress not yet been paid at year end and included in other payable	32	185

The financial statements should be read in conjunction with the accompanying notes.

Changda International Limited

Notes to the Consolidated Financial Statements
For the years ended December 31, 2008 and 2007

1. ORGANIZATION AND PRINCIPAL ACTIVITIES

ChangdaInternational Limited ("Changda International") was incorporated on April 2, 2007 under Marshall Islands law. Changda International is an investment holding company with no operations. The principal activities of its subsidiaries (together with Changda International, collectively referred as "the Company" or "the Group") are the manufacture and sales of fertilizers, snow melting agent and drugs intermediate. The Company sells mainly to the Chinese markets.

Details of Changda International's subsidiaries as of December 31, 2008 are as follows:

Name	Place and date of establishment / incorporation	Percentage of effective equity interest / voting right attributable to the Company	Principal activities

Weifang Changda Fertilizer Co., Limited (“Changda Fertilizer”)*	Weifang, the People’s Republic of China (“PRC”) April 24, 2003	100%	Manufacture and sales of fertilizers

Weifang Changda Chemical Industry Co., Limited(“Changda Chemical”)*	Weifang, PRC December 1, 2000	100%	Manufacture and sales of snow melting agent and drugs intermediate

Shangdong Fengtai Fertilizer Co., Limited (“Shangdong Fengtai”)*	Shangdong, PRC May 17, 2004	100%	Manufacture and sales of fertilizer

Heze Changda Fertilizer Co., Limited (“Heze Changda”)*	Heze, PRC September 3, 2007	100%	Dormant

* This is a direct translation of the name in Chinese for identification purpose only and is not the official name in English.

On July 6, 2007, Changda International acquired a 25% interest in Changda Fertilizer and Changda Chemical, which became foreign invested joint venture companies and the approval from relevant government authority were obtained on August 13, 2007 and August 10, 2007 respectively.

On December 17, 2007, Changda International entered into Share Transfer Agreements ("Agreements") with the stockholders of Changda Fertilizer and Changda Chemical (the "Stockholders") whereby Changda International acquired all of the issued and outstanding common stock from the Stockholders in costing of US$1,865,000 and US$1,192,000, respectively, totaling US$3,057,000. Further, the Stockholders acquired an aggregate 40,199,973 newly-issued shares of Changda Internaional's common stock, par value of US$0.0001 each, representing 75% of Changda International's common stock issued and outstanding upon completion of the share exchange (the "Share Exchange Transaction").

Changda International Limited

Notes to the Consolidated Financial Statements
For the years ended December 31, 2008 and 2007

1. ORGANIZATION AND PRINCIPAL ACTIVITIES (CONTINUED)

Upon the completion of the Share Exchange Transaction on December 17, 2007, there were 53,599,964 shares of Changda International's common stock issued and outstanding.

In order to rationalize the corporate structure, Changda International on June 13, 2008 entered into an agreement with Seiwa Fertilizer Co. Ltd whereby Changda International acquired the 25% interest in Shangdong Fengtai at a cash consideration of US$130,500. As a consequence, Shangdong Fengtai is owned by Changda Fertilizer (75%) and Changda International (25%).

The acquisition by Changda International of Changda Fertilizer is deemed to be a reverse acquisition in accordance with generally accepted accounting principles. In accordance with the Accounting and Financial Reporting Interpretations and Guidance prepared by the staff of the U.S. Securities and Exchange Commission, Changda International (the legal acquirer) is considered the accounting acquiree and Changda Fertilizer (the legal acquiree) is considered the accounting acquirer. The consolidated financial statements of the consolidated entity is in substance be those of Changda Fertilizer, with the assets and liabilities, and revenues and expenses, of Changda International being included effective from the date of completion of Share Exchange Transaction. Changda International is deemed to be a continuation of business of Changda Fertilizer. The outstanding common stock of Changda International prior to the Share Exchange Transaction is accounted for at their net book value and no goodwill is recognized.

In connection with the merger, Changda International acquired 100% of the equity shares from the stockholders of Changda Chemical, of which is subject to the common control, in exchange for cash and its own shares. This transaction is deemed to have taken place at the beginning of the comparative period in accordance with SFAS No. 141 (Business Combinations).

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Accounting principles
The consolidated financial statements and accompanying notes are prepared in accordance with generally accepted accounting principles in the United States of America ("USGAAP").

Basis of consolidation
The consolidated financial statements include the financial information of Changda International Limited and its subsidiaries. All significant intercompany accounts and transactions have been eliminated upon consolidation.

Revenue recognition
Revenue is recognised when it is probable that the economic benefits will flow to the Group and when the revenue and costs, if applicable, can be measured reliably and on the following basis.

Sale of goods is recognised on transfer of risks and rewards of ownership, which generally coincides with the time when the goods are delivered to customers and the title is passed.

Changda International Limited

Notes to the Consolidated Financial Statements
For the years ended December 31, 2008 and 2007

2.SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Research and development
All costs of research and development activities are generally expensed as incurred. Research and development costs were US$166,175 and US$38,642 for the years ended December 31, 2008 and 2007, respectively.

Advertising and promotion costs
Advertising and promotion costs are expensed as selling expenses as incurred. Advertising costs were US$252,110 and US$139,751 for the years ended December 31, 2008 and 2007, respectively.

Retirement plan costs
Payments to the state managed retirement benefits schemes are charged to general and administrative expenses in the consolidated statements of operations and comprehensive income as and when the related employee services are provided.

Income taxes
The charge for current income tax is based on the results for the period as adjusted for items that are non-assessable or disallowed. It is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date.

Deferred tax is provided, using the liability method, on all temporary differences at the balance sheet date between the tax bases of assets and liabilities and their carrying amounts in the financial statements. However, if the deferred tax arises from initial recognition of an asset or liability in a transaction other than a business combination that at the time of the transaction affects neither the accounting profit nor taxable profit or loss, it is not accounted for.

The deferred tax liabilities and assets are measured at the tax rates that are expected to apply to the period when the asset is recovered or the liability is settled, based on tax rates and tax laws that have been enacted or substantively enacted at the balance sheet date. Deferred tax assets are recognised to the extent that it is probable that future taxable profit will be available against which the deductible temporary differences, tax losses and credits can be utilized.

Comprehensive income
SFAS No. 130, "Reporting Comprehensive Income", requires the presentation of comprehensive income, in addition to the existing statements of operations. Comprehensive income is defined as the change in equity during the year from transactions and other events, excluding the changes resulting from investments by owners and distributions to owners.

Property, plant and equipment
Property, plant and equipment, other than construction in progress, are stated at cost less accumulated depreciation and accumulated impairment losses.

The cost of an item of property, plant and equipment comprises its purchase price and any directly attributable costs of brining the asset to its working condition and location for its intended use. Repairs and maintenance are charged to the income statement during the period in which they are incurred.

Changda International Limited

Notes to the Consolidated Financial Statements
For the years ended December 31, 2008 and 2007

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Property, plant and equipment (continued)
Depreciation is provided to write off the cost less accumulated impairment losses of property, plant and equipment, other than construction in progress, over their estimated useful lives as set out below from the date on which they are available for use and after taking into account of their estimated residual values, using the straight-line method. Where parts of an item of property, plant and equipment have different useful lives, the cost or valuation of the item is allocated on a reasonable basis and depreciated separately.

Annual depreciation rate

Buildings	5% - 10%
Plant and machinery	11% - 12%
Office equipment	10% - 24%
Vehicles	10% - 18%
Factory equipment	18%

Construction in progress
Construction in progress is stated at cost less accumulated impairment losses. Cost includes all construction expenditure and other direct costs, including interest costs, attributable to such projects. Costs on completed construction works are transferred to the appropriate asset category. No depreciation is provided in respect of construction in progress until it is completed and available for use.

Prepaid lease payments
Prepaid lease payments are up-front payments to acquire fixed term interests in lessee-occupied land. The premiums are stated at cost and are amortised over the period of the lease on a straight-line basis to the statement of operations and other comprehensive income.

Intangible assets
Trademarks
The initial cost of acquiring trademarks is capitalised. Trademarks with indefinite useful lives are carried at cost less accumulated impairment losses. Trademarks with finite useful lives are carried at cost less accumulated amortization and accumulated impairment losses. Amortization is provided on the straight-line basis over their estimated useful lives of 10 years.

Impairment of long-lived assets
Long-lived assets are reviewed at least annually for impairment whenever events or changes in circumstances indicate that the carrying amount of assets may not be recoverable. It is reasonably possible that these assets could become impaired as a result of technology or other industry changes. Determination of recoverability of assets to be held and used is by comparing the carrying amount of an asset to future net undiscounted cash flows to be generated by the assets. If such assets are considered to be impaired, impairment is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets and recorded as a reduction of original costs. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

Changda International Limited

Notes to the Consolidated Financial Statements
For the years ended December 31, 2008 and 2007

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Inventories
Inventories are stated at the lower of cost and net realisable value. Cost, which comprises all costs of purchase and, where applicable, cost of conversion and other costs that have been incurred in bringing the inventories to their present location and condition, is calculated using the weighted average cost method. Net realisable value represents the estimated selling price in the ordinary course of business less the estimated costs of completion and the estimated costs necessary to make the sale.

Cash equivalents
For the purpose of consolidated statements of cash flows, cash equivalents represent short-term highly liquid investments which are readily convertible into known amounts of cash and which are subject to an insignificant risk of changes in value, net of bank overdrafts.

Foreign currency translation
Items included in the Company's consolidated financial statements are measured using the currency of the primary economic environment in which the Group operates ("functional currency").

Foreign currency transactions are translated into the functional currency using the exchange rates prevailing at the dates of the transactions. Foreign currency transaction gains and losses are recognized in current operations, whilst translation adjustments are recognized in other comprehensive income, which in a separate component of stockholders' equity.

The presentational currency is the United States Dollars, presented in thousands.

Fair value of financial instruments
The Company's financial instruments include restricted bank balances, trade and other receivables or payables, prepayments and borrowings. The management has estimated that the carrying amount approximates their fair value due to their short-term nature. The fair value of non-current financial instruments was not materially different from their carrying value as of December 31, 2008 and 2007.

Government grants
Government grants are recognised at their fair value where there is reasonable assurance that the grant will be received and all attaching conditions will be complied with. When the grant relates to an expense item, it is recognised as income over the years necessary to match the grant on a systematic basis to the costs that it is intended to compensate. Where the grant relates to an asset, the fair value is credited to a deferred income account and is released to the statement of operations and other comprehensive income over the expected useful life of the relevant asset by equal annual instalments.

Shipping and handling
The Company includes shipping and handling fees and costs in cost of goods sold. Related fees and costs charged to customers are classified as revenue.

Changda International Limited

Notes to the Consolidated Financial Statements
For the years ended December 31, 2008 and 2007

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Provisions
Provisions are recognised when the Company has a present legal or constructive obligation as a result of past events, it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation, and a reliable estimate of the amount of obligation can be made. Expenditures for which a provision has been recognised are charged against the related provision in the period in which the expenditures are incurred. Provisions are reviewed at each balance sheet date and adjusted to reflect the current best estimate. Where the effect of the time value of money is material, the amount provided is the present value of the expenditures expected to be required to settle the obligation. Where the Company expects a provision to be reimbursed, the reimbursement is recognised as a separate asset but only when the reimbursement is virtually certain.

Operating leases
Leases where substantially all the rewards and risks of ownership of assets remain with the leasing company are accounted for as operating leases. Rentals payable and receivable under operating leases are recognised as expense and revenue on the straight-line basis over the lease terms.

Use of estimates
The preparation of the consolidated financial statements in conformity with USGAAP requires the management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reported periods. The management evaluates these estimates and judgments on an ongoing basis and bases their estimates on experience, current and expected future conditions, third-party evaluations and various other assumptions that they believe are reasonable under the circumstances. The results of these estimates form the basis for making judgments about the carrying values of assets and liabilities as well as identifying and assessing the accounting treatment with respect to commitments and contingencies.

Actual amounts could differ from those estimates. Estimates are used for, but not limited to, the accounting for certain items such as allowance for doubtful accounts, depreciation and amortization, inventory allowance, taxes and contingencies.

Related parties
Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Parties are also considered to be related if they are subject to common control or common significant influence.

Critical accounting estimates and judgements
Estimates and judgments are currently evaluated and are based on historical experience and other factors including expectations of future events that are believed to be reasonable under the circumstances. Apart from information disclosed elsewhere in these financial statements, the following summaries estimates and assumptions that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year.

Changda International Limited

Notes to the Consolidated Financial Statements
For the years ended December 31, 2008 and 2007

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Critical accounting estimates and judgements (continued)
Allowance of bad and doubtful debts
The provisioning policy for bad and doubtful debts of the Company is based on the evaluation of collectability and ageing analysis of the receivables. A considerable amount of judgement is required in assessing the ultimate realisation of these receivables, including the current creditworthiness and the past collection history of each debtor. If the financial conditions of these debtors were to deteriorate, resulting in an impairment of their ability to make payments, additional allowance will be required.

Allowance for inventories
The Company's management reviews an ageing analysis of inventories at each balance sheet date, and make allowance for obsolete and slow-moving inventory items identified that are no longer recoverable or suitable for use in production. The management estimates the net realisable value for finished goods and work-in-progress based primarily on the latest invoice prices and current market conditions. The Company carries out an inventory review on a product-by-product basis at each balance sheet date and makes allowances for obsolete items.

Recently issued accounting pronouncements
"Effective Date of FASB Statement No. 157", which delays the effective date of SFAS No. 157 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on at least an annual basis, to fiscal years beginning after November 15, 2008, and interim periods within those fiscal years. The provisions of SFAS No. 157 are to be applied prospectively as of the beginning of the fiscal year in which it is applied, with any transition adjustment recognized as a cumulative effect adjustment to the opening balance of retained earnings. The Company does not anticipate that the adoption of SFAS No. 157 for nonfinancial assets and liabilities measured at fair value on a non-recurring basis will have a material impact on its financial position and results of operations.

On January 1, 2009, the FASB issued SFAS No. 160, "Non-controlling Interests in Consolidated Financial Statements — an amendment of ARB No. 51," (SEAS 160). SFAS 160 amends Accounting Research Bulletin No. 51, "Consolidated Financial Statements," to establish accounting and reporting standards for the non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary. This standard defines a non-controlling interest, previously called a minority interest, as the portion of equity in a subsidiary not attributable, directly or indirectly, to a parent. SFAS 160 requires, among other items, that a non-controlling interest be included in the consolidated statement of financial position within equity separate from the parent's equity; consolidated net income to be reported at amounts inclusive of both the parent's and non-controlling interest's shares and, separately, the amounts of consolidated net income attributable to the parent and non-controlling interest all on the consolidated statement of operations; and if a subsidiary is deconsolidated, any retained non-controlling equity investment in the former subsidiary be measured at fair value and a gain or loss be recognized in net income based on such fair value. This Statement is effective for fiscal years beginning on or after December 15, 2008. Early adoption is not permitted. The Company's adoption of SFAS No. 160 will not have a material impact on its financial position and results of operations.

Changda International Limited

Notes to the Consolidated Financial Statements
For the years ended December 31, 2008 and 2007

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Recently issued accounting pronouncements (Continued)
On January 1, 2009, the FASB issued SFAS No. 141 (revised 2007), "Business Combinations," (SFAS 141(R)), which replaces SFAS No. 141, "Business Combinations," (SFAS 141) but retains the fundamental requirements in SFAS 141, including that the purchase method be used for all business combinations and for an acquirer to be identified for each business combination. This standard defines the acquirer as the entity that obtains control of one or more businesses in the business combination and establishes the acquisition date as the date that the acquirer achieves control instead of the date that the consideration is transferred. SFAS 141(R) requires an acquirer in a business combination, including business combinations achieved in stages (step acquisition), to recognize the assets acquired, liabilities assumed, and any non-controlling interest in the acquiree at the acquisition date, measured at their fair values as of that date, with limited exceptions. It also requires the recognition of assets acquired and liabilities assumed arising from certain contractual contingencies as of the acquisition date, measured at their acquisition-date fair values. Additionally, SFAS 141(R) requires acquisition-related costs to be expensed in the period in which the costs are incurred and the services are received instead of including such costs as part of the acquisition price. This Statement applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 31, 2008. Early adoption is not allowed. The Company's adoption of SFAS No. 141(R) will not have a material impact on its financial position and results of operations.

On January 1, 2009, the FASB issued FASB Staff Position (FSP) No. FAS 142-3, "Determination of the Useful Life of Intangible Assets," (FSP FAS 142-3). FSP FAS 142-3 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under FASB Statement No. 142, "Goodwill and Other Intangible Assets," (SFAS 142) in order to improve the consistency between the useful life of a recognized intangible asset under SFAS 142 and the period of expected cash flows used to measure the fair value of the asset under SFAS 141(R) and other GAAP. This Statement shall be effective for financial statements issued for fiscal years beginning after December 31, 2008, and interim periods within those fiscal years. Early adoption is not allowed. The Company's adoption of SFAS No. 142-3 will not have a material impact on its financial position and results of operations.

On January 1, 2009, the FASB issued FSP No. EITF 03-6-1, "Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities," (FSP EITF 03-6-1). FSP EITF 03-6-1 states that unvested share-based payment awards that contain non-forfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are participating securities and shall be included in the computation of earnings per share pursuant to the two-class method. This Statement shall be effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those years. Early adoption is not permitted. The Company's adoption of FSP No. EITF 03-6-1 will not have a material impact on its financial position and results of operations.

Changda International Limited

Notes to the Consolidated Financial Statements
For the years ended December 31, 2008 and 2007

2.SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Recently issued accounting pronouncements (Continued)
In December 2008, the Financial Accounting Standards Board issued FSP No. FAS 132(R)-1, "Employers' Disclosures about Postretirement Benefit Plan Assets," (FSP FAS 132(R)-1). FSP FAS 132(R)-1 amends SFAS No. 132 (revised 2003), "Employers' Disclosures about Pensions and Other Postretirement Benefits," to provide guidance on an employer's disclosures about plan assets of a defined benefit pension or other postretirement plan. This guidance is intended to ensure that an employer meets the objectives of the disclosures about plan assets in an employer's defined benefit pension or other postretirement plan to provide users of financial statements with an understanding of the following: how investment allocation decisions are made; the major categories of plan assets; the inputs and valuation techniques used to measure the fair value of plan assets; the effect of fair value measurements using significant unobservable inputs on changes in plan assets; and significant concentrations of risk within plan assets. FSP FAS 132(R)-1 becomes effective for Changda International on December 31, 2009. As FSP FAS 132(R)-1 only requires enhanced disclosures, management has determined that the adoption of FSP FAS 132(R)-1 will not have an impact on the Financial Statements.

In May 2008, the FASB issued SFAS No. 162, "The Hierarchy of Generally Accepted Accounting Principles" ("SFAS No. 162"). SFAS No. 162 is intended to improve financial reporting by identifying a consistent framework, or hierarchy, for selecting accounting principles to be used in preparing financial statements that are presented in conformity with US GAAP for nongovernmental entities. SFAS No. 162 is effective on November 15, 2008, which is 60 days following the SEC's September 16, 2008 approval of the Public Company Accounting Oversight Board amendments to AU Section 411, the meaning of "Present Fairly in Conformity with GAAP". Any effect of applying the provisions of SFAS No. 162 is to be reported as a change in accounting principle in accordance with FASB Statement No. 154, "Accounting Changes and Error Corrections". The Company's adoption of SFAS No. 162 will not have a material impact on its financial position and results of operations.

3. OPERATING RISKS

(a) Concentration of major customers and suppliers

	Year ended December 31,
	2008	2007
	US$’000	US$’000
Major customers with revenues of more than 10% of the Company’s sales
Sales to major customers	22,420	9,440
Percentage of sales	28%	25%
Number	2	1

Major suppliers with purchases of more than 10% of the Company’s purchases
Purchases from major suppliers	10,971	n/a
Percentage of purchases	16%	n/a
Number	1	-

Accounts receivable related to the Company's major customers comprised 27% and 0% of all account receivables as of December 31, 2008 and 2007, respectively.

No accounts payable as of December 31, 2008 and 2007 are related to the Company's major suppliers.

Credit risk represents the accounting loss that would be recognized at the reporting date if counter parties failed to perform as contracted. Concentrations of credit risk (whether on or off balance sheet) that arise from financial economic characteristics that would cause their ability to meet contractual obligations to be similarly affected by changes in economic or other conditions. The major concentrations of credit risk arise from the Company's accounts receivable. Even though the Company has major concentrations, it does not consider itself exposed to significant risk with regards to the related receivables.

(b) Country risks

The Company's principal operation is conducted in the PRC. Accordingly, its business, financial condition and result of operation maybe influenced by the political, economic and legal environments in the PRC, and by the general state of the PRC economy.

The operation in the PRC is subject to special considerations and significant risks. These include risks associated with, among others, the political, economic and legal environment and foreign currency exchange and remittance restrictions. The Company's results maybe adversely affected by changes in the political and social conditions in the PRC, and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion, remittances abroad, and rates and methods of taxation, inter alia. The management does not believe these risks to be significant. There can be no assurance, however, those changes in political and other conditions will not result in any adverse impact.

Changda International Limited

Notes to the Consolidated Financial Statements
For the years ended December 31, 2008 and 2007

3.  OPERATING RISKS (CONTINUED)

(c) Cash and time deposits

The Company mainly maintains its cash balances with various banks located in the PRC. In common with local practice, such amounts are not insured or otherwise protected should the financial institutions be unable to meet their liabilities. There has been no history of credit losses. There are neither material commitment fees nor compensating balance requirements for any outstanding loans of the Company.

4.  INCOME TAXES

Changda International had a net operating loss carry-forward for income tax reporting purposes that might be offset against future taxable income. These net operating loss carry-forwards are severely limited when Changda International experiences a change in control. No tax benefit has been reported in the financial statements, because Changda International believes that it is more likely than not that the carry-forwards will finally expire and therefore cannot be used. Accordingly, the potential tax benefits of the loss carry-forwards are offset by a valuation allowance of the same amount.

Changda International's subsidiaries are subject to income taxes on an entity basis on income arising in or derived from the tax jurisdictions in which each entity domiciles and operates.

In 2006, the local government of economic development area has granted a special tax exemption to Changda Fertilizer. In this connection, Changda Fertilizer is entitled to receive the whole amount of Enterprise Income Tax ("EIT") payable for its first two profitable years of operation starting from 2006 and followed by an entitlement to receive 50% of EIT payable for the following three years. The exemption is not applicable upon the successful listing of any holding company vehicle in overseas stock market.

For accounting purpose, taxation for the years has been estimated based on the assessable profit for the period at a rate of 25% according to the newly effective EIT Law of the PRC in 2008 ("new EIT Law") (2007: 33%). The respective tax liability has been recognized as tax liability and the related receivable from the local government of economic development area has been recognized as government grant receivable in respect of taxation, as reported in the balance sheet.

Starting from January 1, 2009, the special tax exemption previously granted to Changda Fertilizer ceased to effect since it became a subsidiary of a public company listed in the US stock market. Changda Fertilizer is subject to EIT at a rate of 25% thereafter.

Heze Changda is subject to EIT at a rate of 25%. EIT has not been provided as the subsidiary has no assessable profit since establishment.

Changda Chemical was entitled to a special tax exemption granted by the local government of economic development area since 2006. In this connection, the Company is entitled to receive a refund of the whole amount of EIT paid for its first two profitable years of operation starting from 2006.

Changda International Limited

Notes to the Consolidated Financial Statements
For the years ended December 31, 2008 and 2007

4. INCOME TAXES (CONTINUED)

During the year ended December 31, 2007, Changda Chemical became a WOFE and is subject to Foreign Enterprise Income Tax. The local government of economic development area has confirmed that the Company is still entitled to receive the tax concession granted for the whole year.

In practice, the amounts entitled to be received have been reported as an exemption in the respective tax returns submitted by Changda Chemical to the tax bureau and no assessment of tax payable had been raised by the local tax bureau.

For accounting purpose, taxation for the year ended December 31, 2007 has been estimated based on the assessable profit at a rate of 33%. The respective tax liability has been recognized and the related receivable from the local government of economic development area has been recognized as government grant receivable in respect of taxation, as reported in the balance sheet.

On December 29, 2008, Changda Chemical was approved as a high-tech enterprise. Pursuant to the newly effective Enterprise Income Tax Law of the PRC, tax rate for an approved high-tech enterprise is 15%. Taxation for the year ended December 31, 2008 has been estimated based on the assessable profit for the year at a rate of 15%.

According to the previous applicable tax law, Shangdong Fengtai was entitled to a tax holiday of a tax-free period for 2 years from its first profit-making year of operations and followed by a 50% reduction for the following 3 years ("Tax Holidays."). Pursuant to the transitional arrangement under the new EIT Law, Shangdong Fengtai continues to enjoy Tax Holidays, however, the tax-free period has to be started in 2008 irrespective whether it is profit-making.

(a) Income tax expenses comprised the following:

	Year ended December 31,
	2008	2007
	US$’000	US$’000

Current taxes arising in the PRC:
For the year	931	-

The Company has early adopted the Statement of Interpretation No. 48, "Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109" ("FIN 48") issued by the FASB clarifies the accounting and disclosure for uncertainty in tax positions, as defined, and prescribes the measurement process and a minimum recognition threshold for a tax position, taken or expected to be taken in a tax return, that is required to be met before being recognized in the financial statements. Under FIN 48, the Company must recognize the tax benefit from an uncertain position only if it is more-likely-than-not the tax position will be sustained on examination by the taxing authority, based on the technical merits of the position. The tax benefits recognized in the financial statements attributable to such position are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon the ultimate resolution of the position.

Changda International Limited

Notes to the Consolidated Financial Statements
For the years ended December 31, 2008 and 2007

4.  INCOME TAXES (CONTINUED)

(a)	Income tax expenses comprised the following: (continued)

Subject to the provision of FIN 48, the Company has analyzed its filing positions in all of the domestic and foreign jurisdictions where it is required to file income tax returns. As of December 31, 2008 and 2007, the Company has identified the jurisdictions at PRC as "major" tax jurisdictions, as defined, in which it is required to file income tax returns. Based on the evaluations noted above, the Company has concluded that there are no significant uncertain tax positions requiring recognition in its consolidated financial statements.

As of December 31, 2008 and 2007, the Company had no unrecognized tax benefits or accruals for the potential payment or interest and penalties. The Company's policy is to record interest and penalties in this connection as a component of the provision for income tax expense. For the years ended December 31, 2008 and 2007, no interest or penalties were recorded.

(b)	Reconciliation from the expected income taxes expenses calculated with reference to the statutory tax rates in the PRC:

	Year ended December 31,
	2008	2007
	US$’000	US$’000

Expected income taxes expenses	1,853	1,238
Taxable income exempted / offset by government grant receivable	(953)	(1,238)
Non-taxable revenue	(22)	-
Non-deductible expenses	31	-
Unrecognized temporary difference	22	-

Income taxes expenses	931	-

(c)	Components of the Company’s deferred tax assets at December 31, 2008 were as follows:

US$’000
Deferred tax assets:
Net operating loss carryforwards	1,385
Valuation allowance	(1,385)

Total deferred tax assets	-

Changda International Limited

Notes to the Consolidated Financial Statements
For the years ended December 31, 2008 and 2007

5.  TRADE AND OTHER RECEIVABLES

		As of December 31,
		2008	2007
	Note	US$’000	US$’000
Trade and bills receivables
From third parties		2,855	1,531
Allowance for doubtful debts		(75)	-

		2,780	1,531
Other receivables
Deposits, prepayments and other debtors		6,285	3,847
Due from a director	13(c)	33	9
Due from related parties	13(c)	-	15

		6,318	3,871

		9,098	5,402

6.  INVENTORIES

	As of December 31,
	2008	2007
	US$’000	US$’000
At cost:
Raw materials	2,631	890
Finished goods	1,527	710

	4,158	1,600

7. PREPAID LEASE PAYMENTS, NET

	As of December 31,
	2008	2007
	US$’000	US$’000

At beginning of year	1,680	1,697
Additions	-	16
Amortization for the year	(33)	(33)
Exchange realignment	110	-

At balance sheet date	1,757	1,680

The up-front payments for operating leases of land in the PRC are amortized over 50 years, the period of lease term.

Changda International Limited

Notes to the Consolidated Financial Statements
For the years ended December 31, 2008 and 2007

7.  PREPAID LEASE PAYMENTS, NET (CONTINUED)

Analyzed for reporting purpose as:
	As of December 31,
	2008	2007
	US$’000	US$’000

Non-current portion	1,720	1,646
Current portion	37	34

At balance sheet date	1,757	1,680

The prepaid lease payments together with the buildings (note 8) were pledged to secure certain short-term and long-term bank borrowings granted to the Company amounted to US$408,521 (note 13(d)) and US$2,188,503 at December 31, 2008 (2007: US$ Nil and US$1,205,480) respectively.

8.  PROPERTY, PLANT AND EQUIPMENT, NET

Property, plant and equipment are summarized as follows:
	As of December 31,
	2008	2007
	US$’000	US$’000

Buildings	7,321	6,274
Plant and machinery	8,871	6,236
Office equipment	958	878
Vehicles	615	608
Factory equipment	19	15
Construction-in-progress	3,013	2,534
	20,797	16,545

Accumulated depreciation	(3,988)	(2,338)

	16,809	14,207

Depreciation expense was US$1,567,673 and US$971,367 for the years ended December 31, 2008 and 2007, respectively.

The Company has pledged its buildings to secure certain short-term and long-term bank borrowings amounted to US$1,065,072 and US$2,407,353 as at December 31, 2008 (2007: US$Nil and US$1,068,493) respectively.

Changda International Limited

Notes to the Consolidated Financial Statements
For the years ended December 31, 2008 and 2007

9.  TRADE AND OTHER PAYABLES
		As of December 31,
		2008	2007
	Note	US$’000	US$’000
Trade payables
To third parties		818	448

Other payables
Accrued charges and other creditors		2,131	2,257
Other taxes payables		183	114
Due to a related party	13(c)	15	17

		2,329	2,388

		3,147	2,836

10. INTEREST-BEARING BORROWINGS
	As of December 31,
	2008	2007
	US$’000	US$’000

Bank loans	4,348	3,438

Current portion	1,940	3,438
Non-current portion	2,408	-

	4,348	3,438

The bank loans, which are secured by prepaid lease payments, building, personal guarantee by director and corporate guarantee provided by third parties, carry floating interest rates ranging from 6.8% to 10.5% (2007: 6.7% to 14.6%) per annum.

The loans mature on various dates ranging from January 2009 through October 2010 and are due in full with accrued interest on each respective maturity date.

Changda International Limited

Notes to the Consolidated Financial Statements
For the years ended December 31, 2008 and 2007

10.  INTEREST-BEARING BORROWINGS (CONTINUED)

Aggregate annual maturities of long-term debts as at December 31, 2008 are as follows:

US$’000

2009	1,940
2010	2,408

4,348

11.  DEFERRED GOVERNMENT GRANTS

Deferred government grants represent the grants received from local government for subsidising the prepaid lease payments of the land use right of Changda Fertilizer’s factory included under intangible assets.  Deferred government grants are released as income over the period of the relevant leases by equal annual instalments.

12.  STATUTORY RESERVES

In accordance with the relevant PRC laws and regulations, foreign invested joint venture companies/ wholly-owned foreign enterprise / PRC domestic companies are required to transfer 10% of income after income taxes, as determined under PRC accounting standards and regulations, to the statutory common reserve, until the balance of the fund reaches 50% of the registered capital of that company.  Subject to certain restrictions as set out in the relevant PRC laws and regulations, the statutory common reserve may be used to offset against accumulated losses, if any.

The PRC subsidiary companies are also required to transfer 5% to 10% of their net income, as determined under PRC accounting standards and regulations, to the statutory common welfare reserve at the discretion of the board of directors. For the years ended December 31, 2008 and 2007, the PRC subsidiary companies transferred US$941,000 and US$621,000, respectively, out of the net income to the statutory common welfare reserve and the balance of fund reached to US$2,264,000 and US$1,323,000, respectively, as at each of the balance sheet date. This reserve can only be used to provide staff welfare facilities and other collective benefits to the employees of the PRC subsidiary companies.  This reserve is non-distributable other than in the event of liquidation.

Changda International Limited

Notes to the Consolidated Financial Statements
For the years ended December 31, 2008 and 2007

13.  RELATED PARTY TRANSACTIONS

In addition to the transactions / information disclosed elsewhere in these consolidated financial statements, during the years and at balance sheet date, the Company had the following transactions and balances with related parties.

(a)	Relationship of related parties

Party	Existing relationship with the Company
Mr. Zhu Qing Ran	Director and stockholder of the Company
Mr. Zhu Hua Ran	Director and stockholder of the Company
Mr. Zhu Xiao Ran	Former director and former stockholder of Changda Fertilizer
Mr. Zhu Cai Ran	Family member of the directors of the Company
Mr. Zhu Xue Ran	Former director of Changda Chemical
Ms. Zhu Fan Ran	Former director of Changda Chemical
Changle Hengrui Trading Co., Ltd. (“Changle”)	Majority stockholder is a management personnel of the Company and other stockholder is a family member of the directors of the Company
Weifang Moda International Trade Co., Ltd. (“Moda”)	Stockholders are family members of the directors of the Company
Geo Genesis Group Inc.	Stockholder of the Company

(b)	Summary of related party transactions
	Year ended December 31,
	2008	2007
	US$’000	US$’000
Sales to a related company
“Moda”	-	1,019

Purchases from a related company	93	1,170
“Changle”

Key management personnel, including directors:
Short-term employee benefits	116	9

Changda International Limited

Notes to the Consolidated Financial Statements
For the years ended December 31, 2008 and 2007

13.  RELATED PARTY TRANSACTIONS (CONTINUED)

(c)           Summary of related party balances
	As of December 31,
	2008	2007
	US$’000	US$’000
Loans:
Loans from directors and his family members (included in other short-term and long-term borrowings)	2,633	2,119

Current portion	1,629	2,119
Non-current portion	1,004	-

	2,633	2,119

		As of December 31,
		2008	2007
	Note	US$’000	US$’000
Due from:
Director
Mr. Zhu Qing Ran	5	33	9

Related parties Close family members of key management personnel
Mr. Zhu Xiao Ran		-	10
Mr. Zhu Cai Ran		-	5

	5	-	15
Stockholder
Geo Genesis Group Inc.	9	15	17

The loan from a director of US$1,004,231 is unsecured, interest-free and has a fixed repayment term of 2 years. All other amounts due from/to related parties and directors are unsecured, interest-free and have no fixed repayment term.

(d)         Assignment of interest-bearing borrowings
On September 3, 2008, Zhu Xue Ran signed the deed of assignment with Changda Chemical and agreed to obtain a personal bank loan amounted to US$408,521 which was on-lent to Changda Chemical as if Changda Chemical is the borrower.

(e)         Guarantee
A bank loan of Changda Fertilizer amounted to US$2,188,503 (2007: nil) is secured by a guarantee issued by a director of the Company.

Changda International Limited

Notes to the Consolidated Financial Statements
For the years ended December 31, 2008 and 2007

14.  COMMITMENTS AND CONTINGENCIES

(a)         Capital commitments
As of December 31, 2008 and 2007, the Group had capital expenditure commitments for construction projects and purchase of machineries of approximately US$1,346,000 and US$2,397,000, respectively.

(b)         Operating lease commitments
Changda Chemical leases certain office premises under non-cancelable operating leases. The lease agreements require monthly rental payments ranging from US$404 to US$5,147 and expire from January 2013 through December 2057. Rental expenses under operating leases for the year ended December 31, 2008 was US$12,712 (2007: nil).

The following table summarizes the approximate future minimum rental payments under non-cancelable operating leases in effect of December 31, 2008:

As of December 31,
US$’000

2009	68
2010	68
2011	68
2012	5
2013	5
Thereafter	217

Total	431

(c)         Contingent liabilities
Changda Chemical has not fully paid the value added tax payable, under relevant PRC tax regulations, on sales made in prior years. A provision in the amount of US$893,000 (2007: US$701,000) to cover the tax under-paid has been made in the financial statements up to December 31, 2008. Changda Chemical may still be subject to penalties ranging from 50% to 500% and administration charges at a daily rate of 0.05% of the taxes under-paid. The exact amount of penalty cannot be estimated with any reasonable degree of certainty.

15.  REVERSE ACQUISITION

The Company has determined that the fair value of the assets acquired in the reverse acquisition (see Note 1) was US$3,150,000. This was based on the estimated fair value of the net assets of Changda International (the accounting acquiree), which consisted of the carrying value of it’s investment in Changda Fertilizer and Changda Chemical of US$2,000,000 and US$1,150,000, respectively.

Changda International Limited

Notes to the Consolidated Financial Statements
For the years ended December 31, 2008 and 2007

16.  SUBSEQUENT EVENTS

Subsequent to December 31, 2008, the Company and Changda International Holdings, Inc. (“CIHI”, formerly known as Promodoeswork.com, Inc.), a company incorporated in the United States of America and listed on the OTC Bulletin Board, underwent a reverse acquisition transaction for which the stockholders of the Company became the majority stockholders of CIHI and the Company became a wholly-owned subsidiary of CIHI.

On January 2, 2009, the Company entered into a Consulting and Advisory Agreement with Geo Genesis Group, Ltd. (“Geo”) for provision of consulting and advisory services to the Company for a three-year period. Pursuant to the terms of Agreement, on January 2, 2009, the Company issued to Geo, warrants to purchase 1,130,000 shares of the Company’s common stock with an exercise price of US$1.2 per share and a maturity date of three years from the date of issuance.

Changda International Holdings, Inc. Condensed Consolidated Balance Sheets

	September 30, 2009	December 31, 2008
	US$’000	US$’000
ASSETS	(unaudited)	(unaudited)

Current assets
Cash and cash equivalents	330	579
Trade and other receivables, net	11,027	9,098
Inventories	8,011	4,158
Prepaid lease payments, net	37	37
Government grant receivables in respect of tax	2,717	2,713

Total current assets	22,122	16,585

Intangible assets	3	4
Property, plant and equipment	15,712	16,809
Prepaid lease payments, net	1,695	1,720

Total assets	39,532	35,118

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Trade and other payables	4,070	3,146
Other short-term borrowings	1,897	1,629
Short-term interest-bearing borrowings	4,777	1,940
Income tax payables	2,825	2,975

Total current liabilities	13,569	9,690

Deferred government grants	797	809
Long-term interest-bearing borrowings	219	2,409
Shareholders’ loan	-	1,004

Total liabilities	14,585	13,912

Commitments and contingencies	-	-

Stockholders’ equity
Common stock, par value $0.001 per share, 100,000,000 shares authorized, 56,694,164 shares issued and outstanding as of September 30, 2009 and 53,599,965 shares issued and outstanding as of December 31, 2008	57	54
Additional paid-in capital	5,266	5,053
Statutory reserves	2,662	2,264
Accumulated other comprehensive income	1,360	1,310
Accumulated profits	15,602	12,525

Total stockholders’ equity	24,947	21,206

Total liabilities and stockholders’ equity	39,532	35,118

See the accompanying notes to condensed consolidated financial statements

Changda International Holdings, Inc. Condensed Consolidated Statements of Operations and Other Comprehensive Income

	Nine months ended September 30, 2009	Nine months ended September 30, 2008	Three months ended September 30, 2009	Three months ended September 30, 2008
	US$’000	US$’000	US$’000	US$’000
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Operating revenues	51,978	53,732	10,177	9,050

Cost of sales	(43,581)	(45,632)	(8,530)	(7,893)

Gross profit	8,397	8,100	1,647	1,157

Operating expenses
Depreciation of property, plant and equipment	(201)	(183)	(67)	(57)
Amortization of intangible assets	(1)	-	-	-
Amortization of prepaid lease expenses	(28)	(24)	(10)	(12)
Selling, general and administrative expenses	(3,581)	(3,018)	(1,016)	(529)

Operating income	4,586	4,875	554	559

Other income	39	70	4	10
Interest income	2	2	1	-
Interest expenses	(212)	(346)	(66)	(111)

Income before income taxes	4,415	4,601	493	458

Income taxes	(940)	(669)	(169)	(94)

Net income	3,475	3,932	324	364

Other comprehensive income
Foreign currency translation adjustment	50	784	1,481	905

Total comprehensive income	3,525	4,716	1,805	1,269

Basic and diluted earnings per common stock ($)	0.0619	0.0734	0.0057	0.0068

Weighted average number of common stocks	56,096,059	53,599,965	56,611,853	53,599,965

See the accompanying notes to condensed consolidated financial statements

Changda International Holdings, Inc. Condensed Consolidated Statements of Cash Flows

	Nine months ended September 30, 2009	Nine months ended September 30, 2008
	US$’000	US$’000
	(unaudited)	(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	3,475	3,932
Adjustment to reconcile net income to net cash provided by operating activities
Depreciation of property, plant and equipment	1,291	1,332
Amortization of intangible assts	1	-
Amortization of prepaid lease payments	28	24
Exchange differences	19	-
Government grants recognized	(12)	(13)
Loss (gain) on disposal of property, plant and equipment	1	(1)
Issuance of stock in exchange of services	216	-
Changes in operating assets and liabilities:
Inventories	(3,847)	140
Trade and other receivable, net	(1,917)	(5,764)
Trade and other payables	919	(235)
Income tax payables	(154)	(53)

Net cash from (used in) operating activities	20	(638)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property, plant and equipment	(173)	(1,720)
Proceeds from disposal of property, plant and equipment	1	42

Net cash used in investing activities	(172)	(1,678)

CASH FLOWS FROM FINANCING ACTIVITIES
New bank and other loans issued	1,940	6,326
Repayment of bank and other loans	(2,038)	(5,010)
Proceeds from issuance of stock	-	52

Net cash (used in) from financing activities	(98)	1,368

Net decrease in cash and cash equivalents	(250)	(948)

Cash and cash equivalents at beginning of period	579	1,335

Effect on exchange rate changes	1	56

Cash and cash equivalents at end of period	330	443

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
During the period, cash was paid for the following:
Income taxes	1,094	183
Interest	212	346

	1,306	529

See the accompanying notes to condensed consolidated financial statements

Changda International Holdings, Inc.
Notes to Unaudited Condensed Consolidated Financial Statements

1.	ORGANIZATION AND BASIS OF PRESENTATION

The accompanying consolidated financial statements present the consolidated financial position of Changda International Holdings, Inc. (“the Company”) and its subsidiaries (together “Changda International Group”) as of September 30, 2009 and December 31, 2008, and its results of operations for the three-month and nine-month periods ended September 30, 2009 and 2008 and cash flows for the nine months ended September 30, 2009 and 2008.

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“US GAAP”) for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three-month and nine-month periods ended September 30, 2009 are not necessarily indicative of the results that may be expected for the year ending December 31, 2009.

The Company was incorporated on January 24, 2007 under the laws of the State of Nevada. On January 15, 2009, Memorandum of Understanding (“Agreement”) was entered by and among the Company and Changda International Limited (“Changda International”), a company organized under the laws of Marshall Islands. Changda International, being the legal acquiree (accounting acquirer), delivered to the Company, being the legal acquirer (accounting acquiree), stock certificates representing 100% of the shares in Changda International. In full consideration and exchange for the shares in Changda International, the Company issued and exchanged with shareholders of Changda International 53,599,965 common stock of itself, representing 95% of the Company’s common stock issued and outstanding upon completion of share exchange (the “Share Exchange Transaction”). Upon the completion of the Share Exchange Transaction on February 13, 2009, there was 56,529,964 shares of the Company’s common stock issued and outstanding. On March 30, 2009, the Company elected to change its fiscal year end date from June 30 to December 31.

The Company’s principal subsidiaries are Weifang Changda Chemical Industry Co., Ltd. (“Changda Chemical”) and Weifang Changda Fertilizer Co., Ltd. (“Changda Fertilizer”). Changda Chemical is a limited liability company incorporated in the People’s Republic of China (the “PRC”).  Changda Chemical’s registered office is located at Weifang Ocean Chemical Industry Developing Zone Industry Area, Shandong, PRC.  The principal activity of Changda Chemical is manufacturing of snow melting agent and drugs intermediate.   Changda Fertilizer is a limited liability company incorporated in the PRC. Changda Fertilizer’s registered office is located at Weifang Binhai Development Zone, Shandong, PRC.  The principal activity of Changda Fertilizer is manufacturing of fertilizers.

Changda International Holdings, Inc.
Notes to Unaudited Condensed Consolidated Financial Statements

2.	PRINCIPAL ACCOUNTING POLICIES

Basis of consolidation
The consolidated financial information has been prepared on the historical cost convention, unless otherwise indicated in this summary of significant accounting policies.

All intra-group balance, transactions, income and expenses and profits and losses resulting from intra-group transactions are eliminated in full.

Research and development
All costs of research and development activities are generally expensed as incurred. Research and development costs were US$112,578 and US$86,059 for the nine-month periods ended September 30, 2009 and 2008, respectively.

Advertising and promotion costs
Advertising and promotion costs are expensed as selling expenses as incurred. Advertising costs were US$1,462 and US$20,705 for the nine-month periods ended September 30, 2009 and 2008, respectively.

Shipping and handling
The Changda International Group includes shipping and handling fees and costs in cost of goods sold.  Related fees and costs charged to customers are classified as revenue.

Comprehensive income
Comprehensive income is defined as the change in equity during the period from transactions and other events, excluding the changes resulting from investments by owners and distributions to owners.

Earnings per common stock
Basic earnings per common stock is computed by dividing net income to common stockholders by the weighted average number of common stocks outstanding for the period. Dilutive earnings per common stock includes the effect of outstanding stock options, warrants and shares issuable pursuant to convertible debt, convertible preferred stock and certain stock incentive plans under the treasury stock method, if including such instruments is dilutive.

During the period, the Company has no dilutive instruments. Accordingly, the basic and diluted earnings per common stock are the same.

Property, plant and equipment
Property, plant and equipment, other than construction in progress, are stated at cost less accumulated depreciation and accumulated impairment losses.  The cost of an item of plant and equipment comprises its purchase price and any directly attributable costs of bringing the asset to its working condition and location for its intended use.  Repairs and maintenance costs are charged to the condensed consolidated statements of operations and other comprehensive income during the period in which they are incurred.

Changda International Holdings, Inc.
Notes to Unaudited Condensed Consolidated Financial Statements

2.	PRINCIPAL ACCOUNTING POLICIES (CONTINUED)

Property, plant and equipment (continued)

Depreciation is provided to write off the cost less accumulated impairment losses of property, plant and equipment, other than construction in progress, over their estimated useful lives as set out below from the date on which they are available for use and after taking into account of their estimated residual values, using the straight-line method. Where parts of an item of property, plant and equipment have different useful lives, the cost or valuation of the item is allocated on a reasonable basis and depreciated separately:

Annual depreciation rate
Buildings	5% - 10%
Plant and machinery	11% - 12%
Office equipment	12% - 19%
Vehicles	10% - 18%
Factory equipment	18%

Changda International Group evaluates the recoverability of these assets whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset.

Construction in progress

Construction in progress is stated at cost less accumulated impairment losses. Cost includes all construction expenditure and other direct costs, including interest costs, attributable to such projects.  Costs on completed construction works are transferred to the appropriate asset category. No depreciation is provided in respect of construction in progress until it is completed and available for use.

Prepaid lease payments

Prepaid lease payments are up-front payments to acquire fixed term interests in lessee-occupied land. The premiums are stated at cost and are amortized over the period of the lease on a straight-line basis to the condensed consolidated statements of operations and other comprehensive income.

Intangible assets
Trademarks

The initial cost of acquiring trademarks is capitalized. Trademarks with indefinite useful lives are carried at cost less accumulated impairment losses. Trademarks with finite useful lives are carried at cost less accumulated amortization and accumulated impairment losses. Amortization is provided on the straight-line basis over their estimated useful lives of 10 years.

Fair value of financial instruments
The Company’s financial instruments include restricted bank balances, trade and other receivables or payables, prepayments and borrowings. The management has estimated that the carrying amount approximates their fair value due to their short-term nature. The fair value of non-current financial instruments was not materially different from their carrying value as of September 30, 2009 and December 31, 2008.

Changda International Holdings, Inc.
Notes to Unaudited Condensed Consolidated Financial Statements

2.	PRINCIPAL ACCOUNTING POLICIES (CONTINUED)

Cash equivalents

For the purpose of the condensed consolidated statement of cash flows, cash equivalents represent short-term highly liquid investments which are readily convertible into known amounts of cash and which are subject to an insignificant risk of changes in value, net of bank overdrafts.

Revenue recognition

Revenue is recognized when it is probable that the economic benefits will flow to the Changda International Group and when the revenue and costs, if applicable, can be measured reliably and on the following basis.

Sale of goods is recognized on transfer of risks and rewards of ownership, which generally coincides with the time when the goods are delivered to customers and title is passed.

Foreign currency translation

Items included in the Changda International Group’s financial statements are measured using the currency of the primary economic environment in which the Changda International Group operates, that is the Chinese Yuan Renminbi (“RMB”) (“functional currency”).

Foreign currency transactions are translated into the functional currency using the exchange rates prevailing at the dates of the transactions. Foreign currency transaction gains and losses are recognized in current operations, whilst translation adjustments are recognized in other comprehensive income, with is a separate component of stockholders’ equity.

The presentational currency is the United States Dollars, presented in thousands.

Inventories

Inventories are stated at the lower of cost and net realizable value. Cost, which comprises all costs of purchase and, where applicable, cost of conversion and other costs that have been incurred in bringing the inventories to their present location and condition, is calculated using the weighted average cost method. Net realizable value represents the estimated selling price in the ordinary course of business less the estimated costs of completion and the estimated costs necessary to make the sale.

Impairment of long-lived assets
Long-lived assets are reviewed at least annually for impairment whenever events or changes in circumstances indicate that the carrying amount of assets may not be recoverable. It is reasonably possible that these assets could become impaired as a result of technology or other industry changes. Determination of recoverability of assets to be held and used is by comparing the carrying amount of an asset to future net undiscounted cash flows to be generated by the assets. If such assets are considered to be impaired, impairment is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets and recorded as a reduction of original costs. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

Changda International Holdings, Inc.
Notes to Unaudited Condensed Consolidated Financial Statements

2.	PRINCIPAL ACCOUNTING POLICIES (CONTINUED)

Provisions

Provisions are recognized when the Changda International Group has a present legal or constructive obligation as a result of past events, it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation, and a reliable estimate of the amount of obligation can be made. Expenditures for which a provision has been recognized are charged against the related provision in the period in which the expenditures are incurred. Provisions are reviewed at each balance sheet date and adjusted to reflect the current best estimate. Where the effect of the time value of money is material, the amount provided is the present value of the expenditures expected to be required to settle the obligation. Where the Changda International Group expects a provision to be reimbursed, the reimbursement is recognized as a separate asset but only when the reimbursement is virtually certain.

Government grants

Government grants are recognized at their fair value where there is reasonable assurance that the grant will be received and all attaching conditions will be complied with. When the grant relates to an expense item, it is recognized as income over the years necessary to match the grant on a systematic basis to the costs that it is intended to compensate. Where the grant relates to an asset, the fair value is credited to a deferred income account and is released to the condensed consolidated statements of operations and other comprehensive income over the expected useful life of the relevant asset by equal annual instalments.

Operating leases
Leases where substantially all the rewards and risks of ownership of assets remain with the leasing company are accounted for as operating leases.  Rentals payable and receivable under operating leases are recognized as expense and revenue on the straight-line basis over the lease terms.

Retirement benefits scheme
Payment to the state-managed retirement benefits schemes is charged as expense as it falls due.

Income tax

The charge for current income tax is based on the results for the period as adjusted for items that are non-assessable or disallowed. It is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date.

Deferred tax is provided, using the liability method, on all temporary differences at the balance sheet date between the tax bases of assets and liabilities and their carrying amounts in the financial statements. However, if the deferred tax arises from initial recognition of an asset or liability in a transaction other than a business combination that at the time of the transaction affects neither the accounting profit nor taxable profit or loss, it is not accounted for.

The deferred tax liabilities and assets are measured at the tax rates that are expected to apply to the period when the asset is recovered or the liability is settled, based on tax rates and tax laws that have been enacted or substantively enacted at the balance sheet date. Deferred tax assets are recognized to the extent that it is probable that future taxable profit will be available against which the deductible temporary differences, tax losses and credits can be utilized.

Changda International Holdings, Inc.
Notes to Unaudited Condensed Consolidated Financial Statements

2.	PRINCIPAL ACCOUNTING POLICIES (CONTINUED)

Use of estimates
The preparation of the condensed consolidated financial statements in conformity with USGAAP requires the management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reported periods. The management evaluates these estimates and judgments on an ongoing basis and bases their estimates on experience, current and expected future conditions, third-party evaluations and various other assumptions that they believe are reasonable under the circumstances. The results of these estimates form the basis for making judgments about the carrying values of assets and liabilities as well as identifying and assessing the accounting treatment with respect to commitments and contingencies.

Actual amounts could differ from those estimates. Estimates are used for, but not limited to, the accounting for certain items such as allowance for doubtful accounts, depreciation and amortization, inventory allowance, taxes and contingencies.

Related parties
Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Parties are also considered to be related if they are subject to common control or common significant influence.

Critical accounting estimates and judgments

Estimates and judgments are currently evaluated and are based on historical experience and other factors including expectations of future events that are believed to be reasonable under the circumstances.  Apart from information disclosed elsewhere in these financial statements, the following summarize the estimates and assumptions that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year.

Allowance of bad and doubtful debts

The provisioning policy for bad and doubtful debts of the Changda International Group is based on the evaluation of collectability and ageing analysis of the accounts receivables.  A considerable amount of judgment is required in assessing the ultimate realization of these receivables, including the current creditworthiness and the past collection history of each debtor.  If the financial conditions of these customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowance will be required.

Allowance for inventories

The Changda International Group’s management reviews an ageing analysis of inventories at each balance sheet date, and make allowance for obsolete and slow-moving inventory items identified that are no longer recoverable or suitable for use in production. The management estimates the net realizable value for finished goods and work-in-progress based primarily on the latest invoice prices and current market conditions. The Changda International Group carries out an inventory review on a product-by-product basis at each balance sheet date and makes allowances for obsolete items.

Changda International Holdings, Inc.
Notes to Unaudited Condensed Consolidated Financial Statements

3.	RECENT ACCOUNTING PRONOUNCEMENTS

Effective 1 July 2009, the Company adopted FASB Accounting Standards Codification (“ASC”) Topic 105, “the FASB Accounting Standards Codification” (“Codification”) (formerly Statement of Financial Accounting Standards (“SFAS”) No. 168). Codification will become the source of authoritative US GAAP recognized by the FASB to be applied by nongovernmental entities. Once the Codification is in effect, all of its content will carry the same level of authority. The adoption of this Statement does not have a material effect on the Company's financial statements. However, because the Codification completely replaces existing standards, it will affect the way US GAAP is referenced within the unaudited condensed consolidated financial statements and accounting policies.

In June 2009, the FASB issued the following new accounting standards:

-
SFAS No. 166, “Accounting for Transfers of Financial Assets - an amendment of FASB Statement No. 140” (“SFAS 166”). SFAS 166 amends the de-recognition accounting and disclosure guidance relating to SFAS 140. SFAS 166 eliminates the exemption from consolidation for qualifying special-purpose entity “(QSPE”), it also requires a transferor to evaluate all existing QSPE to determine whether it must be consolidated in accordance with SFAS 167.

-
SFAS No. 167, “Amendments to FASB Interpretation No. 46(R)” (“SFAS 167”), which amends FASB Interpretation No. 46 (revised December 2003) to address the elimination of the concept of a qualifying special purpose entity. SFAS 167 also replaces the quantitative-based risks and rewards calculation for determining which enterprise has a controlling financial interest in a variable interest entity with an approach focused on identifying which enterprise has the power to direct the activities of a variable interest entity and the obligation to absorb losses of the entity or the right to receive benefits from the entity. Additionally, SFAS 167 provides more timely and useful information about an enterprise’s involvement with a variable interest entity.

In August 2009, the FASB issued ASC Topic 820, “Measuring Liabilities at Fair Value”, with respect to the fair value measurement of liabilities. ASC Topic 820 provides clarification that in circumstances in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure fair value using one or more of the following techniques: (1) the quoted price of the identical liability when traded as an asset, (2) the quoted prices for similar liabilities or similar liabilities when traded as assets, and (3) another valuation technique (e.g., a market approach or income approach) including a technique based on the amount an entity would pay to transfer the identical liability, or a technique based on the amount an entity would receive to enter into an identical liability.

SFAS 166 and SFAS 167 will be effective for periods beginning after November 15, 2009 and ASC Topic 820 will be effective for periods beginning after October 1, 2009 with early adoption permitted. The Company has not elected to early adopt these standards and is evaluating the impact that these standards will have on the consolidated financial statements.

Changda International Holdings, Inc.
Notes to Unaudited Condensed Consolidated Financial Statements

4.	STOCKHOLDERS’ EQUITY

Common stock
As of September 30, 2009, the Company has 100,000,000 shares of common stock with a par value of $0.001 per share authorized and 56,694,164 shares issued and outstanding.

Between July 29, 2009 and September 22, 2009, a total of 164,200 shares were issued.

5.	INCOME TAXES

Changda International Group’s principal subsidiaries in the PRC are subject to income taxes on an entity basis on income arising in or derived from the tax jurisdictions in which each entity domiciles and operates.

In 2006, the local government of economic development area has granted a special tax exemption to Changda Fertilizer. In this connection, Changda Fertilizer is entitled to receive the whole amount of Enterprise Income Tax (“EIT”) payable for its first two profitable years of operation starting from 2006 and followed by an entitlement to receive 50% of EIT payable for the following three years. The exemption is not applicable upon the successful listing of any holding company vehicle in overseas stock market.

For accounting purpose, taxation for the years has been estimated based on the assessable profit for the period at a rate of 25% according to the newly effective EIT Law of the PRC in 2008 (“new EIT Law”). The respective tax liability has been recognized as tax liability and the related receivable from the local government of economic development area has been recognized as government grant receivable in respect of taxation, as reported in the balance sheet.

Starting from January 1, 2009, the special tax exemption previously granted to Changda Fertilizer ceased to effect since it became a subsidiary of the Company which is listed in the US stock market. Changda Fertilizer is subject to EIT at a rate of 25% thereafter.

During the year ended December 31, 2007, Changda Chemical became a WOFE and is subject to Foreign Enterprise Income Tax. The local government of economic development area has confirmed that the Company is still entitled to receive the tax concession granted for the whole year.

In practice, the amounts entitled to be received have been reported as an exemption in the respective tax returns submitted by Changda Chemical to the tax bureau and no assessment of tax payable had been raised by the local tax bureau.

For accounting purpose, taxation for the year ended December 31, 2007 has been estimated based on the assessable profit at a rate of 33%. The respective tax liability has been recognized and the related receivable from the local government of economic development area has been recognized as government grant receivable in respect of taxation, as reported in the balance sheet.

On December 29, 2008, Changda Chemical was approved as a high-tech enterprise. Pursuant to the newly effective Enterprise Income Tax Law of the PRC, tax rate for an approved high-tech enterprise is 15%. Taxation has been estimated based on the assessable profit for the year at a rate of 15% thereafter.

Changda International Holdings, Inc.
Notes to Unaudited Condensed Consolidated Financial Statements

6.	RELATED PARTY TRANSACTIONS

In addition to the transactions / information disclosed elsewhere in these condensed consolidated financial statements, during the periods and at balance sheet date, Chandga International Group had the following transactions and balances with related parties.

(a)	Relationship of related parties

Party	Existing relationship with Changda International Group
Mr. Zhu Qing Ran	Chairman and Chief Executive Officer (“CEO”)
Mr. Zhu Xiao Ran	Former director and former stockholder of Changda Fertilizer
Mr. Zhu Cai Ran	Family member of the directors of the Company
Geo Genesis Group Inc.	Stockholder of the Company
Changle Hengrui Trading Co. Ltd (“Changle”)	Major stockholder is a management personnel of Changda International Group and other stockholder is a family member of the directors of the Company

(b)	Summary of related party transactions

	Period ended September 30, 2009	Year ended December 31, 2008
	US$’000	US$’000
Purchases from a related company
“Changle”	-	93

Key management personnel, including directors:
Short-term employee benefits	33	116

(c)	Summary of related party balances

	September 30, 2009	December 31, 2008
	US$’000	US$’000
Loans:
Loans from directors and his family members (included in other short-term borrowings)	1,891	2,633

Current portion	1,891	1,629
Non-current portion	-	1,004

	1,891	2,633

Changda International Holdings, Inc.
Notes to Unaudited Condensed Consolidated Financial Statements

6.	RELATED PARTY TRANSACTIONS (CONTINUED)

(c)	Summary of related party balances (continued)

	September 30, 2009	December 31, 2008
	US$’000	US$’000
Due from (included in other receivables):
Chairman and CEO
Mr. Zhu Qing Ran	64	33

Related parties Close family members of key management personnel
Mr. Zhu Xiao Ran	4	-
Mr. Zhu Cai Ran	1	-

	5	-
Stockholder
Geo Genesis Group Inc.	47	15

The loan from a director of US$1,004,231 is unsecured, interest-free and has a fixed repayment term of 2 years. All other amounts due from/to related parties and directors are unsecured, interest-free and have no fixed repayment term.

(d)	Guarantee

A bank loan of Changda Fertilizer amounted to US$2,191,000 is secured by a guarantee issued by the Chairman and CEO of the Company.

7.	CAPITAL COMMITMENTS

As of September 30, 2009, Changda International Group had capital commitments amounting to US$19,700,000.

8.	PLEDGE OF ASSETS

Changda International Group has pledged prepaid lease payments with a net book value of approximately US$1,732,000 and buildings under property, plant and equipment with a net book value of approximately US$3,631,000 to secure general banking facilities granted to Changda Chemical and Changda Fertilizer.

9.	SUBSEQUENT EVENTS REVIEW

The Company has evaluated subsequent events up to November 16, 2009 which is the date that these unaudited condensed consolidated financial statements were approved and authorized for issue by the directors.

$

CHANGDA INTERNATIONAL HOLDINGS INC.

[________] Units

_________________

PROSPECTUS

_________________

          , 2010

Until          , 2010, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

No dealer, salespersons or any other person is authorized to give any information or make any representations in connection with this offering other than those contained in this prospectus and, if given or made, the information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which the offer or solicitation is not authorized or is unlawful. The delivery of this prospectus will not, under any circumstances create any implication that the information is correct as of any time subsequent to the date of this prospectus.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth an estimate of the costs and expenses payable by us in connection with the offering described in this registration statement. All of the amounts shown are estimates except the Securities and Exchange Commission Registration Fee:

Securities and Exchange Commission Registration Fee		$2,213.87
FINRA Filing Fees	$	*
Printing Fees	$	*
Accounting Fees and Expenses	$	*
Legal Fees and Expenses	$	*
Miscellaneous	$	*
Total	$	*
 * To be filed by Amendment
Item 14. Indemnification of Directors and Officers

Under our Articles of Incorporation and Bylaws of the corporation, we may indemnify an officer or director who is made a party to any proceeding, including a law suit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. We may advance expenses incurred in defending a proceeding. To the extent that the office or director is successful on the merits in a proceeding as to which he is to be indemnified, we must indemnify him against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

Regarding indemnification for liabilities arising under the Securities Act of 1933, which may be permitted to directors or officers under Nevada law, we are informed that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

Item 15. Recent Sales of Unregistered Securities

On October 8, 2009. in connection with his appointment as a director of the Company, David Cohen was granted 3,000 shares of common stock of the Company, par value $0.001 per share, and two-year warrants to purchase 3,000 shares of common stock with an exercise price of $1.50 per share.

On October 1, 2009, in connection with his appointment as a director of the Company, Craig Marshak was granted 8,334 shares of common stock of the Company, par value $0.001 per share.

On February 13, 2009, the Company entered into and closed a Share Exchange Agreement with the shareholders of Changda International, Ltd., a company organized under the laws of Marshall Islands pursuant to which the Company acquired 100% of the outstanding securities of Changda International in exchange for 47,729,964 shares (pre-reverse split) of the Company’s common stock (the “Changda Acquisition”).
On January 15, 2009, Darryl Mills, our major shareholder and affiliate consummated an Affiliate Stock Purchase Agreement with Allhomely International, Limited. Pursuant to such agreement, Allhomely International Limited acquired a total 2,000,000 restricted shares (pre-reverse split) of our common stock.   Also on January 15, 2009, John Spencer, Derrick Waldman, and Louis Waldman, shareholders and affiliates of the Company, consummated a Restricted Stock Purchase Agreement with Allhomely International Limited.  Pursuant to such agreement,  Allhomely International Limited acquired a total 2,200,000 restricted shares (pre-reverse split) of our common stock.As the result, ,Allhomely International Limited acquired a total 4,200,000 shares (pre-reverse split)  of our common stock, resulting in a change of control.

Item 16. Exhibits and Financial Statement Schedules

1.1	Underwriting Agreement**
2.1	Share Purchase Agreement between John Spencer, Derrick Waldman, Louis Waldman and Allhomely International, Limited2
2.2	Share Exchange Agreement, dated February 13, 2009, between Company and Changda International Limited3
3.1	Articles of Incorporation1
3.2	Bylaws1
4.1	Warrant, dated October 8, 2009 issued to David Cohen**
4.2	Form of Class A Warrant**
5.1	Opinion of Sichenzia Ross Friedman Ference LLP **
10.1	Affiliate Stock Purchase Agreement between Darryl Mills and Allhomely International, Limited. 2
10.2	Employment Agreement, dated December 8, 2008, by and between Weifang Changda Fertilizer Co., Ltd and QingRan Zhu*
10.3	Employment Agreement, dated December 8, 2008, by and between Weifang Changda Chemical Co., Ltd., Ltd and HuaRan Zhu*
16.1	Letter from Moore & Associates, Chartered to the Securities and Exchange Commission Dated on March 12, 20094
16.2	Letter from Mazars LLP, dated December 3, 20095
23.1	Consent of Sichenzia Ross Friedman Ference LLP (included in Exhibit 5.1)**
23.2	Consent of Mazars CPA Limited*
* Filed herewith. ** To be filed as an amendment
1	Filed as an exhibit to the Company’s Registration Statement on Form SB-2 which was filed with the Commission on November 6, 2007 and incorporated herein by reference.
2	Filed as an exhibit to the Company’s Current Report on Form 8-K which was filed with the Commission on January 20, 2009 and incorporated herein by reference.
3	Filed as an exhibit to the Company’s Current Report on Form 8-K which was filed with the Commission on February 20, 2009 and incorporated herein by reference.
4	Filed as an exhibit to the Company’s Current Report on Form 8-K/A which was filed with the Commission on March 23, 2009 and incorporated herein by reference.
5	Filed as an exhibit to the Company’s Current Report on Form 8-K which was filed with the Commission on December 10, 2009 and incorporated herein by reference.

 Item 17. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

ii. to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii. to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering.

(3) To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the end of the offering.

(4) For determining liability of the undersigned registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that  in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i. Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii. Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv. Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c) (1) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1), or (4), or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

(2) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, in the City of Weifang, Shangdong Province, P.R. China on December 31, 2009

.
CHANGDA INTERNATIONAL HOLDINGS, INC.

/s/ QingRan Zhu
QingRan Zhu
Chief Executive Officer

   POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints QingRan Zhu as his true and lawful attorneys-in-fact and agents, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to the Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ QingRan Zhu	Chief Executive Officer and Director (Principal Executive Officer)	December 31, 2009
QingRan Zhu

/s/ Leodegario Quinto Camacho	Chief Financial Officer (Principal Financial and Accounting Officer)	December 31, 2009
Leodegario Quinto Camacho

/s/ Jan Pannemann	Executive Vice President	December 31, 2009
Jan Pannemann

/s/ HuaRan Zhu	Director	December 31, 2009
HuaRan Zhu

/s/ Craig Marshak	Director	December 31, 2009
Craig Marshak

/s/ Carsten Aschoff	Director	December 31, 2009
Carsten Aschoff

/s/ David Cohen	Director	December 31, 2009
David Cohen

EXHIBIT INDEX

1.1	Underwriting Agreement**
2.1	Share Purchase Agreement between John Spencer, Derrick Waldman, Louis Waldman and Allhomely International, Limited2
2.2	Share Exchange Agreement, dated February 13, 2009, between Company and Changda International Limited3
3.1	Articles of Incorporation1
3.2	Bylaws1
4.1	Warrant, dated October 8, 2009 issued to David Cohen**
4.2	Form of Class A Warrant**
5.1	Opinion of Sichenzia Ross Friedman Ference LLP **
10.1	Affiliate Stock Purchase Agreement between Darryl Mills and Allhomely International, Limited. 2
10.2	Employment Agreement, dated December 8, 2008, by and between Weifang Changda Fertilizer Co., Ltd and QingRan Zhu*
10.3	Employment Agreement, dated December 8, 2008, by and between Weifang Changda Chemical Co., Ltd., Ltd and HuaRan Zhu*
16.1	Letter from Moore & Associates, Chartered to the Securities and Exchange Commission Dated on March 12, 20094
16.2	Letter from Mazars LLP, dated December 3, 20095
23.1	Consent of Sichenzia Ross Friedman Ference LLP (included in Exhibit 5.1)**
23.2	Consent of Mazars CPA Limited*
* Filed herewith. ** To be filed as an amendment
1	Filed as an exhibit to the Company’s Registration Statement on Form SB-2 which was filed with the Commission on November 6, 2007 and incorporated herein by reference.
2	Filed as an exhibit to the Company’s Current Report on Form 8-K which was filed with the Commission on January 20, 2009 and incorporated herein by reference.
3	Filed as an exhibit to the Company’s Current Report on Form 8-K which was filed with the Commission on February 20, 2009 and incorporated herein by reference.
4	Filed as an exhibit to the Company’s Current Report on Form 8-K/A which was filed with the Commission on March 23, 2009 and incorporated herein by reference.
5	Filed as an exhibit to the Company’s Current Report on Form 8-K which was filed with the Commission on December 10, 2009 and incorporated herein by reference.